Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-178262

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated December 5, 2012)

General Electric Capital Corporation

$  Floating Rate Senior Secured Notes Due 2015
$  % Senior Secured Notes Due 2015
$  % Senior Secured Notes Due 2019

We are offering $   of Floating Rate Senior Secured Notes due  , 2015 (the “floating rate secured notes”) $   of  % Senior Secured Notes due  , 2015 (the “2015 secured notes”) and $   of  % Senior Secured Notes due 2019 (the “2019 secured notes” and, together with the “2015 secured notes”, the “fixed rate secured notes” and, together with the floating rate secured notes, the “secured notes”). The secured notes will be our senior indebtedness, ranking pari passu in right of payment with all of our existing and future senior indebtedness. The secured notes will also have the benefit of a security interest in certain aircraft and related assets, in each case of certain of our subsidiaries, as described under “Description of the Collateral,” subject to Permitted Liens and exceptions described under “Description of the Notes—Security.” The floating rate secured notes will bear interest at a floating rate equal to LIBOR (as defined in the “Description of the Notes”) plus   basis points per year, the 2015 secured notes will bear interest at a fixed rate of  % per year and the 2019 secured notes will bear interest at a fixed rate of  % per year. We will pay interest on the floating rate secured notes quarterly, in cash in arrears, on  ,  , and   of each year and on the maturity date of the floating rate secured notes. The first such payment on the floating rate secured notes will be on  , 2013. We will pay interest on the fixed rate secured notes semi-annually, in cash in arrears, on   and   of each year and on the maturity date of the respective series of fixed rate secured notes. The first such payment on the fixed rate secured notes will be on  , 2013. We may redeem the secured notes, in whole or in part, at any time prior to the maturity date of the respective series of secured notes, at the applicable redemption price set forth in the “Description of the Notes.” The secured notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

	Per Floating Rate Secured Note	Total for Floating Rate Secured Notes	Per 2015 Secured Note	Total for 2015 Secured Notes	Per 2019 Secured Note	Total for 2019 Secured Notes
Public offering price			%	$	%	$
Underwriting discount(1)(2)			%	$	%	$
Proceeds, before expenses, to the Company			%	$	%	$

(1)

Reflects secured notes sold to institutional investors, for which the underwriters received an underwriting discount of  % for the floating rate secured notes,  % for the 2015 secured notes and  % for the 2019 secured notes and secured notes sold to retail investors for which the underwriters received an underwriting discount of  % for the floating rate secured notes,  % for the 2015 secured notes and  % for the 2019 secured notes.

(2)	Excludes a structuring fee of % of the public offering price in aggregate payable to Goldman, Sachs & Co.

Investing in the secured notes involves risks. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and the “Risk Factors” section of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the related prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The secured notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the account of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about  , 2012.

Sole Structuring Agent

Goldman, Sachs & Co.

Joint Book-Running Managers

Goldman, Sachs & Co.	Citigroup

The date of this prospectus supplement is  , 2012.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus supplement and prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than their respective dates.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and the secured notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. References in this prospectus supplement to “GECC” are to General Electric Capital Corporation, and references to “we,” “us” and “our” are to General Electric Capital Corporation and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstance imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

We expect that the delivery of the secured notes will be made against payment therefor on or about  , 2012, which will be the fifth business day following the date of pricing of the secured notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade secured notes on the date of pricing or on the first trading day thereafter will be required, by virtue of the fact that the secured notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of secured notes who wish to trade secured notes on the date of pricing or on the first trading day thereafter should consult their advisors.

WHERE YOU CAN FIND MORE INFORMATION ON GECC

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of our SEC filings are available at http://www.ge.com/secreports. Information about us is also available at http://www.gecapital.com. The information on, or linked to through, our website or any other website that we may maintain is not part of this prospectus supplement or any prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012;

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed with the SEC on May 4, 2014, July 30, 2012 (as amended on July 31, 2012), and November 7, 2012, respectively; and

•

Our additional Current Reports on Form 8-K, filed with the SEC on January 20, 2012, February 22, 2012, April 6, 2012, April 20, 2012, May 4, 2012, May 16, 2012, June 12, 2012, July 20, 2012, July 27, 2012 and October 19, 2012.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “project” and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in press releases, written statements or other documents filed with the SEC or in our communications and discussions with investors and analysts in the normal course of business are subject to known and unknown risks, uncertainties and contingencies. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; potential market disruptions or other impacts arising in the United States or Europe from developments in the European sovereign debt situation; the impact of conditions in the financial and credit markets on the availability and cost of our funding and on our ability to reduce our asset levels as planned; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; changes in Japanese consumer behavior that may affect our estimates of liability for excess interest refund claims (GE Money Japan); pending and future mortgage securitization claims and litigation in connection with our U.S. mortgage business (WMC), which may affect our estimates of liability, including possible loss estimates; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; our ability to pay dividends to GE at the planned level; the level of demand and financial performance of the major industries we serve, including, without limitation, air transportation, real estate and healthcare; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation; strategic actions, including acquisitions, joint ventures and dispositions and our success in completing announced transactions and integrating acquired businesses; the impact of potential information technology or data security breaches; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. For discussions of certain risks, uncertainties and contingencies that might affect such forward-looking statements, please see “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference.

SUMMARY

The following summary should be read together with the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of the secured notes. You should also read carefully this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference to understand fully the terms of the secured notes as well as other considerations that are important to you in making a decision to invest in the secured notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement, and the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, to determine whether an investment in the secured notes is appropriate for you.

Our Company

General Electric Capital Corporation is a Delaware corporation, all of whose common stock is owned by General Electric Company, which we refer to as GE. Our businesses offer a broad range of financial services and products worldwide for businesses of all sizes. Services include commercial loans and leases, fleet management, financial programs, home loans, credit cards, personal loans and other financial services. We also develop strategic partnerships and joint ventures that utilize GE’s industry-specific expertise in aviation, energy, infrastructure, healthcare and media to capitalize on market- specific opportunities. Our diversified financing and services are a significant change from our traditional business, which was the financing, distribution and sale of consumer and other GE products. Currently, GE manufactures few of the products financed by us.

On February 22, 2012, our prior parent, GECS, was merged with and into GECC. The merger simplified the corporate structure of GE’s financial services businesses by consolidating financial services entities and assets within GECC and simplifying Securities and Exchange Commission and regulatory reporting. As a result of the merger, GECC became the surviving parent corporation, assumed all of GECS’ rights and obligations and became wholly-owned directly by GE. Our continuing operations now include the run-off insurance operations previously held and managed by GECS. As a result of the merger, we revised our consolidated financial statements that were included in our Annual Report on Form 10-K for the year ended December 31, 2011. Our revised consolidated financial statements were filed on our Current Report on Form 8-K filed on May 4, 2012 and are incorporated in this prospectus supplement by reference.

We operate in five segments: Commercial Lending and Leasing, Consumer, Real Estate, Energy Financial Services and GE Capital Aviation Services. These operations are subject to a variety of regulations in their respective jurisdictions. Our operations are located in North America, South America, Europe, Australia and Asia.

Our principal executive offices are located at 901 Main Avenue, Norwalk, CT 06851-1168.

Overview of Transaction Structure and Initial Aircraft Collateral Pool

The following chart illustrates the ownership structure between GECC and its aircraft owning subsidiaries. This chart is not meant to show our complete organizational structure. This chart also illustrates the relationship between GECC and the holders of the secured notes, and the relationship between the holders of secured notes and the security interest in the collateral granted by certain subsidiaries of GECC, or grantors, to the security trustee for the benefit of the holders of the secured notes. This chart does not fully describe the relationship between GECC and the holders of secured notes and does not provide a complete description of the collateral securing the secured notes. For more information, see “Description of the Notes” and “Description of the Collateral” included in this prospectus supplement.

As described more fully under “Description of the Collateral,” the initial aircraft collateral pool will consist of up to 137 Airbus, Boeing, Bombardier and Embraer wide- and narrow-body aircraft on lease to up to seven commercial airlines and one cargo carrier that are all based in the United States. The aircraft are currently leased under long-term contracts, on a fixed-rate basis, with no lease due to mature prior to 2018. Each of Avitas, Inc. (“Avitas”), BK Associates, Inc. (“BK”) and Morten Beyer & Agnew, Inc. (“MBA”) performed a desktop appraisal on each of the aircraft in the initial aircraft collateral pool using the base value appraisal method, which appraisals are attached hereto as Appendix B, Appendix C and Appendix D, respectively. The lesser of the average and the median of the base value appraisals of Avitas, BK and MBA for each aircraft is presented in Appendix A attached hereto, and the aggregate of such appraisals, as of September 30, 2012, is approximately $2,658 million, which value may differ from the fair market value of the aircraft. See “Risk Factors—Numerous factors could reduce the value of the aircraft and leases comprising the collateral, and the appraised value of the aircraft may not represent such value reductions, and upon disposition, we cannot assure you that the value of such collateral will be sufficient to satisfy our obligations under the secured notes” and “Description of the Collateral” for more information.

In certain circumstances, as further described in “Description of the Notes” below, the indenture governing the secured notes requires us to redeem the secured notes if the ratio of (i) the aggregate principal amount of the outstanding secured notes, divided by (ii) (1) the aggregate appraised value of the aircraft collateral securing the secured notes and (2) the amount of cash collateral securing the secured notes, exceeds 65%. See “Description of the Notes—Collateral Redemption Event.”

The Offering

Issuer	General Electric Capital Corporation.
Notes Offered	$ aggregate principal amount of floating rate senior secured notes due , 2015.
$ aggregate principal amount of % senior secured notes due , 2015.
$ aggregate principal amount of % senior secured notes due , 2019.
Maturity Date	The floating rate secured notes will mature on , 2015.
The 2015 secured notes will mature on , 2015.
The 2019 secured notes will mature on , 2019.
Interest Rate	The floating rate secured notes will bear interest at a floating rate equal to LIBOR (as defined in the “Description of the Notes”) plus basis points per year.
The 2015 secured notes will bear interest at a rate of % per year.
The 2019 secured notes will bear interest at a rate of % per year.
Interest Payment Dates

Interest on the floating rate secured notes will be payable quarterly in cash in arrears, on  ,  , and  of each year, beginning on  , 2013, subject to the Business Day Convention as described under “Description of the Notes” below.

Interest on the fixed rate secured notes will be paid on and of each year, beginning on , 2013.
Ranking

The secured notes will be GECC’s senior indebtedness, ranking pari passu in right of payment with all of GECC’s existing and future senior indebtedness, and senior in right of payment to all of GECC’s existing and future indebtedness that is expressly subordinated to the secured notes. The secured notes will also have the benefit of a security interest in certain collateral securing the secured notes as described under “Description of the Collateral” below.

No Guarantee	No subsidiaries of GECC, including the grantors, will guarantee the secured notes.
Collateral

The secured notes will be secured by the grantors’ grant of a security interest in the collateral securing the secured notes, subject to the “Express Perfection Requirements” and “Permitted Liens,” as further described in “Description of the Notes,” below. The collateral securing the secured notes will be certain aircraft, leases and other related property that are owned directly or indirectly by subsidiaries of GECC (including trusts which are indirectly owned by GECC). None of GECC’s directly owned assets will secure the secured notes. For more information, see “Description of the Collateral” below.

As described more fully under “Description of the Collateral”, the initial aircraft collateral pool will consist of at least 100 aircraft and, in certain circumstances, an additional 37 aircraft. For more information, see “Description of the Collateral” below.

Covenants	The mortgage governing the secured notes will contain covenants that restrict our ability to:
	•	directly or indirectly issue, assume or guarantee any indebtedness for borrowed money secured by any other security interest on or with respect to the collateral;
•

other than in connection with a permitted sale, transfer or disposition of collateral items, permit any person other than subsidiaries of GECC to hold any title to or equity interest in any collateral; or

	•	add or remove collateral items from the pool of collateral securing the secured notes, other than as permitted by the indenture governing the secured notes.
Make-Whole Redemption

We may redeem the secured notes, in whole or in part, at any time prior to the maturity date of the respective series of secured notes, at a redemption price equal to the make-whole redemption price set forth in the “Description of the Notes.”

Collateral Redemption Event

We are required to redeem the secured notes following the occurrence of a Collateral Event (as defined in “Description of the Notes”), if such Collateral Event is followed by a Debt to Collateral Value Ratio Event (as defined in “Description of the Notes”). For more information, see “Description of the Notes—Collateral Redemption Event” and “Risk Factors—Risks Relating to the Collateral Securing the Notes—Certain events relating to the collateral will result in a collateral event and will not result in an event of default, and we are not immediately required to redeem the secured notes upon the occurrence of a collateral event.”

Absence of a Public Market for the Notes

The secured notes will be a new issue of securities for which there is no market. Although the underwriters have advised us that they currently intend to make a market in the secured notes, they are not obligated to do so, and any market making with respect to the secured notes may be discontinued without notice. We do not intend to list the secured notes on any securities exchange. Accordingly, a liquid market for the secured notes may not develop or be maintained.

Delivery of the Notes

We expect that the delivery of the secured notes will be made against payment therefor on or about  , which will be the fifth business day following the date of pricing of the secured notes (such settlement cycle being herein referred to as “T+5”).

Use of Proceeds	We intend to use the net proceeds from the sale of the secured notes for general corporate purposes. See “Use of Proceeds.”
Risk Factors

See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the secured notes.

RISK FACTORS

Investing in the secured notes involves various risks, including the risks described below. The risks described below are not the only ones facing us. You should carefully consider the following risks and the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 before investing in the secured notes. Before deciding whether an investment in the secured notes is suitable for you, you should carefully consider, in consultation with your own financial and legal advisors, the following discussion of risks and the information relating to our business, which is incorporated by reference in the accompanying prospectus. The secured notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the secured notes or financial matters in general. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations and our liquidity. You should not purchase the secured notes unless you understand, and know that you can bear, these investment risks.

Risks Relating to the Collateral Securing the Notes

Only a designated pool of aircraft and related leases and other property will secure the secured notes and, in certain circumstances, this designated collateral can be released without the consent of holders of the secured notes.

No subsidiaries of GECC will guarantee the secured notes, and none of GECC’s directly owned assets will secure the secured notes. The secured notes will be secured only by specific assets of subsidiaries of GECC (including trusts owned by other subsidiaries of GECC). See “Description of the Notes—Certain Covenants—Restrictions on Liens.”

The holders of the secured notes do not have any secured claim against the assets of GECC. If the value of the collateral, or the proceeds of any sale of the collateral, are insufficient to repay all amounts due on the secured notes or if the security interests are unenforceable, the holders of the secured notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against GECC. In addition, as described under “Description of the Notes—Amendment, Supplement and Waiver of the Indenture or the Security Documents,” the security interests in the collateral can be released without the consent of holders of the secured notes in certain circumstances.

Furthermore, the subsidiaries granting security interests in the collateral are not obligors or guarantors with respect to the secured notes. Therefore, in the event of an unconsolidated bankruptcy proceeding commenced by or against any such subsidiary, the security trustee and the holders of the secured notes may not have a direct liquidated claim against such subsidiary and enforcement of any security interests in collateral held by such subsidiary may be stayed or avoided. As a result, there is a risk that the holders of the secured notes may lose their security interests in the collateral or ability to enforce such security interests in connection with the bankruptcy of a grantor subsidiary.

The indenture provides that, subject to a cure period and notice request, if security interests with respect to collateral with an appraised value equal to or greater than $250 million (i) cease to be in full force and effect (except as permitted by the indenture or the security documents evidencing the security interests with respect to the collateral) or the enforcement of any such security interest is stayed as to any grantor or grantors in connection with certain events involving the bankruptcy, insolvency or reorganization, or such security interest ceases to give the holders of secured notes a valid, perfected security interest (except as permitted by the indenture or the security documents), or (ii) are affected by GECC or one or more grantors violating any covenant or agreement under the security documents or relating to the collateral under the indenture, a collateral redemption event would exist thereunder, but no default would arise; provided, however, that if, after giving effect to such stay, release or invalidity of any security interest and any replacement pool aircraft or cash collateral provided under the indenture or the applicable security documents, the ratio of (1) the aggregate principal amount of the outstanding secured notes, divided by (2) (a) the aggregate appraised value of the aircraft collateral securing the secured notes and (b) the amount of cash collateral securing the secured notes, does not exceed 65%, no such collateral redemption event shall exist. We cannot assure you that we will add replacement pool aircraft to the collateral or otherwise maintain any debt-to-collateral value ratio to avoid a collateral redemption event at any future time. Following the occurrence of a collateral redemption event, GECC shall be required to redeem the secured notes at a redemption price equal to a make-whole redemption price. See “Description of the Notes—Collateral Redemption Event.”

Certain events relating to the collateral will result in a collateral event and will not result in an event of default, and we are not immediately required to redeem the secured notes upon the occurrence of a collateral event.

Upon the occurrence of a collateral event, where the holders of the secured notes would have an impaired security interest in collateral with an appraised value equal to or greater than $250 million, we are not required to redeem the secured notes until 365 days after receipt of notice of such impaired security interests from the trustee or from at least 25% of holders of the secured notes. Furthermore, after such 365 day period, we are not required to redeem the secured notes unless the ratio of (i) the aggregate principal amount of the outstanding secured notes, divided by (ii) (1) the aggregate appraised value of the aircraft collateral securing the secured notes and (2) the amount of cash collateral securing the secured notes, exceeds 65%. See “Description of the Notes—Collateral Redemption Event.”

No event of default will result from a collateral event. If we fail to redeem the secured notes upon the occurrence of the conditions and in the timeframe described in the above paragraph, your only right will be to have us redeem the secured notes. As a result, the holders of the secured notes do not have a remedy against us unless we fail to redeem the secured notes, notwithstanding the impaired security interest that could exist during a collateral event. See “Description of the Notes—Events of Default.”

Other claimants may have security interests in the collateral that have priority to the security interests for the benefit of the holders of the secured notes.

In the ordinary course of business, liens that secure the payment of airport fees and taxes, custom duties, air navigation charges, landing charges, crew wages, repairer’s charges, salvage or other charges are likely, depending on the jurisdiction in question, to attach to aircraft that we have leased out. Such liens may secure substantial sums; in certain jurisdictions and for certain types of liens (particularly aircraft fleet liens), the sums secured may exceed the value of the particular aircraft to which such liens have attached. Although the obligation to pay the amounts secured by such liens is the responsibility of the lessee, if a lessee fails to fulfill its obligations, liens may attach to the aircraft leased from us. In some jurisdictions, such liens may give the holder thereof the right to detain or, in limited cases, sell or cause the forfeiture of the aircraft. Until they are discharged, the liens described above could impair our ability to repossess, re-lease or resell the affected aircraft. In addition, the collateral securing the secured notes is subject to liens permitted under the terms of the indenture governing the secured notes, whether arising on or after the date the secured notes were issued.

In addition, certain of the grantors are, or may be in the future, parties to residual value agreements, deficiency guarantees and similar agreements which, while not included in the collateral, do contain provisions that give rights to the counterparties thereto against us or the grantors with respect to the aircraft or the leases. The existence of any of these liens or rights could adversely affect the value of the collateral securing the secured notes, as well as the ability of the security trustee to realize or foreclose on such collateral. To the extent any person has a priority interest in or rights with respect to the collateral securing the secured notes, the proceeds realized upon enforcement of the security interest will be available first to satisfy any liability to the holders of such priority interests or rights. Only the proceeds in excess of the value of such priority interests or rights would available to satisfy the claims of the noteholders and holders of any pari passu security interest in the collateral. See “Description of the Notes—Certain Covenants—Restrictions on Disposition or Substitution of Pool Aircraft.”

Numerous factors could reduce the value of the aircraft and leases comprising the collateral, and the appraised value of the aircraft may not represent such value reductions, and upon disposition, we cannot assure you that the value of such collateral will be sufficient to satisfy our obligations under the secured notes.

Aircraft values and lease rates for aircraft have historically experienced high volatility due to a number of factors, including changes in aviation technology, fuel costs, passenger demand, interest rates and government regulation. In addition to factors linked to the aviation industry generally, many other factors could negatively affect the value of the aircraft or leases comprising the collateral, including: the particular maintenance, operating history and documentary records of the aircraft; the number of operators using that type of aircraft; aircraft age; the regulatory authority under which the aircraft is operated; any regulatory and legal requirements that must be satisfied before the aircraft can be purchased, sold or re-leased, including any required licenses, consents or approvals from governmental or regulatory authorities; and comparative value based on newly manufactured competitive aircraft. For instance, if a lessee fails to perform required scheduled maintenance and otherwise properly maintain the aircraft, the value of the aircraft securing the secured notes may decline or our subsidiaries may be required to restore or modify the aircraft to an acceptable condition prior to sale or re-leasing.

The aircraft collateral securing the secured notes has been appraised on a “base value” basis, and when we refer to the appraised value of the aircraft collateral, we are referring to its appraised “base value.” Base value, as used by the appraisers, is the theoretical value of an aircraft that assumes a stable market environment with a reasonable balance of supply and demand. Base value appraisals do not reflect current market conditions that could affect the current fair market value of an aircraft, and the current fair market value of an aircraft may be substantially less than its base value. Base value appraisals are also prepared without regard to rental revenues from existing leases. Some of these assumptions may not apply to the aircraft collateral. For instance, contrary to this assumption, each aircraft in the collateral pool is currently subject to a lease. In addition, the appraisers prepared the appraisals without a physical inspection of the aircraft and the aircraft may not be in the condition assumed by the appraisers. In the future to the extent required by the indenture or the security documents, appraisals of aircraft collateral will be base value appraisals and are subject to the same risks described in this paragraph. We cannot assure you that the base value of the aircraft collateral equals or exceeds our obligations with respect to the secured notes. Other than the aircraft collateral and any cash collateral, the collateral securing the secured notes, including the aircraft leases, does not have a readily determinable value and has not been appraised, and will not be subject to appraisal in the future unless otherwise required by the indenture or the security documents.

Further, the amount to be received upon a sale of the collateral would be dependent on numerous factors, including the actual fair market value of the collateral at such time, the timing and the manner of the sale, the availability of buyers and general, and market and economic conditions. We cannot assure you that the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. Accordingly, in the event of a liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the collateral may not be sufficient to satisfy our obligations under the secured notes.

We generally will control the collateral pool, and the sale or pledge of collateral assets by us could reduce the pool of assets securing the secured notes.

The security documents related to the secured notes generally allow us to remain in possession of, retain exclusive control over, freely operate, dispose of and collect, invest and dispose of any income from, the collateral securing the secured notes. Therefore, the pool of assets securing the secured notes will change from time to time, and its fair market value may decrease from its value on the date the secured notes were originally issued.

In addition, we and our subsidiaries granting security interests in the collateral will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) if we or the grantors reasonably determine that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Trust Indenture Act Section 314(d) is inapplicable to the released collateral securing the secured notes. For example, so long as such transaction would not violate the Trust Indenture Act or the security documents, we may, among other things, without any release or consent by the indenture trustee, the security trustee, or the holders of the secured notes, conduct ordinary course activities with respect to collateral, such as selling, transferring, exchanging, abandoning, leasing or otherwise disposing of collateral.

The aircraft that comprise the collateral may not at all times be adequately insured either as a result of lessees failing to maintain sufficient insurance during the course of a lease or unwillingness by insurers to cover certain risks.

We do not control directly the operation of the aircraft that comprise the collateral. Nevertheless, because our subsidiaries hold title to such aircraft, they could be held strictly liable for losses resulting from the operation of such aircraft, or may be held liable for those losses on other legal theories, in certain jurisdictions around the world. We generally require our lessees to obtain specified levels of insurance and indemnify us for, and insure against, liabilities arising out of their use and operation of the aircraft. However, some lessees may fail to maintain adequate insurance coverage during a lease term. If collateral is damaged and insurance proceeds are not available to compensate our subsidiaries for any losses, the value of the collateral securing the secured notes may decrease.

In addition, there are certain risks or liabilities that our lessees may face for which insurance coverage may be unavailable or for which the cost to obtain such coverage may be prohibitively expensive. For example, following the terrorist attacks of September 11, 2001, non-government aviation insurers have significantly reduced the amount of insurance coverage available for claims resulting from acts of terrorism, war or similar events. As a result, it is possible that we may be required to permit lessees to operate with reduced levels of liability coverage.

Even if the aircraft are insured, there are certain losses with respect to the collateral that may be either uninsurable or not economically insurable, in whole or part. Insurance proceeds may not compensate our subsidiaries fully for any losses. In addition, the security documents do not require the security trustee to be named as a loss payee unless there is a continuing event of default under the indenture. If there is a complete or partial loss of any collateral, the insurance proceeds may not be available as collateral. In any event, individual insurance proceeds may not equal or exceed the appraised value of aircraft and on an aggregate basis may not be sufficient to repay the secured notes.

Federal and state fraudulent transfer laws may permit a court to void some or all of the grants of security interests in the collateral from our subsidiaries.

Federal and state fraudulent transfer and conveyance statutes may apply to granting of the liens securing the secured notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, liens in the assets of each subsidiary grantor could be voided as a fraudulent transfer or conveyance if such subsidiary grantor (a) granted the liens with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for granting the liens and, in the case of (b) only, one of the following is also true at the time thereof:

•	the applicable subsidiary grantor was insolvent or rendered insolvent by reason of the granting of the lien;

•	the granting of the lien left the applicable subsidiary grantor with an unreasonably small amount of capital or assets to carry on its business;

•	such subsidiary grantor intended to, or believed that it would, incur debts beyond such subsidiary grantor’s ability to pay as they mature; or

•	such subsidiary grantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary grantor did not receive reasonably equivalent value or fair consideration for its granting of a lien in its assets to the extent the subsidiary grantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the secured notes.

We cannot be certain as to the standards a court would use to determine whether or not any subsidiary grantor was insolvent at the relevant time. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the granting of a lien securing the secured notes was a fraudulent transfer or conveyance, the court could void the lien. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the secured notes. Further, the avoidance of the lien could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

The security trustee’s security interest may not be perfected or sufficiently perfected in certain jurisdictions, and we are not always required to provide additional security interests in the event that such security interest ceases to be in full force and effect.

Applicable law generally provides that a security interest in certain tangible and intangible assets, like the collateral for the secured notes, can only be properly perfected and its priority retained through certain actions. We have limited obligations to perfect the security interest for the benefit of the holders of the secured notes in specified collateral. In this respect, we do not have to maintain perfection of the security interest in collateral with an appraised value of up to $250 million, and we cannot assure you that we will add replacement aircraft to the collateral pool in lieu of such unperfected security interests. In addition, the liens on the collateral securing the secured notes may not be perfected with respect to the claims of the secured notes if we are unable to or do not take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the secured notes. The indenture provides that, subject to a cure period and notice requirement, if security interests with respect to aircraft collateral with an appraised value equal to or greater than $250 million cease to be in full force and effect (except as permitted by the indenture or the security documents evidencing the security interests with respect to the collateral) or are stayed as to enforcement, a collateral redemption event may exist thereunder, but no event of default would arise. See “Description of the Notes—Collateral Redemption Event.”

The aircraft that comprise the collateral will remain subject to the terms of the leases during foreclosure.

It is expected that, except during periods when aircraft are off lease, the aircraft constituting collateral will be subject to leases and the security trustee will be required to grant, on behalf of the holders of the secured notes, “quiet enjoyment” to the lessees. Because of such rights, unless an event of default under the relevant lease has occurred, such aircraft must remain subject to the terms of the lease and cannot be sold free and clear of the lease during a foreclosure proceeding against the collateral.

In addition, certain aircraft constituting collateral are subject to leases for which the lessee has made what could be considered advance payments of rent. As a result, the amount of future cash payments will be less than it would have been if certain rents under the leases had not been paid in advance. These factors may negatively affect the value which may be realized in respect of the collateral.

It may be difficult, expensive or impossible to exercise rights with respect to an aircraft.

From time to time, aircraft collateral may include aircraft located in or be substituted with aircraft registered in jurisdictions other than the United States. Such jurisdictions may have distinct and, in some cases, more significant risks in an event of bankruptcy. As a result of the foregoing, it may be difficult, time-consuming and expensive for the security trustee to enforce a judgment or other rights against our subsidiaries or the aircraft in a jurisdiction where the aircraft are leased or registered or to exercise repossession or other rights following an event of default under a lease, and there can be no guarantee that the security trustee will be successful in repossessing such aircraft. Any such difficulty or delay in enforcing a judgment or other rights against our subsidiaries or the aircraft, or in repossessing, and subsequently selling such aircraft may diminish the collateral proceeds available to repay amounts outstanding under the secured notes.

The use of a security trustee and the existence of other pari passu indebtedness may diminish the rights that a secured creditor would otherwise have with respect to the collateral. Your right to take enforcement action with respect to the liens securing the secured notes is limited in certain circumstances.

The indenture and security documents contain provisions restricting the rights of the holders of the secured notes to take enforcement action with respect to the liens securing the secured notes in certain circumstances. These provisions generally provide that the applicable authorized representative, which may be a party other than the security trustee, generally must engage in certain consultative processes before enforcing the liens securing the secured notes. An enforcement event permitting enforcement of the liens securing the secured notes, to the extent occurring prior to maturity, generally requires acceleration by the holders of the secured notes. Delays in enforcement could decrease or eliminate recovery values.

Holders of the secured notes will have no independent power to enforce, or have recourse to, the collateral, or to exercise any rights or powers arising with respect to the collateral, except through the security trustee, to the extent the security trustee is the applicable authorized representative. By accepting the secured notes, you will be deemed to have agreed to these restrictions. As a result of these restrictions, holders of the secured notes have limited remedies and recourse against us in the event of a default.

There are circumstances other than repayment or discharge of the secured notes under which the collateral securing the secured notes will be released without the consent of holders of the secured notes or the consent of the trustee under the indenture governing the secured notes.

Security interests and liens for the benefit of holders of the secured notes may, in certain circumstances, be released without consent of such holders or the trustee under the indenture governing the secured notes. The security documents related to the secured notes generally provide for a release of all liens on assets constituting collateral that are disposed of in compliance with provisions of the indenture governing the secured notes.

Under the indenture governing the secured notes and applicable security documents, all or a portion of the collateral securing the secured notes will be released, and as a result the holders of the secured notes will no longer be entitled to the benefit of the lien of the security documents on affected collateral, upon satisfaction of all conditions set forth under “Description of the Notes—Release of Collateral” or upon a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the secured notes and applicable security documents.

The collateral securing the secured notes includes only the particular assets described in this prospectus supplement and does not include any other aircraft- or leasing-related assets that the grantors may have.

The collateral securing the secured notes includes only the particular assets described in this prospectus supplement and does not include other assets that the grantors may have, such as sublease assignments, mortgages and other security granted by lessees in favor of GECC or the grantors to secure such lessees’ payment obligations. Similarly, the collateral securing the secured notes does not include any warranties or guarantees provided by airframe or engine manufacturers for our benefit, including residual value guarantees or deficiency guarantees, with respect to the aircraft collateral pool.

The aircraft collateral securing the secured notes is leased to a limited number of commercial airlines that are subject to unique risks, including bankruptcy.

The collateral securing the secured notes includes aircraft leased to commercial airlines and leases of aircraft with such airlines. The ability of these airlines to satisfy their obligations under the leases, and our ability to enter into new leases upon the expiration of existing leases, are subject to general trends and uncertainties that affect the commercial airline industry. Demand for commercial aircraft is predominantly driven by long-term trends in airline passenger and cargo traffic, which are in turn affected by economic growth and political stability both in developed and emerging markets. Commercial airlines’ ability and willingness to enter into and perform leases is further influenced by airline profitability, availability of aircraft financing, world trade policies, government-to-government relations, technological changes, price and other competitive factors, terrorism, epidemics and environmental regulations. Traditionally, the airline industry has been cyclical and very competitive and has experienced significant profit swings and constant challenges to be more cost competitive. Significant deterioration of the global economic environment, the financial health of the airline industry generally or of one or more of our airline lessees could cause such lessees to seek to amend the terms of or terminate their leases with us, which could decrease or eliminate the value of the collateral.

In particular, bankruptcy proceedings by one or more of our airline lessees could affect the value of the collateral. Even though lessees are required under our leases to return aircraft to us in specified conditions, such aircraft may not be returned to us in the condition the lessees have promised. For instance, an airline lessee that files for bankruptcy could reject one or more leases with us, which might require us to accept aircraft in substandard condition. If aircraft are not returned to us in the condition promised by the lessee, we may be required to overhaul or modify the aircraft to an acceptable condition before we can sell or lease such aircraft. See “—Numerous factors could reduce the value of the aircraft and leases comprising the collateral, and the appraised value of the aircraft may not represent such value reductions, and upon disposition, we cannot assure you that the value of such collateral will be sufficient to satisfy our obligations under the secured notes.”

A portion of the initial aircraft collateral is leased to American Airlines, which filed for Chapter 11 bankruptcy protection on November 29, 2011. American Airlines retains certain rights by operating under Chapter 11 bankruptcy protection, including the right to reject executory contracts, such as the aircraft leases between American Airlines and certain of our subsidiaries. At September 30, 2012, aircraft subject to lease agreements with American Airlines accounted for $433 million of the appraised value of the initial aircraft collateral securing the secured notes. While American Airlines has not rejected any of the leases related to the aircraft collateral securing the secured notes, we cannot assure you that American Airlines will not seek to modify, amend or terminate such leases during the course of its Chapter 11 bankruptcy proceeding, which changes could significantly reduce or eliminate the value of such collateral.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the secured notes, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $  . We intend to use the net proceeds from the sale of the secured notes for general corporate purposes.

DESCRIPTION OF THE NOTES

General

GECC will issue Floating Rate Senior Secured Notes due 2015 (the “floating rate secured notes”),  % Senior Secured Notes due 2015 (the “2015 secured notes”) and  % Senior Secured Notes due 2019 (the “2019 secured notes” and together with the floating rate secured notes and the 2015 secured notes, the “secured notes”) under an indenture (the “indenture”) among GECC and The Bank of New York Mellon, as trustee (the “Trustee”), and Wells Fargo Bank Northwest, National Association, as the initial security trustee (the “Security Trustee”). A form of the indenture has been filed as Exhibit 4(ww) to the post-effective amendment no. 1 to our registration statement on Form S-3 (File No. 333-178262), of which this prospectus supplement forms a part. The floating rate secured notes, the 2015 secured notes and 2019 secured notes will each constitute a separate series of secured notes under the indenture but will vote together as a single group for all purposes of the indenture, including as described below under “Events of Default” and “Amendment, Supplement and Waiver of the Indenture.” Certain capitalized terms used in this section “Description of the Notes” are defined under “Certain Definitions.”

The following description is a summary of certain provisions of the indenture, the Security Documents (as defined below) and the secured notes. It does not restate the indenture, the Security Documents or the secured notes in their entirety and is qualified in its entirety by reference to such documents.

You may request copies of the indenture and the Security Documents at our address set forth under “Where You Can Find More Information on GECC.”

The secured notes will be issued in the form of one or more fully registered global certificates (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Notes in definitive form will not be issued, unless the Depository notifies GECC that it is unwilling or unable to continue as depository for Global Notes and we do not appoint a successor depository within 90 days after receipt of such notice or unless we otherwise so determine in our sole discretion, subject to the procedures of the Depository. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in the Depository. The secured notes will have minimum denominations of $1,000, increased in multiples of $1,000, unless otherwise specified in the applicable pricing supplement.

Principal Amount; Maturity and Interest

GECC will issue the floating rate secured notes in an initial aggregate principal amount of $  million. The floating rate secured notes will mature on  , 2015.

GECC will issue the 2015 secured notes in an initial aggregate principal amount of $  million. The 2015 secured notes will mature on  , 2015.

GECC will issue the 2019 secured notes in an initial aggregate principal amount of $  million. The 2019 secured notes will mature on  , 2019.

The secured notes will be denominated in U.S. dollars and all payments of principal, premium, if any, and interest thereon will be paid in U.S. dollars.

The floating rate secured notes will bear interest at a rate of LIBOR plus the Spread, which will be reset quarterly. The 2015 secured notes will bear interest at a rate of  % per year and the 2019 secured notes will bear interest at a rate of  % per year. Interest on the floating rate secured notes will be payable quarterly in cash in arrears, on  ,  ,  and  of each year, beginning on  , 2013, subject to the Business Day Convention (each, a “Floating Rate Interest Payment Date”) and interest on each of the 2015 and 2019 secured notes will be payable semi-annually, in cash in arrears, on  and  of each year, beginning on  , 2013, in all cases, to the persons in whose name the secured notes are registered at the close of business on the  day of the calendar month in which the interest payment date occurs (whether or not a business day), except that the regular record date for interest due on any secured note’s Stated Maturity date or date of earlier redemption will be that particular date. The amount of interest for each day that the floating rate secured notes are outstanding (the “Daily Interest Amount”) shall be calculated by dividing the interest rate (expressed as a percentage per annum) in effect during the applicable Interest Period or Initial Interest Period, as applicable, by 360 and multiplying the result by the outstanding principal amount of the floating rate secured notes. The amount of interest to be paid on the 2015 secured notes and the 2019 secured notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the secured notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for on the secured notes, or if no interest has been paid or duly provided for on the secured notes, from the Effective Date until their Stated Maturity date or earlier redemption or repayment.

If an interest payment date or the Stated Maturity or date of earlier redemption for the 2015 secured notes or the 2019 secured notes is not a business day, principal, premium, if any, and/or interest will be paid on the next succeeding business day; however, GECC will not pay any additional interest due to the delay in payment. If an interest payment date or the Stated Maturity or date of earlier redemption for the floating rate secured notes is not a Business Day, the Business Day Convention will apply.

The indenture for the secured notes will not restrict our ability or our subsidiaries’ ability to enter into a new indenture to incur additional secured indebtedness or to incur other secured liabilities, except with respect to the specific assets that are collateral for the secured notes. However, we currently do not intend to have more than $2.5 billion of aggregate principal amount of secured notes outstanding at any time.

Ranking

The indebtedness evidenced by the secured notes will be GECC’s senior indebtedness, ranking pari passu in right of payment with all of GECC’s existing and future senior indebtedness, and senior in right of payment to all of GECC’s existing and future indebtedness that is expressly subordinated to the secured notes. The secured notes will have the benefit of a security interest in the Collateral, subject to Permitted Liens and exceptions described under “—Security.” The Security Documents will prohibit the granting of further security interests in the Collateral other than Permitted Liens. None of our Subsidiaries, including trusts, will guarantee the secured notes.

Grantors

The Collateral is owned by certain of our independent Subsidiaries, including trusts, which are managed by GECAS.

Security

All of GECC’s Secured Obligations (as defined below) under the secured notes will be secured on a first priority basis by the Grantors’ grant of a security interest in the Collateral, subject to the Express Perfection Requirements and Permitted Liens. The “Collateral” (as defined in the Mortgage (as defined below)) consists of such Grantors’ interests in the following assets:

•

the Designated Pool of aircraft, consisting initially of either 100 or 137 aircraft (as described in “Description of the Collateral—Aircraft Collateral”), together with any proceeds (up to the amount required under the Mortgage) of an aircraft’s airframe or engine arising from an Event of Loss or its loss, destruction or confiscation, condemnation or requisition not constituting an Event of Loss;

•

aircraft Leases and Intermediate Leases with respect to all Designated Pool aircraft, including, without limitation, all rights to money due under such leases, all rights to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to such leases (up to the amount required under the Mortgage), claims for damages arising out of or for breach or default under such leases, the right to terminate such leases and to compel performance of, and otherwise to exercise all remedies under, such leases;

•	certain cash collateral, if any, specified in the Mortgage; and

•	all proceeds of the foregoing;

excluding, in each case, Excluded Property.

The Collateral will be granted pursuant to the Mortgage and the other Security Documents.

So long as no Enforcement Event has occurred and is continuing and so long as GECC and the Grantors have not received notice from the Security Trustee, as required under the Mortgage, to the effect that the Grantors may no longer, or may not, take such action, the Grantors are entitled to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), and to collect, invest and dispose of any income thereon. Upon the occurrence and continuance of an Enforcement Event, the Security Trustee may enforce rights and remedies against the Collateral, including selling the Collateral or any part thereof in accordance with the terms of the Security Documents. In all cases, the Security Trustee’s rights and remedies may be subject to the rights of the underlying lessees and/or, if applicable, any sublessees as they will have been, and will be in the future, granted “quiet enjoyment” by the Security Trustee.

The Security Trustee will only be permitted, subject to applicable law, to exercise remedies and sell the Collateral under the Security Documents at the direction of the Trustee or holders of a majority in principal amount of the secured notes Outstanding. GECC has agreed to reimburse each Grantor for losses, damages, expenses and liabilities arising from the Security Trustee’s exercise of remedies against, or sale of the Collateral of, such Grantor.

The indenture and the Security Documents will require that the Grantors will grant to the Security Trustee, for the benefit of the Security Trustee, the Trustee and the holders of the secured notes, and maintain (solely to the extent of the Express Perfection Requirements) a perfected security interest to the extent intended to be created under such documents, in all of the Collateral, subject to Permitted Liens, securing the performance of GECC’s obligations under the secured notes.

Release of Collateral

Specific Releases

The indenture and the Security Documents will provide that the liens securing the secured notes will automatically and without the need for any further consent by the holders of secured notes or the Trustee or the Security Trustee or any other action by any Person and subject to applicable law be released:

(1) in whole upon:

(a) redemption or payment in full in cash of the secured notes or if for any other reason no secured notes are Outstanding under the indenture;

(b) satisfaction and discharge of the indenture as set forth below under “—Defeasance and Covenant Defeasance”; or

(c) a legal defeasance or covenant defeasance of the indenture as set forth below under “—Defeasance and Covenant Defeasance”; and/or

(2) in part, as to any property that is sold, transferred or otherwise disposed of (including pursuant to any Event of Loss), or removed from the Designated Pool, by any Grantor or Lessee (pursuant to its Lease) in a transaction not prohibited by the indenture or Security Documents at the time of such transfer, sale, disposition or Event of Loss or removal (including, without limitation, in compliance with the “—Restrictions on Disposition or Substitution of Aircraft” covenant below); and/or

(3) as to any property or group of properties being disposed of in one or a series of related transactions that constitutes all or substantially all of the Collateral securing the secured notes,

with the consent of the holders of 66-2/3% in aggregate principal amount of the secured notes Outstanding; and/or

(4) as to any property or group of properties being disposed of in one or a series of related transactions that constitutes less than all or substantially all of the Collateral securing the secured notes, with the consent of the holders of at least a majority in aggregate principal amount of the secured notes then Outstanding; and/or

(5) in part, in accordance with the applicable provisions of the Security Documents.

(6) as described under “Certain Covenants—Re-Appraisal and Release of Pool Aircraft.”

The Security Trustee shall execute such releases, satisfactions or assignments of lien, and take such related actions, as we may reasonably request.

Compliance with Trust Indenture Act

The indenture and the Security Documents will provide that GECC will comply with the provisions of Section 314(d) of the Trust Indenture Act if and to the extent applicable to any release of or addition to Collateral. However, such documents also will provide that GECC will not be required to comply with the requirements of Section 314(d) if it reasonably determines that under the terms of Section 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, existing from time to time, all or any portion of Section 314(d) is inapplicable to any release or series of releases of Collateral. Certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d).

Without limiting the generality of the foregoing, GECC and the Grantors generally may, pursuant to and subject to the terms of the indenture and the Security Documents, without any release or consent by the Trustee, the Security Trustee or the holders of the secured notes, conduct ordinary course activities with respect to the Collateral, such as: (a) selling, transferring, exchanging, abandoning, leasing or otherwise disposing of property subject to the liens securing the secured notes, including airframe and engine parts, components, ancillary equipment or devices included within the Collateral; (b) enforcing, terminating, canceling or amending, replacing or waiving any term of, or otherwise modifying, any of the Assigned Leases or other leasehold interests in the Collateral; (c) holding, using, applying, disposing of and otherwise dealing with any cash, accounts receivable or other amounts from time to time received or receivable under the Assigned Leases or otherwise in respect of the Collateral; (d) altering, repairing or replacing property subject to the liens securing the secured notes, including airframe and engine parts, components, ancillary equipment or devices included within the Collateral; and (e) selling, disposing of or transferring any inventory that is Collateral.

The indenture and the Security Documents will provide that, upon the occurrence of such events in accordance with the Security Documents including those set forth below under “Certain Covenants—Restrictions on Disposition or Substitution of Pool Aircraft” relating to the provision of substitute Collateral, the liens securing the secured notes will automatically and without the need for any further consent by the holders of secured notes or the Trustee or the Security Trustee or any other action by any Person and subject to applicable law be released with respect to such Collateral. The Security Trustee shall execute such releases, satisfactions or assignments of lien, and take such related actions, as we may reasonably request.

However, the indenture will require that, if such releases of Collateral occur, GECC will deliver to the Trustee and the Security Trustee: (a) annual audited financial statements of GECC (which delivery will be deemed to have occurred to the extent such financial statements are filed with the SEC via EDGAR or any successor electronic delivery procedure) no later than the June 30 following the end of each fiscal year of GECC and (b) a certificate by January 15 and July 15 of each year stating that all such dispositions of Collateral occurring during the six months ended December 31 or June 30, respectively, prior to the date of such certificate occurred in the ordinary course of GECC’s and the Grantors’ business, were permitted by the Mortgage and that the proceeds of any such dispositions were used as permitted by the indenture and the Mortgage.

Sufficiency of Collateral

We engaged third parties to conduct appraisals of the Base Values of the initial Aircraft in the Designated Pool as of September 30, 2012. However, Base Value assumes an open, unrestricted, stable market environment with a reasonable balance of supply and demand and with full consideration of an Aircraft’s “highest and best use,” presuming an arm’s length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for remarketing. In addition, when calculating Base Values, the appraisers did not physically inspect the aircraft, and have assumed that each aircraft is in a “half-time” remaining maintenance condition, which may not be the case. Therefore, Base Value may differ from the current fair market values, and may be materially more or less than the current fair market values of the aircraft in the Designated Pool. The fair market values of the aircraft in the Designated Pool are subject to fluctuations based on factors that include, among others, general economic conditions, aviation industry conditions, demand for commercial aircraft, the availability of buyers/lessees, governmental regulations and other requirements, obsolescence, the condition of the aircraft itself, any lessee defaults or enforcement actions and other factors and various risks and fluctuations and cycles in value and demand, many of which are beyond our control. In addition, the Collateral will be subject to liens permitted under the terms of the Security Documents, whether arising prior to, on or after the date the secured notes are issued. We cannot assure you that the Collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. See “Risk Factors—Risks Relating to the Collateral Securing the Secured Notes—Only a designated pool of aircraft and related leases and other property will secure the notes and, in certain circumstances, this designated collateral can be released without the consent of holders of the secured notes.” The value of the Collateral will likely decline over time, there is no obligation to provide additional collateral, and the value of the Collateral may not be sufficient to satisfy our obligations. If the value of the Collateral is not sufficient to satisfy GECC’s obligations, then the holders of the secured notes would have a general unsecured claim against GECC’s assets for the remaining unsatisfied amount, which claim would be effectively subordinated to GECC’s other secured indebtedness to the extent of the value of the collateral securing such secured indebtedness.

Certain Bankruptcy Limitations

The right of the Security Trustee to take possession and dispose of the Collateral following an Enforcement Event is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against GECC or any of the Grantors prior to the Security Trustee having taken possession of and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the secured notes could be delayed following commencement of a bankruptcy case, whether or when the Security Trustee could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the secured notes, or if the security interests in the Collateral are not sufficiently perfected or are unperfected, the holders of the secured notes would hold secured claims with respect to the applicable Grantors only to the extent of the value of the Collateral in which security interests are sufficiently perfected, and would not hold unsecured claims with respect to the applicable Grantors with respect to any shortfall. In any event, because no assets of GECC constitute Collateral, the holders of the secured notes would hold only unsecured claims against GECC. Applicable U.S. Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if GECC or the Grantors were to become the subject of a bankruptcy case under the U.S. Bankruptcy Code, the bankruptcy court, among other things, may avoid certain prepetition transfers, such as the security interests in the Collateral granted by the Grantors, made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences (including payment of the secured notes and certain security interests) or fraudulent conveyances. Furthermore, because the Grantors are not obligors or guarantors with respect to the secured notes, the Security Trustee, the Trustee and the noteholders may not have a direct liquidated claim against a Grantor for a debt owed in the event of an unconsolidated bankruptcy proceeding commenced by or against any Grantor, which might result in the loss of the security interests in the Collateral of the Grantor in connection with the bankruptcy of such Grantor.

In addition, the laws of jurisdictions where any of the Collateral may be registered, owned or used may also affect the ability of the Security Trustee or the noteholders to take possession of or dispose of any of the Collateral or otherwise obtain value in respect thereof. Initially, all of the Initial Pool Aircraft will be registered on the FAA registry of the United States.

Description of Security Documents

Pursuant to the Mortgage, in order to secure the payment and performance of all of the Secured Obligations, each of the owners of the aircraft in the Designated Pool (the “Grantors”) will assign as security to the Security Trustee, for its benefit, for the benefit of the Trustee and for the benefit of the holders of Outstanding secured notes from time to time (the “Secured Parties”), and will grant to the Security Trustee for its benefit and the benefit of the other Secured Parties a security interest in all of such Grantor’s right, title and interest in the Collateral, provided that the Collateral shall not include any Excluded Property.

Remedies

If any Enforcement Event has occurred and is continuing, and in each case, subject to the quiet enjoyment rights of the applicable Lessee and/or, if applicable, any sublessees of such Pool Aircraft, the Security Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for in the Mortgage, all of the rights and remedies of a secured party upon default under the Uniform Commercial Code as enacted in the State of New York (the “UCC”) (whether or not the UCC applies to the affected Collateral) and all of the rights and remedies under applicable law and also may (i) require any Grantor to, and each Grantor has agreed that it will at GECC’s expense and upon written request of the Security Trustee, assemble all or any part of the Collateral as directed by the Security Trustee and make it available to the Security Trustee at a place to be designated by the Security Trustee that is reasonably convenient and (ii) without notice, except as specified in the Mortgage, sell or cause the sale of the Collateral or any part thereof in one or more pieces at public or private sale, at any of the Security Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Security Trustee may deem commercially reasonable. The Security Trustee may also, subject to the quiet enjoyment rights of the applicable Lessee and/or, if applicable, any sublessees of any Pool Aircraft, exercise any and all remedies granted under the Cape Town Convention as it shall determine in its sole discretion.

All cash proceeds received by the Security Trustee in respect of any Collateral and any payments by GECC to the Security Trustee following and during the existence of an Enforcement Event will be paid or held by the Security Trustee in the order of priority set forth below:

•

first, to be paid to the Trustee (after repayment of its and the Security Trustee’s fees and expenses and indemnities) for the benefit of the holders of the secured notes until repayment in full of the Secured Obligations then due and payable;

•

second, to be held by the Security Trustee as cash Collateral under the Mortgage (after repayment of the Trustee’s and the Security Trustee’s fees and expenses and indemnities) for any series of secured notes that have not matured, until all such secured notes shall have become due and payable, to be then paid to the Trustee to be applied to repayment in full of the Secured Obligations in respect of all such secured notes (or released to GECC or a Grantor pursuant to the Mortgage after the related refinancing, redemption, repayment or defeasance of such secured notes and as described under “—Re-Appraisal and Release of Pool Aircraft”); and

•	third, all remaining amounts to be paid to the Grantors or to whomsoever a court of competent jurisdiction may direct.

Amendments

The provisions of the Mortgage may be amended or waived only by the written consent of the Security Trustee and each other applicable party thereto and otherwise in accordance with “—Amendment, Supplement and Waiver of the Indenture and Security Documents.”

Law Applicable to Security Interests

Security in the Collateral will be perfected under U.S. law through a combination of UCC and, to the extent required under Express Perfection Requirements, FAA, Cape Town and other filings.

UCC Filings

UCC-1 financing statements identifying all Collateral will be filed in the relevant jurisdiction of the United States (e.g, Delaware for Grantors organized under the laws of Delaware), if any.

Cape Town and Other Filings

Where applicable, Cape Town registrations will be in place on the Pool Aircraft. The security interest in Pool Aircraft registered in countries that have not ratified the Cape Town Convention will also be perfected in accordance with the laws of such country of registration; provided, however that, the Grantors may elect not to comply with respect to any Pool Aircraft, the Appraised Value in respect of which, when added to the Appraised Value of any other Pool Aircraft as to which the Grantors have made such an election shall not cause the aggregate amount of Appraised Value of all Pool Aircraft as to which the Grantors have made such an election to exceed 3% of the aggregate Appraised Value as set forth in the Appraisals available on the Effective Date and described in this prospectus supplement. In addition, filings will be made with the FAA for Pool Aircraft registered in the United States.

Cape Town Convention

The security interest in (i) each “aircraft object” (as defined in the Cape Town Convention) consisting of each airframe and engine, and (ii) any Lease entered into, assigned, novated or extended after March 1, 2006 (or such later date as the Cape Town Convention may be given effect under the law of any applicable jurisdiction) (A) with a lessee situated in a Contracting State or (B) in the event of a lessee that is not situated in a Contracting State, in respect of an airframe pertaining to an Aircraft that is registered in a Contracting State, will be an “international interest” (as defined in the Cape Town Convention) that will be registered with the International Registry. If the lessor under such Lease is situated in a Contracting State, the assignment of the international interests in connection with such Leases to the Security Trustee pursuant to the Mortgage will also be registered with the International Registry. Each Lease of an Aircraft that is registered in a country that is not a Contracting State and with a Lessee located in a country that is not a

Contracting State will not be registered with the International Registry, as each such Lease and the security interest in each such “aircraft object” would not provide for an international interest under the Cape Town Convention. The right under the Cape Town Convention to discharge a lease or lease assignment will be held by its respective Grantor unless and until an Event of Default has occurred and is continuing. See also “Risk Factors—Risks Relating to the Collateral Securing the Secured Notes—The Security Trustee’s security interest may not be perfected or sufficiently perfected in certain jurisdictions, and we are not always required to provide additional security interests in the event that such security interest ceases to be in full force and effect.”

Optional Redemption

The secured notes of each series will be redeemable at any time and from time to time, as a whole or in part, at our option, on at least 30 days’, but not more than 60 days’, prior notice mailed (or delivered in accordance with the applicable procedures of DTC) to the registered address of each holder of the notes to be redeemed, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the secured notes to be redeemed; and

(b) (1) for the 2015 secured notes and the 2019 secured notes, the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus  basis points in the case of the 2015 secured notes and at the Treasury Rate plus  basis points in the case of the 2019 secured notes and (2) for the floating rate secured notes, the sum of the present values of the remaining scheduled payments of interest (calculating, for purposes of this paragraph, future scheduled payments of interest using the interest rate applicable to the floating rate secured notes on the date notice of optional redemption is given) and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a quarterly basis, assuming a 360-day year and the actual number of days remaining in each year until Stated Maturity, at LIBOR as in effect with respect to the floating rate secured notes on the Interest Reset Date prior to the date notice of redemption is given;

plus, in each case, accrued and unpaid interest to, but not including, the date of redemption. For the avoidance of doubt, the amount by which clause (b) above exceeds clause (a) above shall be deemed to be “premium” for purposes of the indenture and the Security Documents.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the secured notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such secured notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by GECC.

“Reference Treasury Dealers” means each of Goldman, Sachs & Co., Citigroup Global Markets or their respective affiliates which are primary U.S. Government securities dealers in The City of New York (a “Primary Treasury Dealer”), and their respective successors plus three other Primary Treasury Dealers selected by GECC; provided, however, that if any of the foregoing or their affiliates ceases to be a Primary Treasury Dealer, GECC will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker,

of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by each such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Collateral Redemption Event

Following the occurrence of a Collateral Redemption Event, the secured notes shall be subject to mandatory redemption in whole but not in part no later than 30 days following such Collateral Redemption Event. Notice of such mandatory redemption shall be mailed (or otherwise delivered in accordance with the applicable procedures of the DTC) not more than five days following such Collateral Redemption Event to each holder at its last address as it shall appear in the registry books of GECC and to the Trustee. On such mandatory redemption date, GECC will be required to redeem the secured notes, in whole but not in part, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the secured notes to be redeemed; and

(b) (1) for the 2015 secured notes and the 2019 secured notes, the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus  basis points in the case of the 2015 secured notes and at the Treasury Rate plus  basis points in the case of the 2019 secured notes and (2) for the floating rate secured notes, the sum of the present values of the remaining scheduled payments of interest (calculating, for purposes of this paragraph, future scheduled payments of interest using the interest rate applicable to the floating rate secured notes on the date notice of redemption is given) and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a quarterly basis, assuming a 360-day year and the actual number of days remaining in each year until Stated Maturity, at LIBOR as in effect with respect to the floating rate secured notes on the Interest Reset Date prior to the date notice of redemption is given;

plus, in either case, accrued and unpaid interest to, but not including, the date of redemption. For the avoidance of doubt, the amount by which clause (b) above exceeds clause (a) above shall be deemed to be “premium” for purposes of the indenture and the Security Documents.

The Trustee shall not be deemed to have notice or knowledge of any event which with the giving of notice or the passage of time would constitute a Collateral Redemption Event or whether the secured notes are required to be redeemed as a result thereof, unless the Trustee has received written notice thereof from GECC, a Grantor or the holders of at least 25% in principal amount of all secured notes at the time Outstanding.

Certain Covenants

The following is a summary of the covenants to be included in the indenture or the Security Documents. Other than restrictions described below, neither the indenture nor the Security Documents will contain any covenants or other provisions designed to afford holders of the secured notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating, whether occurring as the result of a change of control, takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders or otherwise.

Restrictions on Liens

The Mortgage will provide that the Grantors will not directly or indirectly issue, assume, guarantee or secure payment of any indebtedness for borrowed money secured by any Lien on or with respect to the Collateral other than the secured notes. In addition, the Mortgage will provide that the Grantors will not create or suffer to exist any Lien on or with respect to the Collateral except for Permitted Liens.

Ownership, Operation and Leasing of Pool Aircraft

The Mortgage will provide that no Grantor shall:

(1) other than in connection with a sale, transfer or other disposition or removal permitted under “—Restrictions on Disposition or Substitution of Aircraft” or “—Re-Appraisal and Release of Pool Aircraft,” permit any Person other than GECC or a Subsidiary of GECC (except to the extent of the Local Requirements Exception) to own beneficially any Pool Aircraft, or permit any Person other than a Grantor (except to the extent of the Local Requirements Exception) to hold title to any Pool Aircraft;

(2) other than in connection with a sale, transfer or other disposition or removal permitted under “—Restrictions on Disposition or Substitution of Aircraft” or “—Re-Appraisal and Release of Pool Aircraft,” permit any Person other than GECC or a Subsidiary of GECC (except to the extent of the Local Requirements Exception) to hold any portion of the equity interest in any Intermediate Lessee; or

(3) enforce, terminate, cancel or amend, replace or waive any term of, or otherwise modify, any Assigned Lease with respect to any Pool Aircraft in a manner other than in a manner consistent with Leasing Company Practice.

Restrictions on Disposition or Substitution of Pool Aircraft

Except as expressly provided below and, if so permitted, only in a manner that complies with applicable law, no Grantor shall sell, transfer or otherwise dispose of the ownership of any Pool Aircraft (directly or by transfer of an Owner Trust). For purposes of clarification, the foregoing restriction on the sale, transfer or other disposal of the ownership of Pool Aircraft by the Grantors does not apply to the leasing of Pool Aircraft in accordance with Leasing Company Practice.

(1) Removal of Pool Aircraft from the Designated Pool. So long as no Enforcement Event shall remain in existence after such removal (provided that the foregoing restriction shall not be applicable to a removal in anticipation of or in connection with the exercise of any rights, options, obligations or remedies of a Lessee or other Person who is not a Grantor or an Affiliate of the Grantor pursuant to the applicable Lease or a Permitted Lien referred to in clause (o) of the definition thereof), any Grantor or GECC or any Subsidiary of GECC may remove (directly or by transfer of a Grantor) any one or more Pool Aircraft from the Designated Pool so long as either (i) such Pool Aircraft is replaced by one or more aircraft to be included in the Designated Pool as an Additional Pool Aircraft having an aggregate Appraised Value equal to or greater than the Appraised Value of such Pool Aircraft being removed (based on three Appraisals of such Replaced Aircraft from Qualified Appraisers, each as of a date no earlier than 180 days prior to the removal of such Replaced Aircraft from the Designated Pool) and having an Eligible Lease thereof in effect or (ii) such Grantor delivers or causes to be delivered to the Security Trustee (or a Securities Intermediary under an Account Control Agreement for the benefit of the Security Trustee) an amount of cash, to be held as collateral for the secured notes, equal to or greater than such Appraised Value of the Replaced Aircraft or (iii) such Grantor effects a combination of one or more Replacement Aircraft and delivery of cash as set forth in the preceding clauses (i) and (ii) such that the aggregate of the Appraised Value of such Replacement Aircraft and the amount of such cash is equal to or greater than such then Appraised Value of the Replaced Aircraft. Upon satisfaction of the conditions set forth in the preceding sentence with respect to any Pool Aircraft, the Security Trustee’s security interest (including International Interest) in, and lien on, such Pool Aircraft

(and any other Aircraft Collateral directly related to such Pool Aircraft) shall be automatically released and such aircraft shall be removed from the Designated Pool. The Security Trustee shall promptly execute and deliver to GECC and the relevant Grantor, at GECC’s expense, all documents, and take such actions, at GECC’s expense, that GECC or the Grantor shall reasonably request to evidence the Security Trustee’s release of the security interests (including International Interests) in, and liens on, the applicable Pool Aircraft (and any other Aircraft Collateral directly related to such Pool Aircraft). The addition of one or more Replacement Aircraft to the Designated Pool may occur at any time prior to or concurrently with the removal of the applicable Replaced Aircraft. GECC or any Grantor may, at its option, designate portions of the applicable Appraised Value of any Replacement Aircraft (the sum of which portions may not exceed 100% of such Appraised Value) to be used under this paragraph (1) and paragraphs (6) and (7) below. Pool Aircraft may also be removed from the Designated Pool as provided below under “—Re-Appraisal and Release of Pool Aircraft.”

(2) Addition of Non-Pool Aircraft to the Designated Pool. Any Grantor may add any aircraft to the Designated Pool as an Additional Pool Aircraft at any time; provided that: (i) such aircraft is Owned by such Grantor or by an Eligible Person that becomes a Grantor at the time such aircraft becomes a Pool Aircraft and has an Eligible Lease thereof in effect; (ii) the relevant Grantor shall have provided three Appraisals of such aircraft from Qualified Appraisers, each as of a date no earlier than 180 days before adding such aircraft to the Designated Pool; (iii) the relevant Grantor shall have executed and delivered to the Security Trustee a Collateral Supplement (or Grantor Supplement if such Person is then becoming an Additional Grantor) and such documents (including UCC Financing Statements, charge documents (if applicable) and registrations and recordings with the FAA (if applicable) and the International Registry) as are required to grant to the Security Trustee, for the benefit of the noteholders, a perfected security interest in such aircraft (it being understood and agreed that, with respect to the Aircraft Collateral, only the Express Perfection Requirements, shall be required to be satisfied); (iv) the relevant Grantor shall have delivered a Lessee Notice to the applicable lessee in accordance with the Security Documents, and, as promptly as practicable after the commencement of the leasing of such Additional Pool Aircraft and in any event no later than 180 days after such date shall, to the extent required under the Express Perfection Requirements, procure a Lessee Acknowledgement in accordance with the Security Documents signed by the applicable lessee; and (v) no Enforcement Event shall remain in existence after such addition (provided that the foregoing restriction in this clause (v) shall not be applicable to an addition at any time prior to or concurrently with a removal in anticipation of or in connection with the exercise of any rights, options, obligations or remedies of a Lessee or other Person who is not a Grantor or an Affiliate of a Grantor pursuant to the applicable Lease or a Permitted Lien referred to in clause (o) of the definition thereof). GECC or any Grantor may, at its option, designate portions of the applicable Appraised Value of such Additional Pool Aircraft (the sum of which portions may not exceed 100% of such Appraised Value) to be used under paragraph (1) above and paragraphs (6) and (7) below.

(3) Intermediate Lessees. In connection with (i) the replacement of any Lease of any Pool Aircraft, (ii) the inclusion in the Designated Pool of any Additional Pool Aircraft pursuant to the terms of the Mortgage, or (iii) any Requirement of Law applicable to a Grantor or a Lessee or a Pool Aircraft, a Grantor holding title to a Pool Aircraft shall be entitled, by giving notice to the Security Trustee, to enter into an Intermediate Lease with an Intermediate Lessee with respect to such Pool Aircraft; provided that:

(a) such Intermediate Lessee shall have executed and delivered to the Security Trustee (1) on or prior to entering into the Intermediate Lease (or, if later, in the case of any Additional Pool Aircraft, on or prior to such addition) a Grantor Supplement and/or Collateral Supplement, as applicable, and (2) such documents (including UCC Financing Statements, charge documents (if applicable) and registrations and recordings with the FAA (if applicable) and the International Registry) as are required to grant to the Security Trustee, for the benefit of the Secured Parties, a perfected security interest in the Collateral owned by such Intermediate Lessee (it being understood and agreed that, with respect to the Aircraft Collateral, only the Express Perfection Requirements shall be required to be satisfied);

(b) such Intermediate Lessee shall have delivered a Lessee Notice to the applicable lessee in accordance with the Mortgage, and, to the extent required under the Express Perfection Requirements, shall procure a Lessee Acknowledgement in accordance with the Mortgage signed by the applicable lessee as promptly as practicable after the date the aircraft is added to the Designated Pool (or, if later, on or prior to entering into such Intermediate Lease) and in any event no later than 180 days after such date; and

(c) if such Intermediate Lessee is incorporated under the laws of Ireland, within 21 days following the execution of the Security Documents referred to in clauses (a) or (b) above, the relevant Intermediate Lessee and/or GECC and/or the relevant Grantor, as applicable, shall cause each such Security Document, or the particulars thereof, to be filed with the Irish Companies Registration Office and, if applicable, the Irish Revenue Commissioners and in each case shall provide evidence of such filings reasonably satisfactory to the Security Trustee or, if such Intermediate Lessee is incorporated under the laws of any other jurisdiction requiring specific filings or other actions, the relevant Intermediate Lessee and/or GECC or the relevant Grantor, as applicable, shall cause such filings to be made or such other actions to be taken.

(4) Termination of Intermediate Lessee’s Status. Any Grantor may from time to time, upon not less than five (5) days’ revocable prior written notice from GECC to the Security Trustee, at any time and from time to time assign the equity interests in an Intermediate Lessee to any Person that is not a Subsidiary of GECC or otherwise terminate an Intermediate Lessee’s status as such, provided that such Intermediate Lessee is not party to an Intermediate Lease or a Lease or will not be at the time such transfer or other termination of such Intermediate Lessee’s status as such takes effect. If an Intermediate Lessee’s status is terminated as such, the Security Trustee’s security interests (including International Interests) in, and liens on, the assets of such Intermediate Lessee shall be automatically released. The Security Trustee shall promptly execute and deliver to GECC, at GECC’s expense, all documents, and take such actions, at GECC’s expense, that GECC shall reasonably request to evidence the Security Trustee’s release of the security interests (including International Interests) in and liens on the applicable assets released in accordance with the previous sentence.

(5) Additional Grantors. GECC shall be entitled, by giving notice to the Security Trustee to include Additional Grantors that Own a Pool Aircraft (or an aircraft that is concurrently therewith becoming an Additional Pool Aircraft) or to permit a Pool Aircraft to be Owned by another Eligible Person that is to become an Additional Grantor (including by transferring such Ownership from a Grantor to such Eligible Person or vice versa); provided that:

(a) such Person shall be an Eligible Person and shall have executed and delivered to the Security Trustee (1) on or prior to Owning a Pool Aircraft, or, if later, an aircraft owned by such Grantor becoming a Pool Aircraft hereunder, as applicable, a Grantor Supplement (or Collateral Supplement if such Person is already a Grantor) and (2) such documents (including UCC Financing Statements, charge documents (if applicable) and registrations and recordings with the FAA (if applicable) and the International Registry) as are required to grant to the Security Trustee, for the benefit of the holders of the secured notes, a perfected security interest in the Collateral owned by such Additional Grantor (it being understood and agreed that, with respect to the Aircraft Collateral, only the Express Perfection Requirements shall be required to be satisfied); and

(b) such Grantor (or GECC or another Grantor) shall have delivered a Lessee Notice to the applicable Lessee, and, to the extent required by the Express Perfection Requirements, shall procure a Lessee Acknowledgement in accordance with the Mortgage signed by the applicable Lessee as promptly as practicable after the date the Additional Pool Aircraft is added to the Designated Pool and in any event no later than 180 days after such date.

(6) Requirements Following an Event of Loss. If an Event of Loss occurs with respect to any Pool Aircraft, any Grantor shall within 120 days of the deemed occurrence of such Event of Loss either (i) replace the Pool Aircraft subject to such Event of Loss with one or more replacement aircraft having an aggregate Appraised Value that is equal to or greater than the Appraised Value of such Pool Aircraft prior to such Event of Loss (and the procedures set forth in clause (2) above are satisfied with respect to such replacement aircraft) and having an Eligible Lease thereof in effect, or (ii) deliver to the Security Trustee (directly or by delivery to the Securities Intermediary under an Account Control Agreement) an amount of cash, to be held as collateral for the Secured Parties, equal to or greater than such Appraised Value of such Pool Aircraft prior to such Event of Loss, or (iii) effect a combination of one or more such Replacement Aircraft and cash as set forth in the preceding clauses (i) and (ii) such that the aggregate of the Appraised Value of such Replacement Aircraft and the amount of such cash is equal to or greater than such Appraised Value of such Pool Aircraft prior to such Event of Loss. Upon satisfaction of the conditions set forth in the preceding sentence with respect to any Pool Aircraft subject to such Event of Loss, the Security Trustee’s security interest (including International Interest) in, and lien on, the Pool Aircraft subject to such Event of Loss (and any other Aircraft Collateral directly related to such Pool Aircraft) shall be automatically released and such Pool Aircraft shall be removed from the Designated Pool. The Security Trustee shall promptly execute and deliver to GECC and the relevant Grantor, at GECC’s expense, all documents, and take such actions, at GECC’s expense, that GECC or the Grantor shall reasonably request to evidence its release of the security interests (including International Interests) in, and liens on, the applicable Pool Aircraft (and any other Aircraft Collateral directly related to such Pool Aircraft). GECC or any Grantor may, at its option, designate portions of the applicable Appraised Value of such Additional Pool Aircraft (the sum of which portions may not exceed 100% of such Appraised Value) to be used under paragraph (1) above, this paragraph (6) and paragraph (7) below.

(7) Release of Cash Collateral. So long as no Enforcement Event shall continue to exist thereafter, GECC or any Grantor shall have the right to request the Security Trustee to release from the lien of the Mortgage, and to transfer to the Person or account as requested by GECC or such Grantor, any cash collateral by adding Additional Pool Aircraft to the Designated Pool pursuant to the procedures set forth in clause (2) above and, upon such addition, the Security Trustee will release from the lien of the Mortgage, and instruct and require the applicable Securities Intermediary to transfer to the Person or account as requested by GECC or such Grantor, an amount of cash Collateral equal to the then Appraised Value of such Additional Pool Aircraft or such portion of the Appraised Value of such Additional Pool Aircraft equal to the cash Collateral to be released as designated by GECC or any Grantor (or, if less, the balance of the cash Collateral). GECC or any Grantor may, at its option, designate portions of the applicable Appraised Value of such Additional Pool Aircraft (the sum of which portions may not exceed 100% of such Appraised Value) to be used under paragraphs (1) and (6) above and this paragraph (7).

(8) Termination of Grantor’s Status. GECC may terminate a Grantor’s status as such, provided that such Grantor at the time of termination does not own any Pool Aircraft and is not a party to any Lease or Intermediate Lease If a Grantor’s status is terminated as such, the Security Trustee’s security interests (including International Interests) in, and Liens on, the assets of such Grantor shall be automatically released.

International Registry Requirements for Leases

Required Cape Town Registrations with respect to International Interests in Leases that are not registered on the International Registry as of the date of the later of (i) the date that the Pool Aircraft to which it pertains is added to the Designated Pool, (ii) the date of commencement of the leasing of such Pool Aircraft under such Lease, or (iii) the date such Lease becomes an International Interest, shall be made as promptly as practicable, but in any event no later than 180 days after such date.

Certain Representations

The Security Documents will provide that no Grantor shall represent or hold out, or consent to any lessee representing or holding out the Trustee, the Security Trustee or, any noteholder (solely in their respective capacities as such) as (i) the owner or lessor of any Pool Aircraft, (ii) carrying goods or passengers on any Pool Aircraft or (iii) being in any way responsible for any operation of carriage (whether for hire or reward or gratuitously) with respect to any Pool Aircraft.

Compliance with Laws, Etc.

The Security Documents will provide that each of the Grantors shall comply in all material respects with all Requirements of Law applicable to it and preserve and maintain its corporate (or similar) existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges is caused by a Third Party Event or would not materially adversely affect the Collateral, the collectability of monies owed under the Leases or the ability of such Grantor to perform its obligations under the Mortgage.

Without limiting the foregoing, except as may be related to a Third Party Event, each of the Grantors shall obtain all governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required to be obtained by it in connection with the Mortgage and for the Pool Aircraft owned or leased by it, including a current certificate of airworthiness for each Pool Aircraft (issued by the applicable aviation authority and in the appropriate category for the nature of operations of such Pool Aircraft) unless such Pool Aircraft is not subject to a Lease or is undergoing maintenance or modification or the failure to so obtain any such governmental (including regulatory) registration, certificate, license, permit or authorization would not materially adversely affect the Collateral, the collectability of monies owed under the Leases or the ability of such Grantor to perform its obligations under the Mortgage.

Notice of Loss

The Security Documents will provide that GECC or a Grantor shall notify the Security Trustee and Trustee promptly after a responsible officer of GECC has obtained knowledge thereof, in writing and in reasonable detail, of any Event of Loss with respect to a Pool Aircraft.

Re-Appraisal and Release of Pool Aircraft

The indenture or the Security Documents will provide that, subject to applicable law, following the redemption, repayment or defeasance (legal or covenant) of a series of secured notes in its entirety, GECC or a Grantor may remove Pool Aircraft from the Designated Pool or may remove cash from the Collateral (or any combination of the foregoing) at any time; provided that, after giving effect to any such removal, the Debt-to-Collateral Value Ratio shall be determined and shall not exceed 55%; provided, further that any other series of secured notes with an earlier scheduled maturity has also been redeemed, repaid or defeased in its entirety.

Any such determination of the Debt-to-Collateral Value Ratio pursuant to the preceding paragraph must be calculated on the basis of GECC obtaining and delivering to the Security Trustee three Appraisals of each Pool Aircraft from Qualified Appraisers that were issued no more than 90 days prior to the date of the removal.

SEC Reports and Reports to Holders

GECC will be required to file with the Trustee within 15 days after GECC files the same with the SEC, copies of the annual reports and of the information, documents and other reports that GECC may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939. GECC will be deemed to have complied with the previous sentence to the extent such annual reports, information, documents and reports are filed with the SEC via EDGAR or any successor electronic delivery procedure. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including GECC’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officer’s certificates).

Further Assurances

The Mortgage will provide that the existing and future Grantors will execute and deliver such additional instruments, certificates or documents, and take such other actions as may, in each case, be reasonably requested by the Security Trustee from time to time in order to create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the liens created, or intended to be created, by the Security Documents under the laws of the United States, the jurisdiction of the registration of the applicable Pool Aircraft or the jurisdiction of organization of the relevant Grantor; provided that only the Express Perfection Requirements shall be required to be complied with.

Merger and Sale of Assets

The indenture generally permits a consolidation or merger between GECC and another entity. It also permits the sale or transfer by GECC of all or substantially all of our assets. These transactions are permitted if:

(1) the resulting or acquiring entity, if other than GECC, is organized and existing under the laws of the United States of America or a State thereof and expressly assumes all of GECC’s obligations under the indenture including the due and punctual payment of the principal of, and premium, if any, and interest, on all the secured notes Outstanding under the indenture; and

(2) immediately after giving effect to such transaction, GECC or any successor company are not in default in the performance of any covenant or condition under the indenture.

Upon any consolidation, merger, or transfer of this kind, the resulting or acquiring entity will be substituted for GECC in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, and GECC will be released from further liabilities and obligations under the indenture and the related secured notes.

Events of Default

The indenture will define an Event of Default with respect to the secured notes as being any one of the following:

(1) default in any payment of principal or premium, if any, upon any series of secured notes, including the failure to mandatorily redeem the secured notes to the extent required by, and in accordance with the terms set forth under, “Collateral Redemption Event”;

(2) default for 30 days in payment of interest upon any series of secured notes;

(3) default for 60 days after written notice to GECC from the Trustee or from the holders of at least 25% in principal amount of all of the secured notes at the time Outstanding (with a copy to the Trustee) in performance of any other covenant or agreement by GECC under the indenture (other than Article Fifteen of the indenture or other covenants or agreements in the indenture relating to the Collateral or in respect of the Security Documents);

(4) an event of default, as defined, with respect to any indebtedness for borrowed money of GECC, as a result of which such indebtedness for borrowed money of GECC shall have been accelerated and such acceleration shall not have been rescinded or annulled within 10 days after written notice thereof (provided however, that the resulting Event of Default with respect to such other indebtedness for borrowed money may be remedied, cured or waived by the remedying, curing or waiving of such other default under such other indebtedness for borrowed money) (a “Cross Acceleration”) and, in each case, where the principal amount of any such indebtedness for borrowed money, together with the principal amount of any other such indebtedness for borrowed money under which there has been a Cross Acceleration, aggregates to more than the greater of $100.0 million and 10% of all such indebtedness for borrowed money of GECC and its consolidated subsidiaries then outstanding; or

(5) certain events involving bankruptcy, insolvency or reorganization of GECC.

Unless directed by the holders of a majority in aggregate principal amount of secured notes Outstanding, and subject to the third paragraph below, the Trustee shall have no right or obligation under the indenture or otherwise to exercise any remedies on behalf of the holders of the secured notes in connection with any default by any Grantor in the performance of any covenant or agreement contained in any Security Document or any default by GECC under the indenture or any Security Document that, with the giving of notice, passage of time or both, could not become an Event of Default.

The indenture requires GECC to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. A breach by GECC or any of the Grantors of its respective obligations under or in respect of the Security Documents or relating to the Collateral, will not result in an Event of Default but may result in a Collateral Redemption Event as described herein. The indenture provides that the Trustee may withhold notice to the holders of secured notes of any default if the Trustee considers it in the interest of such noteholders to do so provided the Trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the secured notes.

The indenture provides that if any Event of Default occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Outstanding secured notes may declare the principal amount and premium, if any, of all secured notes to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of the secured notes then Outstanding. The holders of a majority in aggregate principal amount of the secured notes then Outstanding may also waive on behalf of all holders past defaults with respect to the secured notes except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the secured notes.

Other than the duties of a trustee during a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of secured notes issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such indemnification provision, the indenture provides that the holders of a majority in aggregate principal amount of the secured notes issued thereunder at the time Outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the secured notes. However, the Trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability.

Amendment, Supplement and Waiver of the Indenture or the Security Documents

In general, our rights and obligations and the rights of the noteholders under the indenture or the Security Documents may be modified if the noteholders of not less than a majority in aggregate principal amount of Outstanding secured notes affected by the modification, voting as a single class, consent to it. However, the indenture provides that, unless each affected holder agrees, we cannot:

(1) make any adverse change to any payment term of a series of secured notes such as:

(a) extending the maturity date;

(b) extending the date on which we have to pay interest;

(c) reducing the interest rate;

(d) reducing the amount of principal we have to repay;

(e) changing the currency in which we have to make any payment of principal, premium or interest;

(f) modifying any redemption or repurchase right to the detriment of the holder; and

(g) impairing any right of a holder to bring suit for payment;

(2) reduce the percentage of the aggregate principal amount of secured notes needed to make any amendment to the indenture or to waive any covenant or default;

(3) make any change to the sections of the indenture relating to waivers of any past default; or

(4) make any change to the amendment, supplement and waiver provisions of the indenture or the Security Documents, except increase the percentage of the aggregate principal amount of secured notes needed to modify the indenture or the Security Documents to add additional non-modifiable and non-waivable provisions.

In addition, as described under “Releases of Collateral—Specific Releases”, we cannot release all or substantially all of the Collateral from the liens securing the secured notes (other than in accordance with the terms of the indenture or the Security Documents) without the consent of the holders of at least 66-2/3% in aggregate principal amount of Outstanding secured notes affected thereby.

Notwithstanding the foregoing, without the consent of any holder, GECC, the Trustee and the Security Trustee, as applicable, may from time to time enter into an indenture or supplements to the indenture, or GECC and the Trustee may direct the Security Trustee to enter into amendments, modifications or supplements to the Security Documents, without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any noteholder, for one or more of the following purposes:

(1) to evidence our succession by another Person;

(2) to add covenants for the benefit of the holders of the secured notes or any additional Event of Default for the secured notes;

(3) to add additional collateral as security for the secured notes other than as contemplated by the Security Documents;

(4) to evidence the appointment of a successor Trustee;

(5) to cure any ambiguity, to correct or supplement any provision of the indenture or the Security Documents to the extent not inconsistent with other provisions of the indenture or the Security Documents or otherwise amend or supplement the terms of the secured notes, the indenture or the Security Documents to the extent such amendment or supplement does not adversely affect the interests of the holders of the secured notes in any material respect; or

(6) to conform the text of the indenture, the Security Documents or the secured notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture, Security Documents or the secured notes.

Defeasance and Covenant Defeasance

Our obligations under the indenture, the secured notes and the Security Documents with respect to any series of secured notes will terminate (other than certain specified conditions) and we will be released upon payment in full of all of such series of secured notes. We may, at any time, elect to have all of our obligations discharged under the indenture, the secured notes and the Security Documents with respect to any series of secured notes and cure any then-existing Events of Default with respect to any series of secured notes (“legal defeasance”) if we satisfy the conditions to legal defeasance set forth below, other than:

(1) our obligation with respect to the transfer and exchange of such series of secured notes;

(2) our obligation to substitute mutilated, defaced, destroyed, lost or stolen secured notes;

(3) our obligation with respect to the rights of noteholders to receive payments of principal and interest on the secured notes;

(4) certain rights, obligations and immunities of the Trustee under the indenture; and

(5) the rights of noteholders with respect to the property deposited with the Trustee payable to all or any of the noteholders.

We may also, at our option and at any time, elect to be released from the restrictions described under the caption “—Certain Covenants” above with respect to any series of secured notes (“covenant defeasance”) if we satisfy the conditions to covenant defeasance set forth below and thereafter, any omission to comply with such covenants will not constitute an Event of Default with respect to such series of secured notes. If we exercise our legal defeasance or covenant defeasance options, the liens on the Collateral will be released and the Security Documents in effect at such time will terminate (to the extent described above under “Re-Appraisal and Release of Pool Aircraft,” in the case of defeasance in respect of less than all of the secured notes).

The conditions we must satisfy for legal defeasance or covenant defeasance include the following:

(1) We must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of such series of secured notes. The trust funds must consist of money or U.S. Government Obligations, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal and interest on such series of secured notes.

(2) If any series of secured notes will remain Outstanding following such legal defeasance or covenant defeasance, no Event of Default with respect to such remaining series shall have occurred and be continuing on the date we make such deposit.

(3) The legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreements or instruments to which we are a party.

In the case of legal defeasance, we are also required to deliver to the Trustee an opinion of counsel stating that we have received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the Effective Date of the secured notes there has been a change in the applicable federal income tax law, such that the holders of the Outstanding secured notes of such series to be legally defeased will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance. The ruling must provide that the holders of the Outstanding secured notes of such series to be defeased will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

In the case of a covenant defeasance, we are required to deliver to the Trustee an opinion of counsel to the effect that the holders of the Outstanding secured notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

We are also required to have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

The Trustee and Security Trustee

The Bank of New York Mellon, will act as the Trustee under the indenture. We may maintain bank accounts, borrow money and have other commercial banking, investment banking, trust company and other business relationships with the Trustee and its affiliates in the ordinary course of business. Affiliates of the Trustee may participate as underwriters, agents or dealers in offerings of our or our affiliates’ securities.

Wells Fargo Bank Northwest, N.A., will act as the Security Trustee under the Security Documents. We may maintain bank accounts, borrow money and have other commercial banking,

investment banking, trust company and other business relationships with the Security Trustee and its affiliates in the ordinary course of business. Affiliates of the Security Trustee may participate as underwriters, agents or dealers in offerings of our or our affiliates’ securities.

Governing Law

The indenture, the secured notes, and the initial Security Documents will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Certain significant terms which will be defined in the indenture are set forth below:

“Account Collateral” has the meaning set forth in the Mortgage.

“Account Control Agreement” means, if any of the Account Collateral is not held by the Security Trustee as provided in the Mortgage as determined by any Grantor or the Security Trustee, one or more account control agreements substantially in the form included in the Mortgage to be entered into among the applicable Grantor or Grantors, the Security Trustee and the applicable depository/securities intermediary, for the holding of cash Collateral thereunder as and when required to be deposited thereunder.

“Acquisition Agreement” means any agreement to provide warranties or any assignment of warranties in connection with any lease or agreement pursuant to which a Pool Aircraft has been or will be acquired by a Grantor.

“Additional Grantor” means any Person who executes a Grantor Supplement and becomes a Grantor under the Mortgage.

“Additional Pool Aircraft” means any Pool Aircraft added to the Designated Pool after the Effective Date pursuant to the Mortgage.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aircraft Collateral” means all Collateral subject to the Mortgage.

“Appraisal” means with respect to any Pool Aircraft, a “desk top” appraisal of such Pool Aircraft by a Qualified Appraiser, which appraisal opines as to the Base Value of such Pool Aircraft, assuming that such Pool Aircraft is in “half-time” remaining maintenance condition life.

“Appraised Value” means, with respect to any Pool Aircraft as of any date of determination thereof, the value of such Pool Aircraft as of such date, calculated by taking the lesser of the average and the median of the most recent three Appraisals conducted with respect to such Pool Aircraft as set forth in the Mortgage.

“Assigned Lease” means any Leases or Intermediate Leases to which a Grantor is or may from time to time be party with respect to the Pool Aircraft.

“Base Value” means, with respect to a Pool Aircraft, the value, expressed in dollars, of such Pool Aircraft, determined on the basis of an open, unrestricted, stable market environment with a reasonable balance of supply and demand and with full consideration of such Pool Aircraft’s “highest and best use,” presuming an arm’s length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for remarketing.

“Board of Directors” means either board of directors of GECC or any committee of that board duly authorized to act under the terms of the indenture.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are generally authorized or obligated by law or regulation to close in New York City.

“Business Day Convention” means if any Floating Rate Interest Payment Date (other than one that falls on the Stated Maturity or earlier redemption date) is not a Business Day, then such Interest Payment Date shall be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Floating Rate Interest Payment Date shall be the immediately preceding Business Day. If any such Floating Rate Interest Payment Date (other than the Stated Maturity or, if applicable, an earlier redemption date) is postponed or brought forward as described in the preceding sentence, the interest amount shall be adjusted accordingly and the holder shall be entitled to more or less interest, respectively. If the Stated Maturity or earlier redemption date is not a Business Day or any Floating Rate Interest Payment Date falls on the Stated Maturity or an earlier redemption date, where such date is not a Business Day, then the principal, premium, if any, and interest payable on that date will be paid on the next succeeding Business Day; however, GECC will not pay any additional interest due to the delay in payment.

“Calculation Agent” means The Bank of New York Mellon, or any other successor appointed from time to time by GECC acting as Calculation Agent in respect of the floating rate secured notes.

“Cape Town Convention” means, collectively, the Convention and the Protocol, together with all regulations and procedures issued in connection therewith, and all other rules, amendments, supplements, modifications, and revisions thereto (in each case using the English language version).

“Cash Collateral Account” means, collectively, the account defined as such in the Mortgage, and, each account described in each applicable Account Control Agreement.

“Collateral” has the meaning set forth in the Mortgage.

“Collateral Event” means, unless the applicable Collateral has been released from the liens securing the secured notes in accordance with the provisions of the indenture and the Security Documents, the occurrence and continuation of any of the following: (a)(i) any Security Document ceases to be in full force and effect (except as permitted by the terms of the indenture or the Security Documents), or the enforcement of any Security Document is stayed as to any Grantor in connection with certain events involving the bankruptcy, insolvency or reorganization of such Grantor (as opposed to GECC), or any of the Security Documents ceases to give the Security Trustee, as trustee on behalf of the Secured Parties, a valid, perfected security interest (except as permitted by the terms of the indenture or the Security Documents) in the Collateral, or (ii) GECC or one or more Grantors violates any covenant or agreement (A) relating to the Collateral under the indenture or (B) under the Security Documents, in each of cases (a)(i) and (a)(ii) above both (x) with respect to Collateral with an Appraised Value equal to or more than $250 million and (y) for a period of 365 consecutive days after GECC receives notice thereof from the Trustee or from the holders of at least 25% in principal amount of all secured notes at the time Outstanding (with a copy to the Trustee), specifying such event or (b) the repudiation or disaffirmation by GECC or any Grantor in writing of its material obligations under the Security Documents or the final and unappealable determination in a judicial proceeding of competent jurisdiction that the Security Documents are unenforceable or invalid against GECC or any Grantor party thereto for any reason with respect to Collateral with an Appraised Value equal to or more than $250 million which repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority to do so pursuant to the Security Documents or otherwise cured within 60 days after GECC receives written notice thereof specifying such occurrence from the Trustee or from the holders of at least 25% in principal amount of all secured notes at the time Outstanding (with a copy to the Trustee), specifying such occurrence.

“Collateral Redemption Event” means a Collateral Event followed by a Debt-to-Collateral Value Ratio Event with respect to such Collateral Event.

“Collateral Supplement” has the meaning set forth in the Mortgage.

“Contracting State” means any jurisdiction that has ratified, accepted, approved or acceded to the Cape Town Convention.

“Convention” means the Convention on International Interests in Mobile Equipment signed in Cape Town, South Africa on November 16, 2001.

“Daily Interest Amount” has the meaning provided in “—Principal Amount; Maturity and Interest.”

“Debt-to-Collateral Value Ratio” means, as of any date of determination, the ratio of (i) the aggregate principal amount of the Outstanding secured notes as of such date of determination (which in the case of any defeasance, shall not include the aggregate principal amount of the defeased series of secured notes, for which cash and U.S. Government Obligations have been deposited), divided by (ii) the sum of (x) the aggregate Appraised Value of all Pool Aircraft included in the Designated Pool and in compliance with the Express Perfection Requirements as of such date of determination and reflected in the most recent Appraisals delivered pursuant to the indenture and/or the Security Documents plus (y) the amount of any cash Collateral held in any Cash Collateral Account (which in the case of any defeasance, shall not include the amount of cash and U.S. Government Obligations deposited with respect to the defeased series of secured notes).

“Debt-to-Collateral Value Ratio Event” means, as of the 20th Business Day following a particular Collateral Event, a Debt-to-Collateral Value Ratio in excess of 65% unless the applicable Collateral has been released from the liens securing the secured notes in accordance with the provisions of the indenture and Security Documents.

“Designated LIBOR Page” means the Reuters screen “LIBOR01” or such other page as may replace the Reuters screen “LIBOR01” on that service or such other page as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

“Designated Pool” means the pool of aircraft consisting of the Pool Aircraft owned by a Grantor on the Effective Date and described in this prospectus supplement, as such pool may be thereafter amended, restated or supplemented in accordance with the terms of the indenture and the applicable Security Documents.

“Effective Date” means the date of initial issuance of the secured notes.

“Eligible Lease” means a lease (other than an Intermediate Lease) of a Pool Aircraft containing terms and conditions and otherwise in a form consistent with Leasing Company Practice with respect to similar aircraft under lease, taking into consideration, among other things, the identity of the relevant lessee (including operating experience), the age and condition of such Pool Aircraft and the jurisdiction in which such Pool Aircraft will be operated or registered.

“Eligible Person” means, subject to the Local Requirements Exception, any direct or indirect wholly-owned Subsidiary of GECC, including any Owner Trust.

“Enforcement Event” is in existence and continuing at any particular time of determination if either:

(a) at such time both an Event of Default shall have occurred and be continuing and all of the secured notes shall have been accelerated, provided that any Enforcement Event arising under this clause (a) shall cease to be in existence and continuing if such acceleration shall have been rescinded as provided in the indenture or if the principal amount of the secured notes, and all accrued and unpaid interest thereon, and any related premium, if any, on such secured notes shall be paid in full; or

(b) at such time an Event of Default shall have occurred and be continuing resulting from any failure to pay the principal amount of and premium, if any, on the secured notes of any series, and related accrued and unpaid interest, upon the Maturity of such series.

“Event of Default” means any Event of Default (as defined in the indenture) with respect to the secured notes.

“Event of Loss” means with respect to any Pool Aircraft (a) if the same is subject to a Lease, a “Total Loss,” “Casualty Occurrence” or “Event of Loss” or the like (in each case, however so defined in such Lease) and receipt by the applicable Grantor (or an Affiliate thereof) of payment from the lessee in the amount required under such Lease; or (b) if the same is not subject to a Lease, (i) its actual, constructive, compromised, arranged or agreed total loss, (ii) its destruction, damage beyond repair or being rendered permanently unfit for normal use for any reason whatsoever, (iii) requisition for title, confiscation, forfeiture or any compulsory acquisition or seizure or requisition for hire (other than a confiscation, compulsory acquisition or seizure or requisition for hire for a consecutive period not exceeding 180 days) by or under the order of any government (whether civil, military or de facto) or public or local authority in each case other than by the United States or (iv) its hijacking, theft or disappearance, resulting in loss of possession by the owner or operator thereof for a period of 180 consecutive days or longer. An Event of Loss with respect to any Pool Aircraft shall be deemed to occur on the date on which such Event of Loss is deemed pursuant to the relevant Lease to have occurred and payment from the lessee in the amount required under such Lease has been received by the applicable Grantor (or an Affiliate thereof) or, if such Lease does not so deem or if the relevant Pool Aircraft is not subject to a Lease, (A) in the case of an actual total loss or destruction, damage beyond repair or being rendered permanently unfit, the date on which such loss, destruction, damage or rendering occurs (or, if the date of loss or destruction is not known, the date on which the relevant Pool Aircraft was last heard of); (B) in the case of a constructive, compromised, arranged or agreed total loss, the earlier of (1) the date 30 days after the date on which notice claiming such total loss is issued to the insurers or brokers and (2) the date on which such loss is agreed or compromised by the insurers; (C) in the case of requisition of title, confiscation, restraint, detention, forfeiture, compulsory acquisition or seizure, the date on which the same takes effect; (D) in the case of a requisition for hire, the expiration of a period of 180 days from the date on which such requisition commenced (or, if earlier, the date upon which insurers make payment on the basis of such requisition); or (E) in the case of clause (iv) above, the final day of the period of 180 consecutive days referred to therein.

“Excluded Property” shall mean (a) proceeds of public liability insurance (or indemnities in lieu thereof from any Governmental Authority or other Person (including the manufacturer, the Lessee and any sublessee of the Lessee) paid or payable as a result of insurance claims made, or losses suffered, by any Grantor or GECC or their Affiliates, (b) proceeds of insurance maintained by any Grantor or GECC or their Affiliates for its or their own account or benefit (whether directly or through a Grantor) and not required under the Mortgage and proceeds of insurance in excess of the amounts required under the Mortgage, (c) the proceeds of any requisition for hire not required to be paid to the Security Trustee, (d) any general, Tax or other indemnity payments, expenses, reimbursements and similar payments and interest in respect thereof paid or payable in favor of any Grantor or GECC or their Affiliates or their respective successors or assigns, officers, directors, employees, agents, managers and servants, including any such payments pursuant to any Assigned Lease or sublease, (e) (i) any security interest or other Lien held by a Grantor, GECC or any of its Affiliates (or any agent or trustee therefor) in any assets of a Lessee (including the security assignment of any sublease) or any sublessee thereof or of any of their Affiliates (other than the Security Deposit under an Assigned Lease, or a letter of credit constituting a Related Collateral Document in lieu thereof) and the agreements evidencing the same, and (ii) any other credit support of any nature provided to or for the benefit of any Grantor or GECC or any of their Affiliates (other than a guarantee constituting a Related Collateral Document in respect of an Assigned Lease), and the agreements evidencing the same, (f) any interest that pursuant to an Assigned Lease or otherwise may from time to time accrue in respect of any of the amounts described in clauses (a) through (d) above, (g) all tax indemnity agreements, residual agreements, supplemental residual agreements, deficiency agreements, supplemental deficiency agreements, contracts with respect to third party service providers and Acquisition Agreements and all rights and payments and performance thereunder, (h) all rights to enforce, and to the proceeds from the enforcement of any right to enforce the payment and performance of any amount or document described in clauses (a) to (g) above or any Lien on assets or credit support described above, and (i) any right to exercise any election, option or right or make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case, only to the extent relating to, any Excluded Property.

“Express Perfection Requirements” means, (a) with respect to each Pool Aircraft and the related Assigned Leases, the Required Cape Town Registrations pursuant to the terms of the Mortgage, UCC Financing Statement filings, the execution and delivery to each Lessee of a Lessee Notice and the exercise of commercially reasonable efforts to procure, as promptly as practicable, a Lessee Acknowledgment; provided, however, that if a Lessee Acknowledgment with respect to a Lease of an Initial Pool Aircraft pursuant to which the leasing of such Pool Aircraft is in effect on the Effective Date cannot be procured from a Lessee after the exercise of commercially reasonable efforts, then, so long as GECC certifies to the Security Trustee that the Lessee received the Lessee Notice and that a lessee acknowledgement or consent is not required by the Lessee under the Lease or applicable Law in order for the lessor or the owner of the Pool Aircraft to grant the Lien in such Pool Aircraft or Lease contemplated hereby, such Lessee Acknowledgment shall not be required; provided, further, however, that, in the case of an Additional Pool Aircraft or a Lease of a Pool Aircraft pursuant to which the leasing of the Pool Aircraft thereunder commences after the Effective Date, the Lessee shall deliver the Lessee Acknowledgement therefor within 180 days after such Additional Pool Aircraft is added to the Designated Pool or the commencement of the leasing of such Pool Aircraft in the case of a Lease pursuant to which the leasing of the Pool Aircraft thereunder commences after the Effective Date, as the case may be; (b) with respect to each Pool Aircraft whose country of registration is the United States and the related Assigned Leases, the applicable FAA filings required by the Mortgage; (c) with respect to each Pool Aircraft registered in any country that has not ratified the Cape Town Convention, GECC has delivered a certificate of an officer of GECC to the Security Trustee, in which GECC certifies and represents that all actions have been taken (including the execution, delivery, registration and/or filing of any Security Documents and, if so required, related documents governed by the laws of the jurisdiction of registration of such Pool Aircraft, and all other necessary filings and/or recordings on the local aviation or other applicable register or other actions in the jurisdiction of registration of the applicable Pool Aircraft) that are necessary for the security interests under the Mortgage in favor of the Security Trustee (for the benefit of the Secured Parties) in the applicable Aircraft Collateral as security for the Secured Obligations, to be recognized under the laws of such jurisdiction of registration, and enforceable in such jurisdiction against the applicable Grantors and creditors of and purchasers from such Grantors, and all such actions have been taken; provided, that, the Grantors may elect not to comply with the requirements of this clause (c) with respect to any Pool Aircraft the Appraised Value in respect of which, when added to the Appraised Value of any other Pool Aircraft as to which the Grantors have made this election, shall not cause the aggregate amount of Appraised Values of all Pool Aircraft as to which the Grantors have made an election under this proviso to exceed 3% of the aggregate Appraised Value under the Appraisals available on the Effective Date; (d) with respect to each Grantor not organized under the laws of the United States or a state thereof, GECC has delivered a certificate of an officer of GECC to the Security Trustee, in which GECC certifies and represents that all actions have been taken (including the execution, delivery, registration and/or filing of any Security Document, and, if so required, related documents governed by the laws of the jurisdiction of organization of such Grantor, and all other necessary filings and/or recording on any applicable registry or other action in the jurisdiction of the organization of the applicable Grantor) that are necessary for the security interests under this Agreement in favor of the Security Trustee (for the benefit of the Secured Parties) in the Collateral in which such Grantor has any right, title or interest as security for the Secured Obligations to be recognized under the laws of such jurisdiction of organization, and enforceable in such jurisdiction against the applicable Grantor and creditors of and purchasers from such Grantor, and all such actions by GECC or the applicable Grantor have been taken; and (e) with respect to any Account Collateral, if a Cash Collateral Account is not held by the Security Trustee pursuant to the relevant provisions of the Mortgage, the execution and delivery of the Account Control Agreement in respect of such Cash Collateral Account and in each case the filing of a UCC Financing Statement naming the applicable Grantor as the debtor and the Security Trustee as the secured party and identifying the Account Collateral as the collateral in the jurisdiction of the location (for purposes of Section 9-307 of the UCC) of such Grantor. The Express Perfection Requirements do not require any actions, filings, registrations or recordings with respect to any subleases of Pool Aircraft or sublease assignments with respect thereto.

“FAA” means the Federal Aviation Administration of the United States of America.

“GECAS” means, collectively, GE Capital Aviation Services LLC, GE Capital Aviation Services Limited, and their successors and assigns.

“Governmental Authority” means the government of the United States, any other nation or any state, locality or political subdivision of the United States or any other nation, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor Supplement” has the meaning set forth in the Mortgage.

“Initial Interest Period” means the period beginning on, and including, the Effective Date and ending on, but not including, the earlier of the first Interest Payment Date or the date of an earlier redemption.

“Initial Pool Aircraft” means the Pool Aircraft Owned by each Grantor and identified by its Airframe and Engines on a schedule to the Mortgage as of the Effective Date.

“Interest Determination Date” means, for each Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

“Interest Period” means the period beginning on, and including an Interest Payment Date and ending on, but not including, the following Interest Payment Date, except that the final Interest Period shall be the period beginning on, and including, the Interest Payment Date immediately preceding the Stated Maturity or earlier redemption date in respect of a floating rate secured note, as applicable, and ending on, but not including, the Stated Maturity or earlier redemption date in respect of such floating rate secured note, as the case may be.

“Interest Reset Date” means, for each Interest Period other than the Initial Interest Period, the first day of such Interest Period. If any Interest Reset Date falls on a day that is not a Business Day, the Interest Reset Date will be the next day that is a Business Day, provided that if the next Business Day is in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

“Intermediate Lease” means, in respect of any Pool Aircraft, the lease (if any) to be entered into between the Grantor that Owns such Pool Aircraft (as lessor) and an Intermediate Lessee (as lessee).

“Intermediate Lessee” means, in respect of any Lease of a Pool Aircraft, a Person (other than the Grantor that Owns such Pool Aircraft) which, subject to the Local Requirements Exception, is wholly owned, directly or indirectly, by GECC and which GECC may determine is an Intermediate Lessee in accordance with the provisions of the Mortgage.

“International Interest” means has the meaning given to such term in the Cape Town Convention.

“International Registry” has the meaning given to it in the Cape Town Convention.

“Lease” means a lease agreement relating to any Pool Aircraft, which is listed in the Mortgage, as such schedule is supplemented or amended (or, if not so supplemented or amended, required to be supplemented) pursuant to the terms of the Mortgage from time to time, including to reference a successor or replacement lease agreement, between a Grantor or Intermediate Lessee (each as lessor), and a lessee, in each case together with all schedules, supplements and amendments thereto and each other document, agreement and instrument related thereto (excluding any sublease) that constitutes part of the “lease contract” (as defined in Section 2A-103(l) of the UCC) with respect to such Pool Aircraft, but excluding all Excluded Property.

“Leasing Company Practice” means, in relation to a Pool Aircraft and any particular issue or matter, the customary commercial practice of GECAS, having regard to the customary commercial practice that GECAS applies under similar circumstances in respect of other aircraft owned by it or its Affiliates and not subject to the Mortgage, as such practice may be required to be adjusted by the requirements of the indenture, the Mortgage and the other Security Documents, including the requirements in respect of Collateral.

“Lessee” means any party to a Lease or Intermediate Lease as a lessee thereunder.

“Lessee Acknowledgment” means a lessee acknowledgement described in the Mortgage.

“Lessee Notice” means a lessee notice described in the Mortgage.

“LIBOR” will be determined by the Calculation Agent as follows:

(a) LIBOR during the Initial Interest Period will be  . Thereafter, with respect to any Interest Determination Date, LIBOR will be the average of the offered rates for deposits in United States dollars having a maturity of three months beginning on the second London Business Day immediately after the Interest Determination Date that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page; provided that if the specified Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used. If fewer than two offered rates appear on the Designated LIBOR Page, or, if no rate appears on any page on which only one rate normally appears, LIBOR for that Interest Determination Date will be determined based on the rates on that Interest Determination Date at approximately 11:00 a.m., London time, at which deposits on that date in United States dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent (after consultation with GECC). The offered rates must begin on the second London Business Day immediately after the Interest Determination Date commencing at approximately 11:00 a.m., London time. The Calculation Agent will request the principal London office of each of these banks to quote its rate. If the Calculation Agent receives at least two such quotations, LIBOR will be the average of those quotations.

(b) If the Calculation Agent receives fewer than two such quotations, LIBOR will be the average of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent (after consultation with GECC). The rates will be for loans in United States dollars to leading European banks having a maturity of three months beginning on the second London Business Day after that date commencing at approximately 11:00 a.m., in the City of New York.

(c) If fewer than three such banks provide such quotes, the rate of interest on the floating rate secured notes with respect to the following Interest Reset Period shall be the rate of interest as in effect on such Interest Determination Date.

(d) Each calculation of the interest rate on the floating rate secured notes by the Calculation Agent shall (in the absence of manifest error) be final and binding on the Holders of the floating rate secured notes and GECC. All final percentages resulting from the completion of any calculation of any interest rate for the floating rate secured notes shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all U.S. dollar amounts shall be rounded to the nearest cent, with one-half cent being rounded upward.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (excluding, however, for purposes of clarification, the contract rights of any Person against GECC or a Grantor under any credit support, guarantee, indemnity, residual agreement or similar document or instrument, in each case constituting a part of the Excluded Property, whether arising by way of subrogation or otherwise), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Local Requirements Exception” means an exception for any equity interests of a Grantor or title to a Pool Aircraft to be held by directors, trustees, nominees, conditional vendors or similar persons under similar arrangements in order to meet local nationality or other local requirements regarding registration or ownership of aircraft or to minimize the impact of any taxes on the applicable Grantor or the aircraft lessee.

“London Business Day” means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in London.

“Maturity” when used with respect to any secured note, means the date on which the principal thereof becomes due and payable as provided in the indenture and the secured notes, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Mortgage” means the Aircraft Mortgage and Security Agreement by the Grantors party thereto in favor of the Security Trustee, together with any supplements thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time). A form of the Mortgage has been filed as Exhibit 4(xx) to the post-effective amendment no. 1 to our registration statement on Form S-3, of which this prospectus supplement forms a part.

“Non-Pool Aircraft” means, as of any date, any aircraft owned by GECC or any of its Subsidiaries that is not included in the Designated Pool as of such date.

“Outstanding” means, as of any particular time, all secured notes authenticated and delivered by the Trustee under the indenture, except (a) any secured notes canceled by the Trustee or delivered to the Trustee for cancellation; (b) any secured notes, or portions thereof, for the payment or redemption of which moneys in the necessary amount shall have been deposited in trust with the Trustee or with any paying agent (other than GECC) or shall have been set aside and segregated in trust by GECC (if GECC shall act as its own paying agent), provided that if such secured notes are to be redeemed prior to the Stated Maturity thereof, notice of such redemption shall have been mailed as provided in the indenture or provision satisfactory to the Trustee shall have been made for mailing such notice; (c) notes which have been defeased pursuant to the procedures specified under the caption “Defeasance and Covenant Defeasance” above; and (d) any secured notes in lieu of or in substitution for which other secured notes shall have been authenticated and delivered, or which shall have been paid, pursuant to the terms of the indenture, unless proof satisfactory to the Trustee is presented that any such secured notes are held by Persons in whose hands any of such secured notes is a valid, binding and legal obligation of GECC.

“Own” means, means, with respect to any Pool Aircraft, to hold title to such Pool Aircraft. The terms “Ownership” and “Owned by” have a correlative meaning.

“Owner Trust” means any contractual or statutory trust, 100% of the beneficial ownership of which trust is held by GECC or a Subsidiary of GECC (subject to the Local Requirements Exception); moreover, where the context so requires, references to an “Owner Trust” shall be a reference to the owner trustee of such Owner Trust.

“Permitted Liens” means:

(a) any Lien for Taxes if (i) such Taxes shall not be due and payable, or (ii) such Taxes are being disputed in good faith or contested in good faith by appropriate proceedings and reserves required by GAAP have been made therefor;

(b) any Lien in respect of any Pool Aircraft for any fees or charges of any airport, air navigation or similar authority arising by statute or operation of law if (i) the payments for such fees or charges are not yet due or payable or (ii) such fees or charges are being disputed in good faith or contested in good faith by appropriate proceedings and reserves required by GAAP have been made therefor;

(c) in respect of any Pool Aircraft, any repairer’s, carrier’s or hangar keeper’s, warehousemen’s, mechanic’s or materialmen’s Lien or employee and other like Liens arising in the ordinary course of business by operation of law or under customary terms of repair or modification agreements or any engine or parts-pooling arrangements or other similar Liens if the payment for such Liens (i) is not due and payable or (ii) is not overdue for payment having regard to the relevant trade, in circumstances where no enforcement action against the Pool Aircraft has yet been taken by the relevant holder of the Lien or (iii) is disputed in good faith or contested in good faith by appropriate proceedings and reserves in accordance with GAAP have been made therefor;

(d) any Lien assigned to or created in favor of the Security Trustee, for the benefit of the Secured Parties pursuant to the indenture, the Mortgage or the other Security Documents;

(e) any Lien affecting any Pool Aircraft (other than a Lien for Taxes) arising out of judgments or awards against GECC or any of the Grantors with respect to which at the time the period to file an appeal has not expired or an appeal is being presented in good faith and with respect to which within sixty (60) days thereafter there shall have been secured a stay of execution pending such appeal, and then only for the period of such stay, and reserves required in accordance with GAAP have been made therefor;

(f) any permitted lien or encumbrance, as defined under any lease or sublease of a Pool Aircraft (other than Liens created by a Grantor except as described in this definition);

(g) the respective rights of a Grantor and the lessee or any third party that owns or leases equipment installed on a Pool Aircraft under any lease relating to a Pool Aircraft, including any assignment of the relevant warranties relating to a Pool Aircraft (including restrictions on the Grantor’s right to grant a lien on or to transfer the applicable Lease or Pool Aircraft) (and the rights of any sublessee under any sublease relating to such lease) and the documents related thereto;

(h) rights of insurers (or governmental indemnitors in lieu thereof) under insurance policies (or governmental indemnities in lieu thereof) carried by a Lessee or sublessee, or the customary rights of insurers (or governmental indemnitors in lieu thereof) under insurance policies (or governmental indemnities in lieu thereof) carried by any Grantor, GECC or an Affiliate thereof, in respect of a Pool Aircraft;

(i) the interests of a voting or owner trustee, as applicable, or of an Intermediate Lessee in connection with the relevant Intermediate Lessee, including the interests of any Person in respect of any arrangements under the Local Requirements Exception;

(j) any Lien bonded against by any Grantor, GECC or any Affiliate thereof, any Lessee or sublessee, or other similar third party security (which does not itself result in a Lien on a Pool Aircraft or any part thereof);

(k) pledges of non-Aircraft Collateral or deposits required under a Lease to secure payment obligations of the applicable Grantor under that Lease;

(l) any Lease entered into prior to the Effective Date;

(m) any Eligible Lease or Intermediate Lease;

(n) any Lien resulting from or constituting any Third Party Event;

(o) any head lease, lease, conditional sale agreement, purchase or sale agreement or purchase option granted by a Grantor or GECC or an Affiliate of either of them as to the leasing, purchase or sale of any Pool Aircraft or part thereof existing on the date such Pool Aircraft becomes such or thereafter granted in accordance with Leasing Company Practice and as to which the leasing, purchase or sale transaction contemplated thereby has not yet been effected; and

(p) Liens not consensually created or granted by a Grantor or any of its Affiliates not otherwise constituting Permitted Liens under clauses (a) through (o) of this definition so long as the aggregate outstanding amount of the obligations secured thereby in respect of all Pool Aircraft does not exceed $100,000,000 at any one time.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pool Aircraft” means, as of any date, the aircraft consisting of the Initial Pool Aircraft and the Additional Pool Aircraft listed in the Mortgage.

“Protocol” means the Protocol to the Convention on Matters Specific to Aircraft Equipment, as in effect in any applicable jurisdiction from time to time.

“Qualified Appraiser” means, with respect to Appraisals used to calculate the Debt-to-Collateral Value Ratio and with respect to Appraisals for any other purpose under or in connection with the indenture, the Mortgage or the Security Documents, each of AVITAS, Inc., BK Associates, Inc., Morten Beyer & Agnew, Inc. and/or any other nationally recognized independent appraisal firms selected and retained by GECC, each of which appraisers is deemed approved by the Trustee under the Indenture.

“Related Collateral Documents” means, in respect of the Lease of any Pool Aircraft Owned by a Grantor, a letter of credit delivered to such Grantor pursuant to such Lease in lieu of a Security Deposit under such Lease, or a third-party or bank guarantee provided to such Grantor pursuant to such Lease, in each case by or on behalf of the Lessee thereunder to secure the obligations of such Lessee solely under such Lease, and in each case to the extent assignable without the consent of a third party, but excluding all Excluded Property.

“Required Cape Town Registrations” means, subject to the terms of the Mortgage, (i) the International Interest provided for under the Mortgage with respect to (x) each Aircraft Object (as defined in the Cape Town Convention) in respect of Pool Aircraft where the relevant Grantor is situated in a Contracting State or (y) an Aircraft Object which is an Airframe that pertains to a Pool Aircraft registered in a Contracting State; (ii) the International Interest provided for in any Lease that constitutes an International Interest to which such Grantor is a lessor or lessee; (iii) the assignment to the Security Trustee of each International Interest described in clause (ii) and assigned to the Security Trustee under the Mortgage; and (iv) the Contract of Sale (as defined in the Cape Town Convention) with respect to any Aircraft Object by which title to such Aircraft Object is conveyed to such Grantor due to a transfer occurring after the date the Pool Aircraft of which such Aircraft Object is a part becomes a Pool Aircraft, but only if (x) the seller under such Contract of Sale is situated in a Contracting State or, if such Aircraft Object is an Airframe, it pertains to a Pool Aircraft registered in a Contracting State and (y) if such seller agrees to such registration.

“Replaced Aircraft” means a Pool Aircraft removed from the Designated Pool and replaced by one or more Replacement Aircraft or cash collateral or a combination of the foregoing.

“Replacement Aircraft” means an aircraft to be added to the Designated Pool in connection with the removal of an aircraft pursuant to the Mortgage.

“Requirement of Law” means, as to any Person, any law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, each applicable foreign aviation law applicable to such Person or the aircraft owned or operated by it or as to which it has a contractual responsibility.

“Secured Obligations” means (i) all principal of and premium, if any, on the secured notes Outstanding from time to time under the indenture and all accrued unpaid interest (including Post-Petition Interest) on the secured notes Outstanding under the indenture, (ii) all other amounts now or hereafter payable by GECC to the holders or the Trustee under the indenture, including, without limitation, amounts owing to the Trustee for its fees, expenses, indemnities or other amounts and (iii) any fees, expenses, indemnities or other amounts now or hereafter payable by GECC to the Security Trustee under the Security Documents or for acting in its capacity as such pursuant to a separate agreement among such parties, in each case, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Securities Intermediary” means (i) for purposes of the relevant provision of the Mortgage, the Security Trustee and (ii) any “securities intermediary” as defined in 31 C.F.R. Section 357.2 or Section 8-102(a)(14) of the UCC.

“Security Deposit” means any security deposits and any payments made to reinstate security deposits payable by any Lessee under a Lease, in each case to ensure the obligations of such Lessee solely under such Lease.

“Security Documents” means the Mortgage and each other agreement, supplement, instrument or document executed and delivered pursuant to Section 2.18 or 2.19 of the Mortgage to secure any of the Secured Obligations.

“Security Trustee” means initially, Wells Fargo Bank Northwest, N.A., the security trustee appointed in accordance with the Security Documents together with its successors.

“Spread” means  basis points.

“Stated Maturity” means, with respect to any secured note, the final Maturity of such secured note contemplated on the Effective Date.

“Subsidiary” means (i) any corporation of which GECC or any Grantor directly or indirectly owns or controls at that time at least a majority of the outstanding stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power to elect a majority of the board of directors of such corporation or (ii) any other Person (other than a corporation) in which GECC or any Grantor directly or indirectly has at least a majority ownership interest and power to direct the policies, management and affairs thereto, including for purposes of the Security Documents, an Owner Trust.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Party Event” means any act or omission of a Lessee or sublessee or prior lessee or prior sublessee, or of any Person claiming by or through a Lessee or a sublessee or a prior lessee or prior sublessee, or of any Person which has possession of any Pool Aircraft, airframe, engine or part for the purpose of repairs, maintenance, modification or storage, or by virtue of any theft, requisition, seizure, or confiscation of any Pool Aircraft, or otherwise (other than seizure or confiscation arising from a breach by the Grantors themselves under the Mortgage), including a Lien or other matter for which a Lessee, sublessee, prior lessee or prior sublessee or any of the foregoing Persons is responsible for or is required to discharge or to indemnify for.

“Trustee” means The Bank of New York Mellon or its successor pursuant to the indenture.

“UCC Financing Statement” means any financing statement to be filed in any appropriate filing office in any UCC Jurisdiction and that (i) indicates the applicable Collateral by any description which reasonably approximates the description contained in the Mortgage or as all applicable assets of the applicable Grantor or words of similar effect, regardless of whether any particular asset comprised in such Collateral falls within the scope of Article 9 of the UCC or other similar provisions of the UCC Jurisdiction, and (ii) contains any other information required by part 5 of Article 9 of the UCC, or by any other applicable provision under the laws of the UCC Jurisdiction, for the sufficiency or filing office acceptance of any financing statement or amendment.

“UCC Jurisdiction” means any Uniform Commercial Code jurisdiction in which the filing of a UCC Financing Statement is effective to perfect a security interest in the Collateral under the Mortgage, or any other Security Document.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

In either case, the U.S. Government Obligations may not be callable or redeemable at the option of GECC, and shall also include a depository receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to such U.S. Government Obligation or a specific payment of principal of or interest on such U.S. Government Obligation held by the custodian for the account of the holder of such depository receipt. However, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt except as required by law.

Global Notes, Delivery and Form

All of the secured notes we offer will be issued in book-entry only form. This means that we will not issue certificates for secured notes, except in the limited case described below. Instead, we will issue global secured notes in registered form. Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the secured notes. Each note represented by a global note evidences a beneficial interest in that global note.

Beneficial interests in a global note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the secured notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners.

So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the secured notes represented thereby for all purposes, including payment of principal and interest, under the indenture governing the secured notes. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated secured notes and will not be considered the holder of the secured notes for any purpose under the indenture governing the secured notes. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture governing the secured notes. The laws of some jurisdictions require that certain purchasers of secured notes take physical delivery of such secured notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the secured notes.

Each global note representing secured notes will be exchangeable for certificated secured notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global secured notes or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to DTC within 90 calendar days after receipt of such notice or becoming aware of such cessation or (2) we determine at any time that the secured notes shall no longer be represented by global secured notes, in which case we will inform DTC of such determination, who will, in turn, notify participants of their right to withdraw their secured notes from DTC. Upon any such exchange, the certificated secured notes shall be registered in the names of the beneficial owners of the global note representing the secured notes.

The following is based on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participant’s accounts. This eliminates the need for physical movement of securities certificates. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

Registration, Transfer and Payment of Certificated Notes

If we ever issue secured notes in certificated form, those secured notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have initially designated The Bank of New York Mellon to act in those capacities for the secured notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the secured notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any secured notes at any time.

We will not be required to: (1) issue, register the transfer of or exchange any note to be redeemed for a period of 15 calendar days preceding the first publication of the relevant notice of redemption, or if registered secured notes are outstanding and there is no publication, the mailing of the relevant notice of redemption; (2) exchange or register the transfer of any note that was selected for redemption, in whole or in part, except the unredeemed portion of any such secured notes being redeemed in part; (3) exchange any unregistered secured notes selected for redemption except that such unregistered secured notes may be exchanged for registered secured notes of like tenor, provided that such registered secured notes shall be simultaneously surrendered for redemption; or (4) register the transfer of or exchange any secured notes surrendered for optional repayment, in whole or in part.

We will pay principal of and interest on any certificated secured notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable secured notes.

DESCRIPTION OF THE COLLATERAL

General

No subsidiaries of GECC will guarantee the secured notes, and none of GECC’s directly owned assets will secure the secured notes. The secured notes will only be secured by the grantors’ grant of a security interest in the collateral securing the secured notes, subject to the “Express Perfection Requirements” and “Permitted Liens,” as described in “Description of the Notes,” above. Such security interest will be granted to the security trustee for the benefit of the holders of the secured notes. This description of the collateral is a summary only, and we urge you to read the Form of Aircraft Mortgage and Security Agreement, which we refer to as the mortgage, a form of which has been filed as Exhibit 4(xx) to the post-effective amendment no. 1 to our registration statement on Form S-3 (File No. 333-178262), of which this prospectus supplement forms a part.

The collateral securing the secured notes is certain aircraft, leases and other property that are owned directly or indirectly by subsidiaries of GECC, which we refer to as the grantors. Such subsidiaries will enter into the mortgage with Wells Fargo Bank Northwest, National Association, as security trustee, on the date the secured notes are issued. The collateral securing the secured notes will be, with respect to each grantor, all of such grantor’s right, title and interest in and to the following, whether now owned or later acquired:

•

the grantor’s right, title and interest in and to aircraft identified in the mortgage, including the airframe and engines, together with all parts of such aircraft and certain casualty insurance proceeds with respect to the airframe or engine;

•

the grantor’s right, title and interest in and to all of its lease agreements relating to its collateral aircraft, including: the grantor’s right to receive moneys due under such leases; the grantor’s right to receive certain casualty insurance proceeds with respect to such leases; the grantor’s claims for damages arising out of or for breach or default under such leases; and the grantor’s right to terminate such leases and to exercise remedies under such leases;

•	certain cash collateral of the grantor specified in the mortgage, if any; and

•	the proceeds of the collateral described above.

Other than the aircraft collateral and any cash collateral, the collateral securing the secured notes described in this Description of the Collateral, including the aircraft leases, does not have a readily determinable value and has not been appraised, and will not be subject to appraisal in the future unless otherwise required by the indenture or the security documents. See “Risk Factors—Numerous factors could reduce the value of the aircraft and leases comprising the collateral, and the appraised value of the aircraft may not represent such value reductions, and upon disposition, we cannot assure you that the value of such collateral will be sufficient to satisfy our obligations under the secured notes.”

Aircraft Collateral

The initial aircraft collateral pool will consist of the aircraft specified below. Each of Avitas, BK and MBA performed a desktop appraisal on each of the aircraft in the initial aircraft collateral pool using the base value appraisal method, which appraisals are attached hereto as Appendix B, Appendix C and Appendix D, respectively. See “Risk Factors—Numerous factors could reduce the value of the aircraft and leases comprising the collateral, and the appraised value of the aircraft may not represent such value reductions, and upon disposition, we cannot assure you that the value of such collateral will be sufficient to satisfy our obligations under the secured notes.”

Base Initial Aircraft Collateral Pool

The initial aircraft collateral pool will consist of, at least, the aircraft identified as numbers 1-20, 55-131 and 135-137 in Appendix A attached hereto, which we refer to as the base initial aircraft collateral pool. The base initial aircraft collateral pool consists of 100 Airbus, Boeing, Bombardier and Embraer wide- and narrow-body aircraft with an average age of approximately 7.1 years, as of September 30, 2012, on lease to five commercial airlines and one cargo carrier that are all based in the United States. The aircraft are currently leased under long-term contracts, on a fixed-rate basis and have an average remaining lease term of 9.5 years as of September 30, 2012, with no lease due to mature prior to 2019. The lesser of the average and the median of the base value appraisals of Avitas, BK and MBA for each aircraft is presented in Appendix A attached hereto, which value may differ from the fair market value of the aircraft. As of September 30, 2012, the aggregate of such amounts for the base initial aircraft collateral pool was approximately $2,347 million.

Additional Initial Aircraft Collateral Pool

If, based on the aggregate principal amount of secured notes offered hereby, we expect the Debt-to-Collateral Value Ratio (as defined in the “Description of the Notes”) will exceed 65% at the time the secured notes are issued, we will add an additional 37 aircraft to the base initial aircraft collateral pool. As used in this prospectus supplement, the term “initial aircraft collateral pool” is intended to include such additional aircraft if they are included in the collateral pool. These additional aircraft will consist of the aircraft identified as numbers 21-54 and 132-134 in Appendix A attached hereto. If these additional aircraft are added to the initial collateral pool, the initial aircraft collateral pool will consists of 137 Airbus, Boeing, Bombardier and Embraer wide- and narrow-body aircraft with an average age of approximately 8.0 years, as of September 30, 2012, on lease to seven commercial airlines and one cargo carrier that are all based in the United States. These aircraft are currently leased under long-term contracts, on a fixed-rate basis and have an average remaining lease term of 9.0 years as of September 30, 2012, with no lease due to mature prior to 2018. The lesser of the average and the median of the base value appraisals of Avitas, BK and MBA for each aircraft is presented in Appendix A attached hereto, which value may differ from the fair market value of the aircraft. As of September 30, 2012, the aggregate of such amounts was approximately $2,658 million.

Additional Information About the Initial Aircraft Collateral Pool

A portion of the initial aircraft collateral is leased to American Airlines, which filed for Chapter 11 bankruptcy protection on November 29, 2011. American Airlines retains certain rights by operating under Chapter 11 bankruptcy protection, including the right to reject executory contracts, such as the aircraft leases between American Airlines and certain of our subsidiaries. At September 30, 2012, aircraft subject to lease agreements with American Airlines accounted for $433 million of the appraised value of the initial aircraft collateral securing the secured notes. While American Airlines has not rejected any of the leases related to the aircraft collateral securing the secured notes, we cannot assure you that American Airlines will not seek to modify, amend or terminate such leases during the course of its Chapter 11 bankruptcy proceeding, which changes could significantly reduce or eliminate the value of such collateral.

Lease Collateral

The collateral securing the secured notes also will include certain aircraft leases entered into by our grantor subsidiaries. We use the term “leases” in this section to describe those aircraft leases that are part of the initial collateral pool, and the term “lessees” to describe the counterparties that enter into leases with the grantors. Our description of the leases is general in nature and is intended to summarize terms applicable to the majority of the leases. The terms of individual leases may differ from this description. With respect to the leases, the grantors retain the benefit, and bear the risk, of re- leasing and of the residual value of the aircraft upon expiration or early termination of the lease. The lessees agree to lease the grantors’ aircraft for a fixed term, subject to the lessees’ right to extend the term in certain circumstances. The leases provide for the payment of a fixed, periodic amount of rent.

Operating Costs and Expenses

The leases are on a “net” basis, which means the lessees are generally responsible for all operating costs and expenses such as maintenance, servicing, insurance, license and registration, taxes and all other aspects of the aircraft operating expenses during the lease term, including fuel, crews, airport and navigation charges. Except in limited circumstances, the lessees are required to make payment without any offsets against amounts that a grantor may owe a lessee or any claims that a lessee may have against such grantor. In certain cases, a grantor may share with a lessee the cost of compliance with airworthiness directives. Certain grantors may occasionally contribute funds toward aircraft modifications (such as winglets), particularly when lessees agree to compensate the grantors with increased lease payments or when grantors expect such modifications will increase the value of the aircraft after an existing lease expires. Furthermore, the lessees generally indemnify grantors for substantially all third-party liabilities arising from their use of the grantors’ aircraft, with limited exceptions.

Insurance

The lessees are required to carry those types of insurance which are customary in the air transportation industry, including comprehensive liability insurance, aircraft all risk hull insurance and, to the extent described below, war risk insurance. Lessees generally are responsible for paying the insurance premiums, and the grantors are named as additional insureds on liability policies carried by the lessees.

The insurance is primary and not contributory, and insurance carriers generally are required to waive rights of subrogation against the grantors. Coverage under liability policies generally is not subject to deductibles except those as to baggage and cargo that are standard in the airline industry, and coverage under all risk aircraft hull insurance policies generally is subject to agreed deductible levels in respect of partial damage to the aircraft.

The grantors obtain certificates of insurance from the lessees’ insurance brokers to evidence the existence of such insurance. These certificates of insurance generally contain a breach of warranty endorsement so that, subject to certain standard exceptions, interests of a grantor are not prejudiced by any act or omission of a lessee.

In addition, the grantors maintain contingent liability insurance and contingent hull insurance with respect to aircraft they own directly or indirectly, which insurance is intended to provide coverage in the event that the insurance maintained by any of the lessees fails in certain circumstances.

Lessees are fully responsible for payment of any hull related losses. The lessees’ responsibility extends to situations for which insurance will not cover such losses, including as a result of policy limits or excess provisions. In certain circumstances, lessees are entitled to self-insure all or a portion of the hull risk associated with their leases.

Third-party aircraft hull policies typically cover war risks, such as confiscation, seizure, hijacking and similar forms of retention or, where coverage is available, terrorism. However, such coverage may from time to time be unilaterally limited or terminated, particularly in the event of terrorist attacks. In such circumstances, lessees may be unable to obtain such insurance and the aircraft collateral may operate without the benefit of such coverage.

The comprehensive liability insurance listed on certificates of insurance include provisions for bodily injury, property damage, passenger liability, cargo liability and such other provisions reasonably necessary in commercial passenger and cargo airline operations.

Subleasing and Possession

The leases require their subject aircraft to remain in the possession of the applicable lessee, although the leases generally allow the subleasing of aircraft, as well as pooling and inter-change arrangements that are customary in the airline industry. Also, the lessees generally may deliver the aircraft, engines and other equipment or components to third parties for service, maintenance, repair or other work required or permitted under the leases. The leases also permit the lessees to participate in the U.S. Civil Reserve Air Fleet program in which such lessees become contractually obligated to use their leased aircraft to augment Department of Defense airlift requirements in emergencies when the need for airlift exceeds the capability of military aircraft.

Maintenance Obligations

The lessees are responsible for normal maintenance and repairs, airframe and engine overhauls, and compliance with return conditions of their leased aircraft. Certain leases also require the grantors to make maintenance contributions for costs associated with airworthiness directive compliance.

Lease Extension and Expiration

The leases automatically expire at the end of the term, unless a lessee exercises an option to extend the lease. Upon expiration, lessees must return the aircraft and their components in the conditions specified in the leases.

Compliance with Aviation Laws

Lessees are responsible for compliance with applicable laws and regulations in connection with their operation of the aircraft, including complying with the requirements of the aviation authority of a lessee’s jurisdiction and the standards of the U.S. Federal Aviation Administration (the “FAA”), if applicable.

Compliance with OFAC

Lessees are responsible for compliance with applicable laws and regulations in connection with U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).

Exclusions from Collateral

The collateral securing the secured notes includes only the particular assets described in this prospectus supplement and does not include other assets that the grantors may have, such as sublease assignments, mortgages and other security granted by lessees in favor of GECC or the grantors to secure such lessees’ payment obligations. Similarly, the collateral securing the secured notes does not include any warranties or guarantees provided by airframe or engine manufacturers for our benefit, including residual value guarantees or deficiency guarantees, with respect to the aircraft collateral pool.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income and estate tax considerations that may be relevant to you if you invest in the secured notes. This summary does not purport to be a comprehensive description of all tax considerations that may be relevant to you, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. The summary does not address tax consequences under state, local or foreign tax laws. This summary deals only with holders that hold secured notes as capital assets and purchase secured notes as part of the initial distribution at their issue price. Except as discussed under “Non-U.S. Holders” and “Information Reporting and Backup Withholding,” the discussion generally applies only to holders of secured notes that are U.S. holders. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the secured notes. This summary does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold secured notes as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, certain former citizens and residents, or a person whose “functional currency” is not the U.S. dollar.

This summary is based on laws, rulings and decisions now in effect, and final, temporary and proposed Treasury regulations, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax adviser about the tax consequences of purchasing or holding secured notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest

Accordingly, payments or accruals of stated interest on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Purchase, Sale and Retirement of Secured Notes

When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note to you.

The gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Non-U.S. Holders

If you are a non-resident alien individual or a foreign corporation (a “non-U.S. holder”), the interest income that you derive in respect of the secured notes generally will be exempt from U.S. federal withholding tax. This exemption will apply to you provided that:

•

you do not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, and

•

the beneficial owner of the secured notes provides a statement (generally, an Internal Revenue Service Form W-8BEN or other applicable Form W-8) signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. person in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. person).

If you are a non-U.S. holder, any gain you realize on a sale, exchange or other disposition of secured notes generally will be exempt from U.S. federal income tax, including withholding tax. This exemption will not apply to you if your gain is effectively connected with your conduct of a trade or business in the United States or you are an individual holder and are present in the United States for 183 days or more in the taxable year of the disposition and either your gain is attributable to an office or other fixed place of business that you maintain in the United States or you have a tax home in the United States.

In addition, under proposed regulations issued in February 2012 and an announcement issued by the U.S. Treasury Department and the Internal Revenue Service in October 2012, payments of interest on the secured notes, and the gross proceeds from the disposition of notes, would be exempt from the documentation and reporting requirements and potential withholding tax imposed by the Foreign Account Tax Compliance (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act of 2010. However, if the secured notes are materially modified in the future, they may be treated as reissued for U.S. federal income tax purposes. In such event, such requirements and tax may apply to the secured notes, but would apply only to payments of interest after December 31, 2013 and to payments of gross proceeds after December 31, 2016.

U.S. federal estate tax will not apply to a note held by an estate if at the time of death the decedent was not a citizen or resident of the United States, did not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and payments of interest on the note would not have been effectively connected with the conduct by the decedent of a trade or business in the United States.

For purposes of applying the rules described under this heading “Non-U.S. Holders” to a partnership or other entity that is treated as fiscally transparent for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

Information Reporting and Backup Withholding

Persons making payments on the secured notes must file information returns with the Internal Revenue Service in connection with payments made to certain U.S. holders. If you are a U.S. holder, you generally will not be subject to U.S. backup withholding on such payments if you provide your taxpayer identification number to the payor and make certain other required certifications, or are otherwise exempt from backup withholding. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these requirements. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement dated  , 2012, we have agreed to sell to the underwriters named below (the “Underwriters”), for whom Goldman, Sachs & Co. is acting as representative, and the Underwriters have severally agreed to purchase from us, the principal amounts of secured notes listed opposite their names below:

Underwriter	Principal Amount of Floating Rate Secured Notes	Principal Amount of 2015 Secured Notes	Principal Amount of 2019 Secured Notes
Goldman, Sachs & Co.	$	$	$
Citigroup Global Markets Inc.	$	$	$

TOTAL	$	$	$

The secured notes will be a new issue of securities with no established trading market. We do not intend to apply for listing of the secured notes on any national securities exchange or for quotation of the secured notes on any automated dealer quotation system. The Underwriters have advised us that they intend to make a market in the secured notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the Underwriters can assure you that the trading market for the secured notes will be liquid. The offering of the secured notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

The Underwriters propose to offer some of the secured notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the secured notes to dealers at the public offering price less a concession not to exceed $   per $   of the floating rate secured notes, $   per $   of the 2015 secured notes and $   per $   of the 2019 secured notes. The Underwriters may allow, and dealers may reallow, a concession not to exceed $   per $   of the floating rate secured notes, $   per $   of the 2015 secured notes and $   per $   of the 2019 secured notes on sales to other dealers. After the initial offering of the secured notes to public, the representatives may change the public offering price and concessions.

In connection with this offering, we have agreed to pay to the Underwriters an underwriting discount (expressed as a percentage of the principal amount of the secured notes) of  % in the case of the floating rate secured notes,  % in the case of the 2015 secured notes and  % in the case of the 2019 secured notes. However, the amount of the underwriting discount (expressed as a percentage of the principal amount of the secured notes) to be paid by us to the Underwriters in connection with this offering for sales to certain institutions is  % in the case of the floating rate secured notes,  % in the case of the 2015 secured notes and  % in the case of the 2019 secured notes.

In connection with the offering, the Underwriters may purchase and sell the secured notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of secured notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the secured notes while the offering is in progress.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the secured notes. As a result, the price of the secured notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make because of any of these liabilities.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the Underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. Goldman Sachs & Co., will receive a structuring fee equal to  % of the public offering price in the aggregate for acting as structuring agent in advance of the offering.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The Underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

It is expected that delivery of the secured notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth Business Day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade secured notes on the date of this prospectus supplement or the next succeeding Business Day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of secured notes who wish to trade secured notes on the date of this prospectus supplement or the next succeeding Business Day should consult their own advisors.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of secured notes which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such secured notes to the public in the Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of our representatives for any such offer; or

(c)

at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of secured notes referred to in (a) through (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of secured notes to the public” in relation to any secured notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the secured notes to be offered so as to enable an investor to decide to purchase or subscribe for the secured notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each Underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the secured notes in circumstances in which Section 21(1) of the FSMA does not apply to us and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the secured notes in, from or otherwise involving the United Kingdom.

Hong Kong

The secured notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the secured notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to secured notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The secured notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each Underwriter has agreed that it will not offer or sell any secured notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the secured notes may not be circulated or distributed, nor may the secured notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the secured notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)

a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the secured notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL OPINIONS

Gibson, Dunn & Crutcher LLP will pass upon the validity of the secured notes on our behalf, and Holland & Knight LLP will pass upon certain legal matters related to the collateral on our behalf. Clifford Chance US LLP will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements and schedule of GECC as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated herein by reference from the Form 8-K filed by GECC on May 4, 2012 have been so incorporated by reference herein in reliance upon the reports, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2011 consolidated financial statements contains an explanatory paragraph stating that, as discussed in Note 1 to the consolidated financial statements, GECC, in 2010, changed its method of accounting for consolidation of variable interest entities and, in 2009, changed its method of accounting for impairment of debt securities, business combinations and noncontrolling interests.

The references to Avitas, BK and MBA, and to their respective appraisal reports, which are attached hereto as Appendix B, Appendix C and Appendix D, respectively, are included in reliance upon the authority of each such firm as an expert with respect to the matters contained in its respective appraisal report.

Appendix A

No.	Aircraft Type	Serial Number	Date of Manufacture	Engine Type	MTOW (lbs)	LMM of Appraised Base Value ($MM)
1	737-700	32679	10-Jun-04	CFM56-7B20	153000	23.1
2	737-700	32681	29-Jun-04	CFM56-7B20	153000	23.1
3	737-700	32653	7-Sep-04	CFM56-7B20	153000	23.4
4	737-700	32744	21-Oct-04	CFM56-7B20	153000	23.7
5	737-700	32661	6-Dec-04	CFM56-7B20	153000	23.7
6	737-700	32654	1-Feb-05	CFM56-7B20	153000	24.0
7	737-700	32656	16-Mar-05	CFM56-7B20	153000	24.0
8	737-700	32657	8-Apr-05	CFM56-7B20	153000	24.3
9	737-700	32660	18-May-05	CFM56-7B20	153000	24.3
10	737-700	32662	6-Oct-05	CFM56-7B20	153000	25.1
11	737-700	32664	3-Nov-05	CFM56-7B20	153000	25.1
12	737-700	32665	7-Dec-05	CFM56-7B20	153000	25.1
13	737-700	32666	14-Dec-05	CFM56-7B20	153000	25.1
14	737-700	32668	24-Feb-06	CFM56-7B20	153000	25.5
15	737-700	32670	17-Mar-06	CFM56-7B20	153000	25.5
16	737-700	32671	20-Apr-06	CFM56-7B20	153000	26.0
17	737-700	32673	12-May-06	CFM56-7B20	153000	26.0
18	737-700	32675	16-Jun-06	CFM56-7B20	153000	26.0
19	737-700	32677	27-Jul-06	CFM56-7B20	153000	26.4
20	737-700	32678	22-Sep-06	CFM56-7B20	153000	26.4
21	CRJ-200LR	7390	20-Apr-00	CF34-3B1	53000	5.1
22	CRJ-200LR	7432	26-Sep-00	CF34-3B1	53000	5.2
23	CRJ-200LR	7444	2-Nov-00	CF34-3B1	53000	5.3
24	CRJ-200LR	7458	12-Dec-00	CF34-3B1	53000	5.3
25	CRJ-200LR	7475	10-Feb-01	CF34-3B1	53000	5.4
26	CRJ-200LR	7477	26-Jan-01	CF34-3B1	53000	5.4
27	CRJ-200LR	7488	17-Mar-01	CF34-3B1	53000	5.4
28	CRJ-200LR	7492	29-Mar-01	CF34-3B1	53000	5.4
29	CRJ-200LR	7495	27-Mar-01	CF34-3B1	53000	5.4
30	CRJ-200LR	7501	19-Apr-01	CF34-3B1	53000	5.5
31	CRJ-200LR	7505	28-Apr-01	CF34-3B1	53000	5.5
32	CRJ-200LR	7506	27-Apr-01	CF34-3B1	53000	5.5
33	CRJ-200LR	7509	14-May-01	CF34-3B1	53000	5.5
34	CRJ-200LR	7515	31-May-01	CF34-3B1	53000	5.5
35	CRJ-200LR	7516	18-May-01	CF34-3B1	53000	5.5
36	CRJ-200LR	7525	28-Jun-01	CF34-3B1	53000	5.5
37	CRJ-200LR	7532	11-Jul-01	CF34-3B1	53000	5.7
38	CRJ-200LR	7533	13-Jul-01	CF34-3B1	53000	5.7
39	CRJ-200LR	7541	17-Aug-01	CF34-3B1	53000	5.7
40	CRJ-200LR	7543	24-Aug-01	CF34-3B1	53000	5.7
41	CRJ-200LR	7554	18-Sep-01	CF34-3B1	53000	5.7
42	CRJ-200LR	7560	5-Oct-01	CF34-3B1	53000	5.8
43	CRJ-200LR	7577	3-Nov-01	CF34-3B1	53000	5.8
44	CRJ-200LR	7580	9-Nov-01	CF34-3B1	53000	5.8
45	CRJ-200LR	7587	24-Nov-01	CF34-3B1	53000	5.8
46	CRJ-200LR	7588	12-Dec-01	CF34-3B1	53000	5.8
47	CRJ-200LR	7598	20-Dec-01	CF34-3B1	53000	5.8
48	CRJ-200LR	7604	14-Jan-02	CF34-3B1	53000	5.9
49	CRJ-200LR	7611	25-Jan-02	CF34-3B1	53000	5.9
50	CRJ-200LR	7691	19-Oct-02	CF34-3B1	53000	6.2
51	CRJ-200LR	7692	16-Oct-02	CF34-3B1	53000	6.2
52	CRJ-200LR	7712	28-Nov-02	CF34-3B1	53000	6.2

No.	Aircraft Type	Serial Number	Date of Manufacture	Engine Type	MTOW (lbs)	LMM of Appraised Base Value ($MM)
53	CRJ-200LR	7715	24-Nov-02	CF34-3B1	53000	6.2
54	CRJ-200LR	8005	16-Jan-05	CF34-3B1	53000	7.6
55	A320-200	1849	17-Jul-02	V2527-A5	169750	22.9
56	A320-200	1898	25-Oct-02	V2527-A5	169750	23.3
57	A320-200	1927	7-Jan-03	V2527-A5	169750	23.7
58	A320-200	1948	31-Jan-03	V2527-A5	169750	23.7
59	A320-200	2006	4-Apr-03	V2527-A5	169750	24.1
60	A320-200	2132	9-Oct-03	V2527-A5	169750	25.0
61	A320-200	2136	15-Oct-03	V2527-A5	169750	25.0
62	E-190AR	19000007	7-Sep-05	CF34-10E6	114199	19.0
63	E-190AR	19000006	20-Sep-05	CF34-10E6	114199	19.0
64	E-190AR	19000008	9-Sep-05	CF34-10E6	114199	19.0
65	E-190AR	19000009	1-Nov-05	CF34-10E6	114199	19.3
66	E-190AR	19000011	21-Nov-05	CF34-10E6	114199	19.3
67	E-190AR	19000014	7-Dec-05	CF34-10E6	114199	19.3
68	E-190AR	19000017	20-Dec-05	CF34-10E6	114199	19.3
69	E-190AR	19000020	30-Jan-06	CF34-10E6	114199	19.7
70	E-190AR	19000021	14-Feb-06	CF34-10E6	114199	19.7
71	E-190AR	19000023	9-Mar-06	CF34-10E6	114199	19.7
72	E-190AR	19000025	11-Apr-06	CF34-10E6	114199	20.0
73	E-190AR	19000026	9-Mar-06	CF34-10E6	114199	19.7
74	E-190AR	19000030	17-May-06	CF34-10E6	114199	20.0
75	E-190AR	19000032	1-Jun-06	CF34-10E6	114199	20.0
76	E-190AR	19000033	7-Jun-06	CF34-10E6	114199	20.0
77	E-190AR	19000035	26-Jun-06	CF34-10E6	114199	20.0
78	E-190AR	19000039	17-Jul-06	CF34-10E6	114199	20.3
79	E-190AR	19000040	10-Aug-06	CF34-10E6	114199	20.3
80	E-190AR	19000042	21-Aug-06	CF34-10E6	114199	20.3
81	E-190AR	19000045	13-Sep-06	CF34-10E6	114199	20.3
82	E-190AR	19000047	2-Oct-06	CF34-10E6	114199	20.6
83	E-190AR	19000049	4-Nov-06	CF34-10E6	114199	20.6
84	E-190AR	19000054	6-Feb-07	CF34-10E6	114199	21.0
85	E-190AR	19000090	13-Jul-07	CF34-10E6	114199	21.6
86	E-190AR	19000103	11-Sep-07	CF34-10E6	114199	21.6
87	E-190AR	19000125	8-Nov-07	CF34-10E6	114199	22.0
88	E-190AR	19000144	14-Jan-08	CF34-10E6	114199	22.4
89	777-200ER	30223	25-May-01	PW4090	632500	64.9
90	777-200ER	30551	23-Jan-01	PW4090	632500	63.5
91	777-200ER	30553	24-Jul-01	PW4090	632500	65.6
92	CRJ-200LR	7882	9-Dec-03	CF34-3B1	53000	6.8
93	CRJ-200LR	7889	7-Jan-04	CF34-3B1	53000	6.9
94	CRJ-200LR	7892	11-Jan-04	CF34-3B1	53000	6.9
95	CRJ-200LR	7909	16-Feb-04	CF34-3B1	53000	6.9
96	CRJ-200LR	7911	23-Feb-04	CF34-3B1	53000	6.9
97	CRJ-200LR	7926	8-Apr-04	CF34-3B1	53000	7.0
98	CRJ-200LR	7925	12-Apr-04	CF34-3B1	53000	7.0
99	CRJ-200LR	7920	24-Apr-04	CF34-3B1	53000	7.0
100	CRJ-200LR	7898	26-Jan-04	CF34-3B1	53000	6.9
101	CRJ-200LR	7931	27-Apr-04	CF34-3B1	53000	7.0
102	CRJ-200LR	7937	12-May-04	CF34-3B1	53000	7.0
103	CRJ-200LR	7941	20-May-04	CF34-3B1	53000	7.0
104	CRJ-200LR	7919	22-Mar-04	CF34-3B1	53000	6.9

No.	Aircraft Type	Serial Number	Date of Manufacture	Engine Type	MTOW (lbs)	LMM of Appraised Base Value ($MM)
105	CRJ-200LR	7858	17-Oct-03	CF34-3B1	53000	6.8
106	CRJ-200LR	7860	23-Oct-03	CF34-3B1	53000	6.8
107	CRJ-200LR	7873	21-Nov-03	CF34-3B1	53000	6.8
108	CRJ-200LR	7945	2-Jun-04	CF34-3B1	53000	7.0
109	CRJ-200LR	7959	17-Jul-04	CF34-3B1	53000	7.2
110	CRJ-200LR	7962	21-Aug-04	CF34-3B1	53000	7.2
111	CRJ-200LR	7906	12-Feb-04	CF34-3B1	53000	6.9
112	CRJ-200LR	7897	21-Jan-04	CF34-3B1	53000	6.9
113	CRJ-700ER	10165	15-Sep-04	CF34-8C1	75000	13.7
114	CRJ-700ER	10171	21-Oct-04	CF34-8C1	75000	13.8
115	CRJ-700ER	10178	28-Oct-04	CF34-8C1	75000	13.8
116	CRJ-700ER	10167	24-Sep-04	CF34-8C1	75000	13.7
117	CRJ-700ER	10168	30-Sep-04	CF34-8C1	75000	13.7
118	CRJ-700ER	10177	29-Oct-04	CF34-8C1	75000	13.8
119	CRJ-700ER	10150	10-Jun-04	CF34-8C1	75000	13.5
120	CRJ-200LR	7879	28-Nov-03	CF34-3B1	53000	6.8
121	CRJ-200LR	7885	18-Dec-03	CF34-3B1	53000	6.8
122	737-800	40769	7-Dec-11	CFM56-7B24E	174200	44.9
123	737-800	40768	3-Nov-11	CFM56-7B24E	174200	44.9
124	737-800	30907	25-Oct-10	CFM56-7B24/3	174200	43.2
125	737-800	31107	15-Oct-10	CFM56-7B24/3	174200	43.2
126	737-800	31105	24-Sep-10	CFM56-7B24/3	174200	42.7
127	737-800	30905	2-Dec-10	CFM56-7B24/3	174200	43.2
128	737-800	40583	19-Nov-10	CFM56-7B24/3	174200	43.2
129	737-800	33213	25-Aug-10	CFM56-7B24/3	174200	42.7
130	737-800	31103	19-Aug-10	CFM56-7B24/3	174200	42.7
131	737-800	40580	2-Sep-10	CFM56-7B24/3	174200	42.7
132	A320-200	4448	27-Sep-10	CFM56-5B4/3	169750	38.5
133	A320-200	4480	29-Oct-10	CFM56-5B4/3	169750	39.0
134	A320-200	4559	25-Jan-11	CFM56-5B4/3	169750	39.5
135	747-400F	32838	16-Jul-02	CF6-80C2B5F	875000	85.3
136	747-400F	32840	6-Dec-02	CF6-80C2B5F	875000	86.6
137	747-400F	30812	24-Jul-02	CF6-80C2B5F	875000	85.2

Appendix B

AVITAS, Inc. World Headquarters
September 14, 2012	14520 Avion Parkway, Suite 300
Chantilly, Virginia 20151 USA
Phone: 703.476.2300
Fax: 703.860.5855
www.avitas.com

GECAS
777 Long Ridge Road
Building C
Stamford
CT 06927

Dear Sirs:

AVITAS, Inc. has been retained by GECAS (the “Client”) to provide its opinion as to the Base Value for one-hundred thirty-seven (137) commercial jet aircraft of various types. The subject aircraft are identified and their values are set forth in Figure 1 beginning on page 3 of this Opinion Letter.

In determining the values, AVITAS has not had the opportunity to recently inspect the subject aircraft nor review their related technical documentation. Consequently, unless otherwise stated, we use the following assumptions for each aircraft in our valuation:

•	the aircraft is in average physical condition
•	it is in half-life, half-time condition with regard to the airframe, engines, landing gear and other critical components
•	it is in a standard airline configuration
•	it is operated under the air transport regulations of a major airworthiness authority
•	the historical maintenance documentation has been properly controlled under internationally recognized standards
•	it is in compliance with all Airworthiness Directives and Service Bulletins
•	its specification status is comparable to that most common for an aircraft of its type and vintage
•	its utilization rate is similar to that of other aircraft of its type and age
•	there is no history of accident or incident damage

The values presented in this report do not take into consideration fleet sales, attached leases, tax considerations or other factors that might be considered in structuring the terms and conditions of a specific transaction. These factors do not directly affect the value of the aircraft itself but can affect the economics of the transaction. Therefore, the negotiated striking price in an aircraft transaction may take into consideration factors such as the present value of the future lease stream, the terms and conditions of the specific lease agreement and the impact of tax considerations.

GECAS
September 14, 2012

Definitions

AVITAS’s value definitions conform to those of the International Society of Transport Aircraft Trading (“ISTAT”) adopted in January 1994, and are summarized as follows:

•

Base Value is the appraiser’s opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its “highest and best use.” An aircraft’s Base Value is founded in the historical trend of values and in the projection of value trends and presumes an arm’s-length, single-unit, cash transaction between willing and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time for marketing. Base Value typically assumes that an aircraft’s physical condition is average for an aircraft of its type and age, and its maintenance time status is at mid-life, mid-time (or benefiting from an above-average maintenance status if it is new or nearly new).

Single-Unit Sale

While not set forth in the value definitions above, our value opinions for the aircraft assume a single-unit transaction wherein the aircraft would be sold by itself, not part of a wholesale lot or a large portfolio of aircraft that would be sold en masse in a transaction where some “volume discount” might typically apply.

GECAS
September 14, 2012

Aircraft Values

AVITAS’s opinion as to the value of the subject aircraft is presented below in millions of U.S. dollars.

  Figure 1

GECAS
Aircraft Description & Summary of Aircraft Values as of 3rd Quarter 2012
in US$ Millions

No.	Aircraft Type	Serial Number	Manuf. Date	Engine Type	MTOW (lbs)	Operator	Base Value
1	737-700	32679	Jun-04	CFM56-7B20	153,000	Southwest Airlines	$22.6
2	737-700	32681	Jun-04	CFM56-7B20	153,000	AirTran Airways	22.6
3	737-700	32653	Sep-04	CFM56-7B20	153,000	AirTran Airways	23.0
4	737-700	32744	Oct-04	CFM56-7B20	153,000	AirTran Airways	23.4
5	737-700	32661	Dec-04	CFM56-7B20	153,000	AirTran Airways	23.4
6	737-700	32654	Feb-05	CFM56-7B20	153,000	AirTran Airways	23.9
7	737-700	32656	Mar-05	CFM56-7B20	153,000	AirTran Airways	23.9
8	737-700	32657	Apr-05	CFM56-7B20	153,000	AirTran Airways	24.3
9	737-700	32660	May-05	CFM56-7B20	153,000	AirTran Airways	24.3
10	737-700	32662	Oct-05	CFM56-7B20	153,000	AirTran Airways	25.1
11	737-700	32664	Nov-05	CFM56-7B20	153,000	AirTran Airways	25.1
12	737-700	32665	Dec-05	CFM56-7B20	153,000	AirTran Airways	25.1
13	737-700	32666	Dec-05	CFM56-7B20	153,000	AirTran Airways	25.1
14	737-700	32668	Feb-06	CFM56-7B20	153,000	AirTran Airways	25.5
15	737-700	32670	Mar-06	CFM56-7B20	153,000	AirTran Airways	25.5
16	737-700	32671	Apr-06	CFM56-7B20	153,000	AirTran Airways	26.0
17	737-700	32673	May-06	CFM56-7B20	153,000	AirTran Airways	26.0
18	737-700	32675	Jun-06	CFM56-7B20	153,000	AirTran Airways	26.0
19	737-700	32677	Jul-06	CFM56-7B20	153,000	AirTran Airways	26.4
20	737-700	32678	Sep-06	CFM56-7B20	153,000	AirTran Airways	26.4
21	CRJ-200LR	7390	Apr-00	CF34-3B1	53,000	Delta Air Lines	5.1
22	CRJ-200LR	7432	Sep-00	CF34-3B1	53,000	Delta Air Lines	5.2
23	CRJ-200LR	7444	Nov-00	CF34-3B1	53,000	Delta Air Lines	5.3
24	CRJ-200LR	7458	Dec-00	CF34-3B1	53,000	Delta Air Lines	5.3
25	CRJ-200LR	7475	Feb-01	CF34-3B1	53,000	Delta Air Lines	5.4
26	CRJ-200LR	7477	Jan-01	CF34-3B1	53,000	Delta Air Lines	5.4
27	CRJ-200LR	7488	Mar-01	CF34-3B1	53,000	Delta Air Lines	5.4
28	CRJ-200LR	7492	Mar-01	CF34-3B1	53,000	Delta Air Lines	5.4
29	CRJ-200LR	7495	Mar-01	CF34-3B1	53,000	Delta Air Lines	5.4
30	CRJ-200LR	7501	Apr-01	CF34-3B1	53,000	Delta Air Lines	5.5
31	CRJ-200LR	7505	Apr-01	CF34-3B1	53,000	Delta Air Lines	5.5
32	CRJ-200LR	7506	Apr-01	CF34-3B1	53,000	Delta Air Lines	5.5
33	CRJ-200LR	7509	May-01	CF34-3B1	53,000	Delta Air Lines	5.5
34	CRJ-200LR	7515	May-01	CF34-3B1	53,000	Delta Air Lines	5.5
35	CRJ-200LR	7516	May-01	CF34-3B1	53,000	Delta Air Lines	5.5
36	CRJ-200LR	7525	Jun-01	CF34-3B1	53,000	Delta Air Lines	5.5
37	CRJ-200LR	7532	Jul-01	CF34-3B1	53,000	Delta Air Lines	5.7
38	CRJ-200LR	7533	Jul-01	CF34-3B1	53,000	Delta Air Lines	5.7
39	CRJ-200LR	7541	Aug-01	CF34-3B1	53,000	Delta Air Lines	5.7
40	CRJ-200LR	7543	Aug-01	CF34-3B1	53,000	Delta Air Lines	5.7

GECAS
September 14, 2012

  Figure 1 (continued)

GECAS
Aircraft Description & Summary of Aircraft Values as of 3rd Quarter 2012
in US$ Millions

No.	Aircraft Type	Serial Number	Manuf. Date	Engine Type	MTOW (lbs)	Operator	Base Value
41	CRJ-200LR	7554	Sep-01	CF34-3B1	53,000	Delta Air Lines	$5.7
42	CRJ-200LR	7560	Oct-01	CF34-3B1	53,000	Delta Air Lines	5.8
43	CRJ-200LR	7577	Nov-01	CF34-3B1	53,000	Delta Air Lines	5.8
44	CRJ-200LR	7580	Nov-01	CF34-3B1	53,000	Delta Air Lines	5.8
45	CRJ-200LR	7587	Nov-01	CF34-3B1	53,000	Delta Air Lines	5.8
46	CRJ-200LR	7588	Dec-01	CF34-3B1	53,000	Delta Air Lines	5.8
47	CRJ-200LR	7598	Dec-01	CF34-3B1	53,000	Delta Air Lines	5.8
48	CRJ-200LR	7604	Jan-02	CF34-3B1	53,000	Delta Air Lines	5.9
49	CRJ-200LR	7611	Jan-02	CF34-3B1	53,000	Delta Air Lines	5.9
50	CRJ-200LR	7691	Oct-02	CF34-3B1	53,000	Delta Air Lines	6.2
51	CRJ-200LR	7692	Oct-02	CF34-3B1	53,000	Delta Air Lines	6.2
52	CRJ-200LR	7712	Nov-02	CF34-3B1	53,000	Delta Air Lines	6.2
53	CRJ-200LR	7715	Nov-02	CF34-3B1	53,000	Delta Air Lines	6.2
54	CRJ-200LR	8005	Jan-05	CF34-3B1	53,000	Delta Air Lines	7.6
55	A320-200	1849	Jul-02	V2527-A5	169,750	JetBlue Airways	22.9
56	A320-200	1898	Oct-02	V2527-A5	169,750	JetBlue Airways	23.3
57	A320-200	1927	Jan-03	V2527-A5	169,750	JetBlue Airways	23.7
58	A320-200	1948	Jan-03	V2527-A5	169,750	JetBlue Airways	23.7
59	A320-200	2006	Apr-03	V2527-A5	169,750	JetBlue Airways	24.1
60	A320-200	2132	Oct-03	V2527-A5	169,750	JetBlue Airways	25.0
61	A320-200	2136	Oct-03	V2527-A5	169,750	JetBlue Airways	25.0
62	E-190AR	19000007	Sep-05	CF34-10E6	114,199	JetBlue Airways	18.6
63	E-190AR	19000006	Sep-05	CF34-10E6	114,199	JetBlue Airways	18.6
64	E-190AR	19000008	Sep-05	CF34-10E6	114,199	JetBlue Airways	18.6
65	E-190AR	19000009	Nov-05	CF34-10E6	114,199	JetBlue Airways	19.0
66	E-190AR	19000011	Nov-05	CF34-10E6	114,199	JetBlue Airways	19.0
67	E-190AR	19000014	Dec-05	CF34-10E6	114,199	JetBlue Airways	19.0
68	E-190AR	19000017	Dec-05	CF34-10E6	114,199	JetBlue Airways	19.0
69	E-190AR	19000020	Jan-06	CF34-10E6	114,199	JetBlue Airways	19.3
70	E-190AR	19000021	Feb-06	CF34-10E6	114,199	JetBlue Airways	19.3
71	E-190AR	19000023	Mar-06	CF34-10E6	114,199	JetBlue Airways	19.3
72	E-190AR	19000025	Apr-06	CF34-10E6	114,199	JetBlue Airways	19.7
73	E-190AR	19000026	Mar-06	CF34-10E6	114,199	JetBlue Airways	19.3
74	E-190AR	19000030	May-06	CF34-10E6	114,199	JetBlue Airways	19.7
75	E-190AR	19000032	Jun-06	CF34-10E6	114,199	JetBlue Airways	19.7
76	E-190AR	19000033	Jun-06	CF34-10E6	114,199	JetBlue Airways	19.7
77	E-190AR	19000035	Jun-06	CF34-10E6	114,199	JetBlue Airways	19.7
78	E-190AR	19000039	Jul-06	CF34-10E6	114,199	JetBlue Airways	20.0
79	E-190AR	19000040	Aug-06	CF34-10E6	114,199	JetBlue Airways	20.0
80	E-190AR	19000042	Aug-06	CF34-10E6	114,199	JetBlue Airways	20.0

GECAS
September 14, 2012

  Figure 1 (continued)

GECAS
Aircraft Description & Summary of Aircraft Values as of 3rd Quarter 2012
in US$ Millions

No.	Aircraft Type	Serial Number	Manuf. Date	Engine Type	MTOW (lbs)	Operator	Base Value
81	E-190AR	19000045	Sep-06	CF34-10E6	114,199	JetBlue Airways	$20.0
82	E-190AR	19000047	Oct-06	CF34-10E6	114,199	JetBlue Airways	20.4
83	E-190AR	19000049	Nov-06	CF34-10E6	114,199	JetBlue Airways	20.4
84	E-190AR	19000054	Feb-07	CF34-10E6	114,199	JetBlue Airways	20.8
85	E-190AR	19000090	Jul-07	CF34-10E6	114,199	JetBlue Airways	21.5
86	E-190AR	19000103	Sep-07	CF34-10E6	114,199	JetBlue Airways	21.5
87	E-190AR	19000125	Nov-07	CF34-10E6	114,199	JetBlue Airways	22.0
88	E-190AR	19000144	Jan-08	CF34-10E6	114,199	JetBlue Airways	22.4
89	777-200ER	30223	May-01	PW4090	632,500	United Airlines	61.5
90	777-200ER	30551	Jan-01	PW4090	632,500	United Airlines	60.4
91	777-200ER	30553	Jul-01	PW4090	632,500	United Airlines	62.7
92	CRJ-200LR	7882	Dec-03	CF34-3B1	53,000	US Airways	6.8
93	CRJ-200LR	7889	Jan-04	CF34-3B1	53,000	US Airways	6.9
94	CRJ-200LR	7892	Jan-04	CF34-3B1	53,000	US Airways	6.9
95	CRJ-200LR	7909	Feb-04	CF34-3B1	53,000	US Airways	6.9
96	CRJ-200LR	7911	Feb-04	CF34-3B1	53,000	US Airways	6.9
97	CRJ-200LR	7926	Apr-04	CF34-3B1	53,000	US Airways	7.0
98	CRJ-200LR	7925	Apr-04	CF34-3B1	53,000	US Airways	7.0
99	CRJ-200LR	7920	Apr-04	CF34-3B1	53,000	US Airways	7.0
100	CRJ-200LR	7898	Jan-04	CF34-3B1	53,000	US Airways	6.9
101	CRJ-200LR	7931	Apr-04	CF34-3B1	53,000	US Airways	7.0
102	CRJ-200LR	7937	May-04	CF34-3B1	53,000	US Airways	7.0
103	CRJ-200LR	7941	May-04	CF34-3B1	53,000	US Airways	7.0
104	CRJ-200LR	7919	Mar-04	CF34-3B1	53,000	US Airways	6.9
105	CRJ-200LR	7858	Oct-03	CF34-3B1	53,000	US Airways	6.8
106	CRJ-200LR	7860	Oct-03	CF34-3B1	53,000	US Airways	6.8
107	CRJ-200LR	7873	Nov-03	CF34-3B1	53,000	US Airways	6.8
108	CRJ-200LR	7945	Jun-04	CF34-3B1	53,000	US Airways	7.0
109	CRJ-200LR	7959	Jul-04	CF34-3B1	53,000	US Airways	7.2
110	CRJ-200LR	7962	Aug-04	CF34-3B1	53,000	US Airways	7.2
111	CRJ-200LR	7906	Feb-04	CF34-3B1	53,000	US Airways	6.9
112	CRJ-200LR	7897	Jan-04	CF34-3B1	53,000	US Airways	6.9
113	CRJ-700ER	10165	Sep-04	CF34-8C1	75,000	US Airways	12.6
114	CRJ-700ER	10171	Oct-04	CF34-8C1	75,000	US Airways	12.9
115	CRJ-700ER	10178	Oct-04	CF34-8C1	75,000	US Airways	12.9
116	CRJ-700ER	10167	Sep-04	CF34-8C1	75,000	US Airways	12.6
117	CRJ-700ER	10168	Sep-04	CF34-8C1	75,000	US Airways	12.6
118	CRJ-700ER	10177	Oct-04	CF34-8C1	75,000	US Airways	12.9
119	CRJ-700ER	10150	Jun-04	CF34-8C1	75,000	US Airways	12.4
120	CRJ-200LR	7879	Nov-03	CF34-3B1	53,000	US Airways	6.8

GECAS
September 14, 2012

  Figure 1 (continued)

GECAS
Aircraft Description & Summary of Aircraft Values as of 3rd Quarter 2012
in US$ Millions

No.	Aircraft Type	Serial Number	Manuf. Date	Engine Type	MTOW (lbs)	Operator	Base Value
121	CRJ-200LR	7885	Dec-03	CF34-3B1	53,000	US Airways	$6.8
122	737-800	40769	Dec-11	CFM56-7B24E	174,200	American Airlines	44.9
123	737-800	40768	Nov-11	CFM56-7B24E	174,200	American Airlines	44.9
124	737-800	30907	Oct-10	CFM56-7B24/3	174,200	American Airlines	41.8
125	737-800	31107	Oct-10	CFM56-7B24/3	174,200	American Airlines	41.8
126	737-800	31105	Sep-10	CFM56-7B24/3	174,200	American Airlines	41.1
127	737-800	30905	Dec-10	CFM56-7B24/3	174,200	American Airlines	41.8
128	737-800	40583	Nov-10	CFM56-7B24/3	174,200	American Airlines	41.8
129	737-800	33213	Aug-10	CFM56-7B24/3	174,200	American Airlines	41.1
130	737-800	31103	Aug-10	CFM56-7B24/3	174,200	American Airlines	41.1
131	737-800	40580	Sep-10	CFM56-7B24/3	174,200	American Airlines	41.1
132	A320-200	4448	Sep-10	CFM56-5B4/3	169,750	Virgin America	38.7
133	A320-200	4480	Oct-10	CFM56-5B4/3	169,750	Virgin America	39.4
134	A320-200	4559	Jan-11	CFM56-5B4/3	169,750	Virgin America	40.1
135	747-400F	32838	Jul-02	CF6-80C2B5F	875,000	Atlas Air	85.9
136	747-400F	32840	Dec-02	CF6-80C2B5F	875,000	Atlas Air	86.9
137	747-400F	30812	Jul-02	CF6-80C2B5F	875,000	Polar Air Cargo	85.9
Total							$2,622.8

GECAS
September 14, 2012

Covenants

Unless otherwise noted, the values presented in this Opinion Letter assume an arm’s-length, free market transaction for cash between informed, willing and able parties free of any duress to complete the transaction. If a distress sale becomes necessary, a substantial discount may be required to quickly dispose of the equipment.

AVITAS does not have, and does not intend to have, any financial or other interest in the subject aircraft. Further, this report is prepared for the exclusive use of the Client and shall not be provided to other parties without the express consent of the Client.

This letter represents the opinion of AVITAS and is intended to be advisory only in nature. Therefore, AVITAS assumes no responsibility or legal liability for any action taken, or not taken, by the Client or any other party, with regard to this equipment. By accepting this letter, all parties agree that AVITAS shall bear no such responsibility or legal liability including liability for special or consequential damage.

Statement of Independence

AVITAS hereby states that this Opinion Letter has been independently prepared and fairly represents AVITAS’s opinion of the value of the subject aircraft.

Martin P. O’Hanrahan
Director – Asset Valuation
ISTAT Certified Appraiser

Appendix C

1295 Northern Boulevard
Manhasset, New York 11030
(516) 365-6272 • Fax (516) 365-6287

November 7, 2012

GECAS
201 High Ridge Road
Stamford, CT 06927

Gentlemen:

In response to your request, BK Associates, Inc. is pleased to provide our opinion regarding the Base Value (BV) on 137 aircraft in a portfolio you have identified as the Alternative Funding Portfolio (Portfolio).

AIRCRAFT DESCRIPTION

The Portfolio aircraft are further identified by type, Lessee, serial number, date of manufacture and engine model/variant in Figure 1.

CONCLUSIONS

Based upon our knowledge of these various aircraft types, our knowledge of the capabilities and uses to which they have been put in various parts of the world, our knowledge of the marketing of used aircraft, and our knowledge of aircraft in general, it is our opinion that the current and forecast values in millions of U.S. dollars of each aircraft are as shown in Figure 2. The forecast values include an allowance for inflation at two percent per year.

DEFINITIONS

According to the International Society of Transport Aircraft Trading’s (ISTAT) definition of Current Market Value, to which BK Associates subscribes, the quoted fair market value is the Appraiser’s opinion of the most likely trading price that may be generated for an aircraft under the market circumstances that are perceived to exist at the time in question. The fair market value assumes that the aircraft is valued for its highest, best use, that the parties to the hypothetical sale transaction are willing, able, prudent and

November 7, 2012

knowledgeable, and under no unusual pressure for a prompt sale, and that the transaction would be negotiated in an open and unrestricted market on an arm’s length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers, which BK Associates considers to be 12 to 18 months. The Fair Market Value normally assumes a transaction involving a single aircraft. When more than one aircraft is acquired in the same transaction, the trading price of each unit may be discounted.

Base Value, is the Appraiser’s opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its “highest and best use”. An aircraft’s base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm’s length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

Forecast values far into the future are normally expressed as base values since market conditions cannot be predicted.

MARKET DISCUSSION & METHODOLOGY

Current values are normally based on comparison to recent sales of comparable aircraft. Unfortunately, there have been few recent transactions involving comparable aircraft for which the price was publicly divulged. For some years now the major airlines and other aviation industry entities in the United States have claimed, with support of the government and the courts that the realizations in their aircraft sales should be kept confidential. Prior to that, all transactions of U.S. carriers were reported to the Department of Transportation and the prices were available to the public. Now we are aware of values that are occasionally reported in the press, or when we are involved in the transaction or when our industry contacts share the prices of recent transactions. Equipment manufacturers also share with us confidential cost data related to their products. We are not aware of any publicly disclosed sales of similar aircraft to those, subject of this appraisal.

In the absence of more recent sales data, alternative methodologies must be used. One approach is to determine the base value or what the value should be in a balanced market and then adjust that base value to reflect the impact of current market conditions.

November 7, 2012

As the definition implies, the base value is determined from long-term historical trends. BK Associates has accumulated a database of over 10,000 data points of aircraft sales that occurred since 1970. From analysis of these data we know, for example, what the average aircraft should sell for as a percentage of its new price, as well as, the high and low values that have occurred in strong and weak markets.

Based on these data, we have developed relationships between aircraft age and sale price for wide-bodies, narrow-bodies, large turboprops and, more recently, regional jet and freighter aircraft. Within these groups we have developed further refinements for such things as derivative aircraft, aircraft still in production versus no longer in production, and aircraft early in the production run versus later models. Within each group variations are determined by the performance capabilities of each aircraft relative to the others. We now track some 150 different variations of aircraft types and models and determine current and forecast base values. These relationships are verified, and changed or updated if necessary, when actual sales data becomes available. This relationship between sales price as a function of age and the new price is depicted in the following figure.

November 7, 2012

Using this approach, the base value for the first aircraft, B737-700 MSN 32679, for example, is determined as follows. MSN 32679 is eight years old. The data show that on average an eight-year old aircraft should sell for 50 percent of its new price. Considering the new price was about $37.5 million, the data suggest that on average the aircraft should sell for about $21.3 million today, after allowing for inflation. However, the B737-700 is quite successful. There are over 2,500 in service and some 1,460 more are on order with the backlog extending over 10 years. We conclude its base value is above that suggested by the historical comparison at $23.06 million.

A similar methodology was used to determine the base values of the other aircraft and the forecast values. It should be noted that, where the full spec or configuration was not known, we have assumed the most common or popular one. For example, the B737-700s were assumed to be with winglets and with a maximum takeoff weight of 154,000 pounds.

Regarding the current market values, based on our analysis of numbers of aircraft available for sale, numbers in storage, fleet size, operator base and short term projected traffic demand, we have determined the likely current market value as a percentage of the current base value. These percentages are modified, of course, as actual sales data becomes available. Experience has shown that downward pressure begins on values when more than one percent of the fleet is idle.

One of the most important factors affecting the current market is supply and demand, as evidenced by the numbers of aircraft available for sale and in storage.

According to our analysis of industry data, the number of large commercial aircraft now available for sale is at 399 aircraft, including 257 narrow-bodies and 142 wide-bodies. This shows a slight increase from one year ago. There is no strong sign of a trend toward returning more capacity to service or toward more withdrawals.

According to these data, the numbers of aircraft currently available for sale or in storage is as follows:

November 7, 2012

	NOVEMBER 2012

	For Sale Or Lease	In Storage

A319	10	5
A320	30	39
B777-200ER	3	1
B737-700	8	3
B737-800	11	6
CRJ-200	26	110
CRJ-700	0	0
EMB190	10	3
B747-400F	20	4

TOTAL	118	171

Experience has shown that more than one percent of the fleet idle – for sale or stored – results in downward pressure on values. The A319s, A320s, CRJ-200s and B747-400Fs for sale represent 1.2, 1.3, three and four percent of the fleet, respectively.

We concluded the CMVs are below the BV for these aircraft.

ASSUMPTIONS & DISCLAIMER

It should be understood that BK Associates has neither inspected the Aircraft nor the maintenance records, but has relied upon the information provided by you and in the BK Associates database. The assumptions have been made that all Airworthiness Directives have been complied with; accident damage has not been incurred that would affect market values; the Aircraft are at half-time between major maintenance events; and maintenance has been accomplished in accordance with a civil airworthiness authority’s approved maintenance program and accepted industry standards. Further, we have assumed unless otherwise stated, that the Aircraft is in typical configuration for the type and has accumulated an average number of hours and cycles. Deviations from these assumptions can change significantly our opinion regarding the values.

November 7, 2012

BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.

Sincerely,

BK ASSOCIATES, INC.

John F. Keitz
President
ISTAT Senior Certified Appraiser
and Appraiser Fellow
JFK/kf
Attachment

Figure 1
ALTERNATIVE FUNDING PORTFOLIO
VALUES IN $ MILLIONS

Aircraft Count	Serial Number	Type	Engine Type	ESNs	Mfgr. Date	BV

1	32679	B737-700	CFM56-7B20	890855, 891856	10-Jun-2004	23.06
2	32681	B737-700	CFM56-7B20	890882, 890883	29-Jun-2004	23.06
3	32653	B737-700	CFM56-7B20	891949, 890968	07-Sep-2004	23.36
4	32744	B737-700	CFM56-7B20	892107, 892108	21-Oct-2004	23.66
5	32661	B737-700	CFM56-7B20	893117, 893127	06-Dec-2004	23.66
6	32654	B737-700	CFM56-7B20	893250, 892255	01-Feb-2005	23.98
7	32656	B737-700	CFM56-7B20	892312, 892313	16-Mar-2005	23.98
8	32657	B737-700	CFM56-7B20	892327, 892335	08-Apr-2005	24.26
9	32660	B737-700	CFM56-7B20	892376, 892379	18-May-2005	24.26
10	32662	B737-700	CFM56-7B20	892527, 892537	06-Oct-2005	24.85
11	32664	B737-700	CFM56-7B20	892572, 892571	03-Nov-2005	24.85
12	32665	B737-700	CFM56-7B20	892604, 892590	07-Dec-2005	24.85
13	32666	B737-700	CFM56-7B20	892629, 892628	14-Dec-2005	24.85
14	32668	B737-700	CFM56-7B20	892729, 892728	24-Feb-2006	25.18
15	32670	B737-700	CFM56-7B20	892780, 892777	17-Mar-2006	25.18
16	32671	B737-700	CFM56-7B20	892831, 892828	20-Apr-2006	25.45
17	32673	B737-700	CFM56-7B20	892829, 893861	12-May-2006	25.45
18	32675	B737-700	CFM56-7B20	892917, 892916	16-Jun-2006	25.45
19	32677	B737-700	CFM56-7B20	892986, 892984	27-Jul-2006	25.75
20	32678	B737-700	CFM56-7B20	894185, 894210	22-Sep-2006	25.75
21	7390	CRJ-200LR	CF34-3B1	872698, 872699	20-Apr-2000	8.09
22	7432	CRJ-200LR	CF34-3B1	872804, 872805	26-Sep-2000	8.21
23	7444	CRJ-200LR	CF34-3B1	872835, 872836	02-Nov-2000	8.34
24	7458	CRJ-200LR	CF34-3B1	872874, 872876	12-Dec-2000	8.34
25	7475	CRJ-200LR	CF34-3B1	872909, 872910	10-Feb-2001	8.47
26	7477	CRJ-200LR	CF34-3B1	872913, 872914	26-Jan-2001	8.47
27	7488	CRJ-200LR	CF34-3B1	872939, 872942	17-Mar-2001	8.47
28	7492	CRJ-200LR	CF34-3B1	872951, 872954	29-Mar-2001	8.47
29	7495	CRJ-200LR	CF34-3B1	872960, 872961	27-Mar-2001	8.47
30	7501	CRJ-200LR	CF34-3B1	872976, 872977	19-Apr-2001	8.59
31	7505	CRJ-200LR	CF34-3B1	872986, 872987	28-Apr-2001	8.59
32	7506	CRJ-200LR	CF34-3B1	872991, 872992	27-Apr-2001	8.59
33	7509	CRJ-200LR	CF34-3B1	873000, 872999	14-May-2001	8.59
34	7515	CRJ-200LR	CF34-3B1	873013, 873014	31-May-2001	8.59
35	7516	CRJ-200LR	CF34-3B1	873015, 872727	18-May-2001	8.59
36	7525	CRJ-200LR	CF34-3B1	873041, 873043	28-Jun-2001	8.59
37	7532	CRJ-200LR	CF34-3B1	873059, 873056	11-Jul-2001	8.72
38	7533	CRJ-200LR	CF34-3B1	873061, 873064	13-Jul-2001	8.72

39	7541	CRJ-200LR	CF34-3B1	873081, 873084	17-Aug-2001	8.72
40	7543	CRJ-200LR	CF34-3B1	873087, 872995	24-Aug-2001	8.72
41	7554	CRJ-200LR	CF34-3B1	873115, 873107	18-Sep-2001	8.72
42	7560	CRJ-200LR	CF34-3B1	873119, 873132	05-Oct-2001	8.85
43	7577	CRJ-200LR	CF34-3B1	873189, 873190	03-Nov-2001	8.85
44	7580	CRJ-200LR	CF34-3B1	873198, 873199	09-Nov-2001	8.85
45	7587	CRJ-200LR	CF34-3B1	873216, 873217	24-Nov-2001	8.85
46	7588	CRJ-200	CF34-3B1	973218, 873219	12-Dec-2001	8.85
47	7598	CRJ-200	CF34-3B1	873238, 873239	20-Dec-2001	8.85
48	7604	CRJ-200	CF34-3B1	873259, 873260	14-Jan-2002	8.97
49	7611	CRJ-200LR	CF34-3B1	873276, 873277	25-Jan-2002	8.97
50	7691	CRJ-200LR	CF34-3B1	873533, 873534	19-Oct-2002	9.33
51	7692	CRJ-200LR	CF34-3B1	873519, 873520	16-Oct-2002	9.33
52	7712	CRJ-200LR	CF34-3B1	873590, 873591	28-Nov-2002	9.33
53	7715	CRJ-200LR	CF34-3B1	873572, 873573	24-Nov-2002	9.33
54	8005	CRJ-200LR	CF34-3B1	872712, 872715	16-Jan-2005	10.44
55	1849	A320-200	V2527-A5	11302, 11304	17-Jul-2002	26.00
56	1898	A320-200	V2527-A5	11363, 11364	25-Oct-2002	26.35
57	1927	A320-200	V2527-A5	11398, 11400	07-Jan-2003	26.71
58	1948	A320-200	V2527-A5	11413, 11414	31-Jan-2003	26.71
59	2006	A320-200	V2527-A5	11461, 11463	04-Apr-2003	27.06
60	2132	A320-200	V2527-A5	11565, 11569	09-Oct-2003	27.77
61	2136	A320-200	V2527-A5	11576, 11578	15-Oct-2003	27.77
62	19000007	EMB190-AR	CF34-10E6	994123, 994128	07-Sep-2005	19.02
63	19000006	EMB190-AR	CF34-10E6	994125, 994126	20-Sep-2005	19.02
64	19000008	EMB190-AR	CF34-10E6	994124, 994127	09-Sep-2005	19.02
65	19000009	EMB190-AR	CF34-10E6	994129, 994130	01-Nov-2005	19.35
66	19000011	EMB190-AR	CF34-10E6	994136, 994134	21-Nov-2005	19.35
67	19000014	EMB190-AR	CF34-10E6	994144, 994143	07-Dec-2005	19.35
68	19000017	EMB190-AR	CF34-10E6	994148, 994147	20-Dec-2005	19.35
69	19000020	EMB190-AR	CF34-10E6	994160, 994162	30-Jan-2006	19.67
70	19000021	EMB190-AR	CF34-10E6	994155, 994157	14-Feb-2006	19.67
71	19000023	EMB190-AR	CF34-10E6	994164, 994159	09-Mar-2006	19.67
72	19000025	EMB190-AR	CF34-10E6	994168, 994167	11-Apr-2006	20.00
73	19000026	EMB190-AR	CF34-10E6	994171, 994169	09-Mar-2006	19.67
74	19000030	EMB190-AR	CF34-10E6	994188, 994175	17-May-2006	20.00
75	19000032	EMB190-AR	CF34-10E6	994177, 994178	01-Jun-2006	20.00
76	19000033	EMB190-AR	CF34-10E6	994179, 994180	07-Jun-2006	20.00
77	19000035	EMB190-AR	CF34-10E6	994217, 994191	26-Jun-2006	20.00
78	19000039	EMB190-AR	CF34-10E6	994196, 994176	17-Jul-2006	20.32
79	19000040	EMB190-AR	CF34-10E6	994198, 994197	10-Aug-2006	20.32
80	19000042	EMB190-AR	CF34-10E6	994202, 994201	21-Aug-2006	20.32
81	19000045	EMB190-AR	CF34-10E6	994206, 994205	13-Sep-2006	20.32
82	19000047	EMB190-AR	CF34-10E6	994212, 994207	02-Oct-2006	20.65
83	19000049	EMB190-AR	CF34-10E6	994228, 994226	04-Nov-2006	20.65
84	19000054	EMB190-AR	CF34-10E6	994266, 994265	06-Feb-2007	20.98

85	19000090	EMB190-AR	CF34-10E6	994311, 994310	13-Jul-2007	21.63
86	19000103	EMB190-AR	CF34-10E6	994344, 994343	11-Sep-2007	21.63
87	19000125	EMB190-AR	CF34-10E6	994389, 994388	08-Nov-2007	21.95
88	19000144	EMB190-AR	CF34-10E6	994428, 994427	14-Jan-2008	22.28
89	30223	B777-200ER	PW4090	222149, 222151	25-May-2001	69.42
90	30551	B777-200ER	PW4090	222141, 222142	23-Jan-2001	68.23
91	30553	B777-200ER	PW4090	222155, 222158	24-Jul-2001	70.61
92	7882	CRJ-200LR	CF34-3B1	873964, 873965	09-Dec-2003	9.61
93	7889	CRJ-200LR	CF34-3B1	873987, 873988	07-Jan-2004	9.73
94	7892	CRJ-200LR	CF34-3B1	873993, 950034	11-Jan-2004	9.73
95	7909	CRJ-200LR	CF34-3B1	950038, 950033	16-Feb-2004	9.73
96	7911	CRJ-200LR	CF34-3B1	950037, 950042	23-Feb-2004	9.73
97	7926	CRJ-200LR	CF34-3B1	950068, 950086	08-Apr-2004	9.86
98	7925	CRJ-200LR	CF34-3B1	950077, 950083	12-Apr-2004	9.86
99	7920	CRJ-200LR	CF34-3B1	950061, 950096	24-Apr-2004	9.86
100	7898	CRJ-200LR	CF34-3B1	950008, 950009	26-Jan-2004	9.73
101	7931	CRJ-200LR	CF34-3B1	950097, 950092	27-Apr-2004	9.86
102	7937	CRJ-200LR	CF34-3B1	950109, 950110	12-May-2004	9.86
103	7941	CRJ-200LR	CF34-3B1	950123, 950122	20-May-2004	9.86
104	7919	CRJ-200LR	CF34-3B1	950063, 950067	22-Mar-2004	9.73
105	7858	CRJ-200LR	CF34-3B1	873906, 873957	17-Oct-2003	9.61
106	7860	CRJ-200LR	CF34-3B1	873910, 873913	23-Oct-2003	9.61
107	7873	CRJ-200LR	CF34-3B1	873954, 873953	21-Nov-2003	9.61
108	7945	CRJ-200LR	CF34-3B1	950131, 950054	02-Jun-2004	9.86
109	7959	CRJ-200LR	CF34-3B1	950164, 950162	17-Jul-2004	9.98
110	7962	CRJ-200LR	CF34-3B1	950174, 950169	21-Aug-2004	9.98
111	7906	CRJ-200LR	CF34-3B1	950026, 950027	12-Feb-2004	9.73
112	7897	CRJ-200LR	CF34-3B1	950006, 950007	21-Jan-2004	9.73
113	10165	CRJ-700ER	CF34-8C1	965565, 965566	15-Sep-2004	16.41
114	10171	CRJ-700ER	CF34-8C1	965579, 965580	21-Oct-2004	16.68
115	10178	CRJ-700ER	CF34-8C1	965575, 965568	28-Oct-2004	16.68
116	10167	CRJ-700ER	CF34-8C1	965571, 965562	24-Sep-2004	16.41
117	10168	CRJ-700ER	CF34-8C1	965581, 965582	30-Sep-2004	16.41
118	10177	CRJ-700ER	CF34-8C1	965591, 965592	29-Oct-2004	16.68
119	10150	CRJ-700ER	CF34-8C1	965539, 965532	10-Jun-2004	16.14
120	7879	CRJ-200LR	CF34-3B1	873963, 873966	28-Nov-2003	9.61
121	7885	CRJ-200LR	CF34-3B1	873973, 873974	18-Dec-2003	9.61
122	40769	B737-800	CFM56-7B24E	960475, 960474	07-Dec-2011	42.60
123	40768	B737-800	CFM56-7B24E	960353, 960359	03-Nov-2011	42.60
124	30907	B737-800	CFM56-7B24/3	804492, 804479	25-Oct-2010	43.21
125	31107	B737-800	CFM56-7B24/3	804465, 804464	15-Oct-2010	43.21
126	31105	B737-800	CFM56-7B24/3	804426, 804422	24-Sep-2010	42.66
127	30905	B737-800	CFM56-7B24/3	804564, 805563	02-Dec-2010	43.21
128	40583	B737-800	CFM56-7B24/3	804543, 804542	19-Nov-2010	43.21
129	33213	B737-800	CFM56-7B24/3	804358, 805357	25-Aug-2010	42.66
130	31103	B737-800	CFM56-7B24/3	805343, 804346	19-Aug-2010	42.66

131	40580	B737-800	CFM56-7B24/3	804371, 804370	02-Sep-2010	42.66
132	4448	A320-200	CFM56-5B4/3	643152, 643151	27-Sep-2010	38.89
133	4480	A320-200	CFM56-5B4/3	643198, 643197	29-Oct-2010	39.26
134	4559	A320-200	CFM56-5B4/3	643307, 643306	25-Jan-2011	39.63
135	32838	B747-400F	CF6-80C2B5F	706464, 706465, 706466, 706467	16-Jul-2002	83.99
136	32840	B747-400F	CF6-80C2B5F	706518, 706519, 706520, 706521	06-Dec-2002	85.06
137	30812	B747-400F	CF6-80C2B5F	706479, 706483, 706484, 706485	24-Jul-2002	83.99

Appendix D

aviation consulting

Desktop Appraisal of:
One Hundred Thirty Seven (137) Various Aircraft

Client:
GECAS

Date:
November 8, 2012

Washington D.C.
2 1 0 1 W i l s o n B o u l e v a r d
S u i t e 1 0 0 1
A r l i n g t o n , V i r g i n i a 2 2 2 0 1
T e l :	1 7 0 3 2 7 6 3 2 0 0
F a x :	1 7 0 3 2 7 6 3 2 0 1

Frankfurt
H e r r i o t s t r a s s e 1
6 0 5 2 8 F r a n k f u r t
G e r m a n y
T e l :	4 9 6 0 (0) 8 1 5 8 7 0 8 1

Singapore
O c e a n F i n a n c i a l C e n t r e
1 0 C o l l y e r Q u a y
L e v e l 4 0 , S u i t e 5
S i n g a p o r e 0 4 9 3 1 5
T e l :	6 5 6 8 0 8 6 0 9 7

I.	Introduction and Executive Summary

Table of Contents:

I.	Introduction	Page 1
II.	Value Definitions/Terminology	Page 2
III.	Current Market Conditions	Page 4
IV.	Valuation	Page 6
V.	Covenants	Page 11

Morten Beyer & Agnew (“mba”) has been retained by GECAS (the “Client”) to provide a Desktop Appraisal to determine the Half-time Base values of one hundred thirty seven (137) aircraft as of September 2012. The aircraft are further identified in Section IV of this report.

In performing this appraisal, mba relied on industry knowledge and intelligence, confidentially obtained data points, its market expertise and current analysis of market trends and conditions, along with information taken from its semiannual publication mba Future Aircraft Values – Jet Transport Plus (“FAV”).

Based on the information set forth in this report, it is our opinion that the total Half-time Base values of the aircraft in this portfolio are as follows and as set forth in Section IV.

Half-Time Current Base Value ($USD)
Total (137 Aircraft)	$2,780,490,000

Section II of this report presents definitions of various terms, such as Current Base Value and Current Market Value as promulgated by the Appraisal Program of the International Society of Transport Aircraft Trading (“ISTAT”). ISTAT is a non-profit association of management personnel from banks, leasing companies, airlines, manufacturers, brokers, and others who have a vested interest in the commercial aviation industry and who have established a technical and ethical certification program for expert appraisers.

II.	Definitions

Desktop Appraisal

A desktop appraisal is one which does not include any inspection of the aircraft or review of its maintenance records. It is based upon assumed aircraft condition and maintenance status or information provided to the appraiser or from the appraiser’s own database. A desktop appraisal would normally provide a value for a mid-time, mid-life aircraft. (ISTAT Handbook)

Base Value

The ISTAT definition of Base Value (“BV”) has, essentially, the same elements of Market Value except that the market circumstances are assumed to be in a reasonable state of equilibrium. Thus, BV pertains to an idealized aircraft and market combination, but will not necessarily reflect the actual Current Market Value of the aircraft in question at any point in time. BV is founded in the historical trend of values and value in use, and is generally used to analyze historical values or to project future values.

ISTAT defines Base Value as the Appraiser’s opinion of the underlying economic value of an aircraft, engine, or inventory of aircraft parts/equipment (hereinafter referred to as the “asset”), in an open, unrestricted, stable market environment with a reasonable balance of supply and demand. Full consideration is assumed of its “highest and best use”. An asset’s Base Value is founded in the historical trend of values and in the projection of value trends and presumes an arm’s-length, cash transaction between willing, able, and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing. In most cases, the Base Value of an asset assumes the physical condition is average for an asset of its type and age. It further assumes the maintenance time/life status is at mid-time, mid-life (or benefiting from an above-average maintenance status if it is new or nearly new, as the case may be). Since Base Value pertains to a somewhat idealized asset and market combination it may not necessarily reflect the actual current value of the asset in question, but is a nominal starting value to which adjustments may be applied to determine an actual value. Because it is related to long-term market trends, the Base Value definition is commonly applied to analyses of historical values and projections of residual values.

GECAS Job File #12263 Page 2 of 11

Qualifications

mba is a recognized provider of aircraft and aviation-related asset appraisals and inspections. mba and its principals have been providing appraisal services to the aviation industry for 20 years; and its employees adhere to the rules and ethics set forth by the International Society of Transport Aircraft Trading (“ISTAT”). mba’s clients include most of the world’s major airlines, lessors, financial institutions, and manufacturers and suppliers. mba maintains offices in Washington, Frankfurt and Singapore.

mba publishes the semiannual Future Aircraft Values (“FAV”), a two-volume compendium of current and projected aircraft values for the next 20 years for over 150 types of jet, turboprop, and cargo aircraft.

mba also provides consulting services to the industry relating to operations, marketing, and management with emphasis on financial/operational analysis, airline safety audits and certification, utilizing hands-on solutions to current situations. mba also provides expert testimony and witness support on cases involving collateral/asset disputes, bankruptcies, financial operations, safety, regulatory and maintenance concerns.

GECAS Job File #12263 Page 3 of 11

III.	Current Market Conditions

General Market Observation

Values for new and used jet transport aircraft are driven primarily by the state of the world’s economies. Of the many factors that influence airline profits and the industry in general, there are two that drive aircraft market values: passenger traffic on the positive side and fuel prices on the negative side.

During periods of economic growth, traffic grows at high single digit rates. Such increases in demand for aircraft utilization stimulate increases in aircraft market values. During periods of economic distress, passenger traffic declines. This decreases demand for aircraft utilization causing a surplus of aircraft thus depressing their market value. Over the years, it has been demonstrated that passenger traffic demand is closely aligned with the cyclic nature of regional and world gross domestic product.

The aviation industry has not fully recovered from the down cycle that began in 2008. The ongoing Eurozone crisis has prevented optimism and there continues to be uncertainty regarding the global economy from both consumer and business perspectives. One indicator that the industry is recovering is demonstrated by the manufacturer order books which are indicating a strong, long-term economic forecast. Through the first half of 2012, Airbus booked a total of 230 orders with total backlog for its models reaching over 4,300 aircraft. Boeing booked 476 net orders with total backlog reaching above 4,100. Both major manufacturers are predicting long-term economic growth at about 5.0% per year for the next 20 years.

Passenger traffic has been trending upward and is now expanding at a slow 2.0% annualized rate since early 2012. In June 2012, IATA reported that demand for air travel grew by 6.2% from the previous year, while capacity grew at 4.5%. Despite these factors, growth has seen a slowdown as evidenced by the aforementioned 2.0% annualized rate when compared to the annualized growth rate of 8.0% that existed from mid 2011 to January 2012.

In July 2012, IATA reported the number of Revenue Passenger Kilometers (“RPKs”) was up just 3.4%, down from the June figure of 6.3%. It is now clear that since early this year the pace of air travel expansion has slowed, largely as result of falling business confidence and world trade. International air travel is holding up better than domestic air travel, but there is considerable regional variation. Despite Eurozone economic weakness, European airlines have continued to expand on international markets. One of the weakest regions is Asia-Pacific, where travel is being affected by changing trade flows and airlines facing strong competition in many markets. Middle Eastern airlines are once more expanding rapidly, after having slowed in the aftermath of the 2008-2009 recession. The other major component of slower growth is due to the North America airlines, which in large part is a result of decisions to cut capacity, particularly on the North Atlantic market.

GECAS Job File #12263 Page 4 of 11

Cargo profitability has come under downward pressure in Q3 of 2012, with the minor improvement in air freight demand in H1 stalling, yields declining, and oil prices surging once again. Continued expansion in world trade has helped air freight markets stabilize, as has the lack of an inventory overhang. But the growth momentum in trade volumes is slowing, and business confidence has reversed the upward trend seen earlier in 2012, declining for the last three months.

Airlines have responded to slower air travel and air freight demand by slowing their expansion of capacity. Load factors in passenger markets slipped slightly earlier in the second quarter, but have since stabilized. July always has one of the highest load factors in the year, since it is a peak travel month, but even taking this into account load factors are high relative to previous years. Airlines have also managed to stabilize load factors in air freight markets by cutting capacity. High load factors will help airlines limit the damage to profitability caused by the recent renewed rise in jet fuel prices. However, the slowdown of the growth in demand is hampering airline financial performance.

Fuel costs are of significant concern for the industry and remain high. Despite not having reached the same price levels as were experienced in 2008, the 2012 calendar year is not yet over and prices have already exceeded 2011 levels. The second quarter of 2012 has seen high volatility in oil prices as well as major uncertainty in the face of the Eurozone crisis and sanctions on Iranian oil exports. Volatility will likely remain for the foreseeable future. Jet fuel prices surged after a short-lived decline in June 2012, continuing a stretch of 19 months since prices rose above USD$120.00/barrel.

Worldwide economic conditions, to include trade, business confidence, and Eurozone debt, continue to be volatile. Furor over the European Emission Trading Scheme has subsided recently, but the real test will come when EU implements collection from foreign airlines. There remains much uncertainty in the short term markets, while there is much optimism for the long term health of the industry.

GECAS Job File #12263 Page 5 of 11

IV.	Valuation

In developing the Values of the aircraft in this portfolio, mba did not inspect the aircraft or the records and documentation associated with the aircraft, but relied on partial information supplied by the Client. This information was not independently verified by mba. Therefore, we used certain assumptions that are generally accepted industry practice to calculate the value of aircraft when more detailed information is not available.

The principal assumptions for each aircraft in this portfolio are as follows:

1.	The aircraft is in good overall condition;

2.	The overhaul status of the airframe, engines, landing gear and other major components are the equivalent of mid-time/mid-life, or new, unless otherwise stated;

3.	The historical maintenance documentation has been maintained to acceptable international standards;

4.	The specifications of the aircraft are those most common for an aircraft of its type and vintage;

5.	The aircraft is in a standard airline configuration;

6.	The aircraft is current as to all Airworthiness Directives and Service Bulletins;

7.	Its modification status is comparable to that most common for an aircraft of its type and vintage;

8.	Its utilization is comparable to industry averages;

9.	There is no history of accident or incident damage; and

10.	In the case of the Base, no accounting is made for lease revenues, obligations or terms of ownership unless otherwise specified.

GECAS Job File #12263 Page 6 of 11

Portfolio Description
No.	Aircraft Type	Serial Number	Registration	Date of Manufacture	MGTOW (lbs)	Engine Type	Half-Time BV
1	B737-700	32679	N7714B	June-04	154,500	CFM56-7B20	$25.02
2	B737-700	32681	N149AT	June-04	154,500	CFM56-7B20	$25.02
3	B737-700	32653	N168AT	September-04	154,500	CFM56-7B20	$25.39
4	B737-700	32744	N169AT	October-04	154,500	CFM56-7B20	$25.52
5	B737-700	32661	N173AT	December-04	154,500	CFM56-7B20	$25.77
6	B737-700	32654	N176AT	February-05	154,500	CFM56-7B20	$26.05
7	B737-700	32656	N184AT	March-05	154,500	CFM56-7B20	$26.19
8	B737-700	32657	N240AT	April-05	154,500	CFM56-7B20	$26.32
9	B737-700	32660	N261AT	May-05	154,500	CFM56-7B20	$26.45
10	B737-700	32662	N273AT	October-05	154,500	CFM56-7B20	$27.11
11	B737-700	32664	N276AT	November-05	154,500	CFM56-7B20	$27.25
12	B737-700	32665	N278AT	December-05	154,500	CFM56-7B20	$27.38
13	B737-700	32666	N279AT	December-05	154,500	CFM56-7B20	$27.38
14	B737-700	32668	N284AT	February-06	154,500	CFM56-7B20	$27.68
15	B737-700	32670	N285AT	March-06	154,500	CFM56-7B20	$27.82
16	B737-700	32671	N287AT	April-06	154,500	CFM56-7B20	$27.96
17	B737-700	32673	N289AT	May-06	154,500	CFM56-7B20	$28.10
18	B737-700	32675	N291AT	June-06	154,500	CFM56-7B20	$28.24
19	B737-700	32677	N295AT	July-06	154,500	CFM56-7B20	$28.39
20	B737-700	32678	N299AT	September-06	154,500	CFM56-7B20	$28.67
21	CRJ-200LR	7390	N8390A	April-00	52,999	CF34-3B1	$4.96
22	CRJ-200LR	7432	N8432A	September-00	52,999	CF34-3B1	$5.11
23	CRJ-200LR	7444	N8444F	November-00	52,999	CF34-3B1	$5.17
24	CRJ-200LR	7458	N8458A	December-00	52,999	CF34-3B1	$5.20
25	CRJ-200LR	7475	N8475B	February-01	52,999	CF34-3B1	$5.28
26	CRJ-200LR	7477	N8477R	January-01	52,999	CF34-3B1	$5.25
27	CRJ-200LR	7488	N8488D	March-01	52,999	CF34-3B1	$5.32
28	CRJ-200LR	7492	N8492C	March-01	52,999	CF34-3B1	$5.32
29	CRJ-200LR	7495	N8495B	March-01	52,999	CF34-3B1	$5.32
30	CRJ-200LR	7501	N8501F	April-01	52,999	CF34-3B1	$5.35
31	CRJ-200LR	7505	N8505Q	April-01	52,999	CF34-3B1	$5.35
32	CRJ-200LR	7506	N8506C	April-01	52,999	CF34-3B1	$5.35
33	CRJ-200LR	7509	N659BR	May-01	52,999	CF34-3B1	$5.38
34	CRJ-200LR	7515	N8515F	May-01	52,999	CF34-3B1	$5.38
35	CRJ-200LR	7516	N8516C	May-01	52,999	CF34-3B1	$5.38
36	CRJ-200LR	7525	N8525B	June-01	52,999	CF34-3B1	$5.41
37	CRJ-200LR	7532	N8532G	July-01	52,999	CF34-3B1	$5.45
38	CRJ-200LR	7533	N8533D	July-01	52,999	CF34-3B1	$5.45
39	CRJ-200LR	7541	N8541D	August-01	52,999	CF34-3B1	$5.48

GECAS
Job File #12263

Portfolio Description
No.	Aircraft Type	Serial Number	Registration	Date of Manufacture	MGTOW (lbs)	Engine Type	Half-Time BV
40	CRJ-200LR	7543	N8543F	August-01	52,999	CF34-3B1	$5.48
41	CRJ-200LR	7554	N8554A	September-01	52,999	CF34-3B1	$5.51
42	CRJ-200LR	7560	N8560F	October-01	52,999	CF34-3B1	$5.54
43	CRJ-200LR	7577	N8577D	November-01	52,999	CF34-3B1	$5.58
44	CRJ-200LR	7580	N8580A	November-01	52,999	CF34-3B1	$5.58
45	CRJ-200LR	7587	N8587E	November-01	52,999	CF34-3B1	$5.58
46	CRJ-200	7588	N8588D	December-01	52,999	CF34-3B1	$5.61
47	CRJ-200	7598	N8598B	December-01	52,999	CF34-3B1	$5.61
48	CRJ-200	7604	N8604C	January-02	52,999	CF34-3B1	$5.65
49	CRJ-200LR	7611	N8611A	January-02	52,999	CF34-3B1	$5.65
50	CRJ-200LR	7691	N682BR	October-02	52,999	CF34-3B1	$5.97
51	CRJ-200LR	7692	N683BR	October-02	52,999	CF34-3B1	$5.97
52	CRJ-200LR	7712	N685BR	November-02	52,999	CF34-3B1	$6.00
53	CRJ-200LR	7715	N686BR	November-02	52,999	CF34-3B1	$6.00
54	CRJ-200LR	8005	N805AY	January-05	52,999	CF34-3B1	$7.06
55	A320-200	1849	N547JB	July-02	171,960	V2527-A5	$21.23
56	A320-200	1898	N554JB	October-02	171,960	V2527-A5	$21.61
57	A320-200	1927	N561JB	January-03	171,960	V2527-A5	$22.00
58	A320-200	1948	N562JB	January-03	171,960	V2527-A5	$22.00
59	A320-200	2006	N563JB	April-03	171,960	V2527-A5	$22.41
60	A320-200	2132	N579JB	October-03	171,960	V2527-A5	$23.22
61	A320-200	2136	N580JB	October-03	171,960	V2527-A5	$23.22
62	EMB190-AR	19000007	N183JB	September-05	114,199	CF34-10E6	$21.70
63	EMB190-AR	19000006	N179JB	September-05	114,199	CF34-10E6	$21.70
64	EMB190-AR	19000008	N184JB	September-05	114,199	CF34-10E6	$21.70
65	EMB190-AR	19000009	N187JB	November-05	114,199	CF34-10E6	$21.92
66	EMB190-AR	19000011	N190JB	November-05	114,199	CF34-10E6	$21.92
67	EMB190-AR	19000014	N192JB	December-05	114,199	CF34-10E6	$22.04
68	EMB190-AR	19000017	N193JB	December-05	114,199	CF34-10E6	$22.04
69	EMB190-AR	19000020	N197JB	January-06	114,199	CF34-10E6	$22.17
70	EMB190-AR	19000021	N198JB	February-06	114,199	CF34-10E6	$22.29
71	EMB190-AR	19000023	N203JB	March-06	114,199	CF34-10E6	$22.41
72	EMB190-AR	19000025	N206JB	April-06	114,199	CF34-10E6	$22.53
73	EMB190-AR	19000026	N216JB	March-06	114,199	CF34-10E6	$22.41
74	EMB190-AR	19000030	N228JB	May-06	114,199	CF34-10E6	$22.65
75	EMB190-AR	19000032	N229JB	June-06	114,199	CF34-10E6	$22.77
76	EMB190-AR	19000033	N231JB	June-06	114,199	CF34-10E6	$22.77
77	EMB190-AR	19000035	N236JB	June-06	114,199	CF34-10E6	$22.77
78	EMB190-AR	19000039	N238JB	July-06	114,199	CF34-10E6	$22.90
79	EMB190-AR	19000040	N239JB	August-06	114,199	CF34-10E6	$23.02

GECAS
Job File #12263

Portfolio Description
No.	Aircraft Type	Serial Number	Registration	Date of Manufacture	MGTOW (lbs)	Engine Type	Half-Time BV
80	EMB190-AR	19000042	N247JB	August-06	114,199	CF34-10E6	$23.02
81	EMB190-AR	19000045	N249JB	September-06	114,199	CF34-10E6	$23.14
82	EMB190-AR	19000047	N258JB	October-06	114,199	CF34-10E6	$23.26
83	EMB190-AR	19000049	N265JB	November-06	114,199	CF34-10E6	$23.38
84	EMB190-AR	19000054	N266JB	February-07	114,199	CF34-10E6	$23.78
85	EMB190-AR	19000090	N279JB	July-07	114,199	CF34-10E6	$24.42
86	EMB190-AR	19000103	N281JB	September-07	114,199	CF34-10E6	$24.68
87	EMB190-AR	19000125	N283JB	November-07	114,199	CF34-10E6	$24.93
88	EMB190-AR	19000144	N284JB	January-08	114,199	CF34-10E6	$25.20
89	B777-200ER	30223	N220UA	May-01	656,000	PW4090	$64.92
90	B777-200ER	30551	N219UA	January-01	656,000	PW4090	$63.52
91	B777-200ER	30553	N222UA	July-01	656,000	PW4090	$65.63
92	CRJ-200LR	7882	N216PS	December-03	52,999	CF34-3B1	$6.51
93	CRJ-200LR	7889	N221PS	January-04	52,999	CF34-3B1	$6.56
94	CRJ-200LR	7892	N223JS	January-04	52,999	CF34-3B1	$6.56
95	CRJ-200LR	7909	N241PS	February-04	52,999	CF34-3B1	$6.60
96	CRJ-200LR	7911	N242JS	February-04	52,999	CF34-3B1	$6.60
97	CRJ-200LR	7926	N249PS	April-04	52,999	CF34-3B1	$6.68
98	CRJ-200LR	7925	N248PS	April-04	52,999	CF34-3B1	$6.68
99	CRJ-200LR	7920	N246PS	April-04	52,999	CF34-3B1	$6.68
100	CRJ-200LR	7898	N229PS	January-04	52,999	CF34-3B1	$6.56
101	CRJ-200LR	7931	N251PS	April-04	52,999	CF34-3B1	$6.68
102	CRJ-200LR	7937	N256PS	May-04	52,999	CF34-3B1	$6.72
103	CRJ-200LR	7941	N258PS	May-04	52,999	CF34-3B1	$6.72
104	CRJ-200LR	7919	N245PS	March-04	52,999	CF34-3B1	$6.64
105	CRJ-200LR	7858	N202PS	October-03	52,999	CF34-3B1	$6.44
106	CRJ-200LR	7860	N206PS	October-03	52,999	CF34-3B1	$6.44
107	CRJ-200LR	7873	N207PS	November-03	52,999	CF34-3B1	$6.47
108	CRJ-200LR	7945	N259PS	June-04	52,999	CF34-3B1	$6.76
109	CRJ-200LR	7959	N261PS	July-04	52,999	CF34-3B1	$6.81
110	CRJ-200LR	7962	N262PS	August-04	52,999	CF34-3B1	$6.85
111	CRJ-200LR	7906	N237PS	February-04	52,999	CF34-3B1	$6.60
112	CRJ-200LR	7897	N228PS	January-04	52,999	CF34-3B1	$6.56
113	CRJ-700ER	10165	N709PS	September-04	74,999	CF34-8C1	$13.74
114	CRJ-700ER	10171	N716PS	October-04	74,999	CF34-8C1	$13.81
115	CRJ-700ER	10178	N720PS	October-04	74,999	CF34-8C1	$13.81
116	CRJ-700ER	10167	N710PS	September-04	74,999	CF34-8C1	$13.74
117	CRJ-700ER	10168	N712PS	September-04	74,999	CF34-8C1	$13.74
118	CRJ-700ER	10177	N719PS	October-04	74,999	CF34-8C1	$13.81
119	CRJ-700ER	10150	N706PS	June-04	74,999	CF34-8C1	$13.51

GECAS
Job File #12263

Portfolio Description
No.	Aircraft Type	Serial Number	Registration	Date of Manufacture	MGTOW (lbs)	Engine Type	Half-Time BV
120	CRJ-200LR	7879	N213PS	November-03	52,999	CF34-3B1	$6.47
121	CRJ-200LR	7885	N218PS	December-03	52,999	CF34-3B1	$6.51
122	B737-800	40769	N880NN	December-11	174,200	CFM56-7B24E	$50.74
123	B737-800	40768	N878NN	November-11	174,200	CFM56-7B24E	$50.37
124	B737-800	30907	N857NN	October-10	174,200	CFM56-7B24/3	$45.61
125	B737-800	31107	N856NN	October-10	174,200	CFM56-7B24/3	$45.61
126	B737-800	31105	N853NN	September-10	174,200	CFM56-7B24/3	$45.27
127	B737-800	30905	N862NN	December-10	174,200	CFM56-7B24/3	$46.28
128	B737-800	40583	N860NN	November-10	174,200	CFM56-7B24/3	$45.94
129	B737-800	33213	N849NN	August-10	174,200	CFM56-7B24/3	$44.94
130	B737-800	31103	N848NN	August-10	174,200	CFM56-7B24/3	$44.94
131	B737-800	40580	N850NN	September-10	174,200	CFM56-7B24/3	$45.27
132	A320-200	4448	N835VA	September-10	169,756	CFM56-5B4/3	$37.94
133	A320-200	4480	N836VA	October-10	169,756	CFM56-5B4/3	$38.17
134	A320-200	4559	N838VA	January-11	169,756	CFM56-5B4/3	$38.85
135	B747-400F	32838	N416MC	July-02	874,998	CF6-80C2B5F	$85.95
136	B747-400F	32840	N418MC	December-02	874,998	CF6-80C2B5F	$87.87
137	B747-400F	30812	N454PA	July-02	869,998	CF6-80C2B5F	$85.79
						Total	$2,780.49

Legend for Portfolio Valuation –
Half-Time BV	Half-Time Base Value adjusted for month of build, MGTOW, winglets and missing engines (if applicable)

GECAS
Job File #12263

V.	Covenants

This report has been prepared for the exclusive use of GECAS and shall not be provided to other parties by mba without the express consent of GECAS. mba certifies that this report has been independently prepared and that it fully and accurately reflects mba’s opinion as to the Half-time Current Base Values as requested. mba further certifies that it does not have, and does not expect to have, any financial or other interest in the subject or similar aircraft and engines.

This report represents the opinion of mba as to the Half-time Current Base Values of the subject aircraft as requested and is intended to be advisory only, in nature. Therefore, mba assumes no responsibility or legal liability for any actions taken, or not taken, by GECAS or any other party with regard to the subject aircraft and engine. By accepting this report, all parties agree that mba shall bear no such responsibility or legal liability.

PREPARED BY:

David Tokoph
Vice President- Valuations & Technical Analysis Morten Beyer & Agnew

November 8, 2012
REVIEWED BY:

Thomas E. Burke
Managing Director - Valuations
ISTAT Certified Appraiser Morten Beyer & Agnew

GECAS
Job File #12263

PROSPECTUS

General Electric Capital Corporation

Unsecured Debt Securities
Secured Senior Debt Securities
Preferred Stock
Delayed Delivery Contracts
Trust Preferred and Capital Securities
Support Obligations and Interests Therein

General Electric Capital Corporation may offer from time to time:

•	unsecured debt securities or secured senior debt securities;

•	preferred stock, par value $.01 per share, which may be issued in the form of depositary shares evidenced by depositary receipts;

•	delayed delivery contracts for the purchase or sale of certain specified securities;

•	trust preferred and capital securities; and

•	support obligations and interests therein, including unsecured guarantees and direct-pay letters of credit.

We will provide specific terms of these securities in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series or separate tranches within a series. You should read this prospectus and any prospectus supplement carefully before you invest.

Our principal executive offices are located at 901 Main Avenue, Norwalk, CT, 06851-1168.

Investing in these securities involves risks. See “Risk Factors” on page 1 of this prospectus.

These securities have not been approved by the SEC or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly to purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

The date of this prospectus is December 5, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information on GECC.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information on GECC.”

You should rely on only the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates.

Except as otherwise indicated, references in this prospectus to “GECC”, “we”, “us” and “our” refer to General Electric Capital Corporation.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information On GECC,” below.

WHERE YOU CAN FIND MORE INFORMATION ON GECC

GECC files annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available at our Internet site at http://www.gecapital.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed with the SEC on May 4, 2012, July 30, 2012 (as amended on July 31, 2012) and November 7, 2012, respectively;

•

our Current Report on Form 8-K, filed with the SEC on May 4, 2012, which contains our revised consolidated financial statements to reflect the merger of GECC into its former parent company, General Electric Capital Services, Inc., into GECC; and

•

our additional Current Reports on Form 8-K, filed with the SEC on January 20, 2012, February 22, 2012 April 6, 2012, April 20, 2012, May 16, 2012, June 12, 2012, July 20, 2012, July 27, 2012 and October 19, 2012.

You may request a copy of these filings (excluding certain exhibits to the documents) at no cost. Requests should be directed to Fred A. Robustelli, Associate General Counsel—Treasury, General Electric Capital Corporation, 201 High Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 961-5322.

FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference into this prospectus contains “forward-looking statements”—that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; potential market disruptions or other impacts arising in the United States or Europe from developments in the European sovereign debt situation; the impact of conditions in the financial and credit markets on the availability and cost of our funding and on our ability to reduce our asset levels as planned; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; changes in Japanese consumer behavior that may affect our estimates of liability for excess interest refund claims (GE Money Japan); pending and future mortgage securitization claims and litigation in connection with our U.S. mortgage business (WMC), which may affect our estimates of liability, including possible loss estimates; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; our ability to pay dividends to GE at the planned level; the level of demand and financial performance of the major industries we serve, including, without limitation, air transportation, real estate and healthcare; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation; strategic actions, including acquisitions, joint ventures and dispositions and our success in completing announced transactions and integrating acquired businesses; the impact of potential information technology or data security breaches; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Accordingly, we caution you against relying on forward-looking statements. We do not undertake to update our forward- looking statements.

THE COMPANY

General Electric Capital Corporation (GECC) was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, we changed our state of incorporation to Delaware. As of December 31, 2011, all of our outstanding common stock was owned by General Electric Capital Services, Inc. (GECS), formerly General Electric Financial Services, Inc., the common stock of which was in turn wholly-owned by General Electric Company (GE). Financing and services offered by GECC are diversified, a significant change from the original business of GECC, which was financing distribution and sale of consumer and other GE products. Currently, GE manufactures few of the products financed by GECC.

On February 22, 2012, our former parent, GECS, was merged with and into GECC. The merger simplified GE’s financial services’ corporate structure by consolidating financial services entities and assets within its organization and simplifying SEC and regulatory reporting. Upon the merger, GECC became the surviving corporation and assumed all of GECS’ rights and obligations and became wholly-owned directly by GE. GECC’s continuing operations now include the run-off insurance operations previously held and managed in GECS. References to GECS or GECC in this prospectus prior to February 22, 2012 relate to the entities as they existed prior to that date and do not reflect the February 22, 2012 merger.

We operate in five segments: Commercial Lending and Leasing, Consumer, Real Estate, Energy Financial Services and GE Capital Aviation Services. These operations are subject to a variety of regulatory regimes in their respective jurisdictions. Our operations are located in North America, South America, Europe, Australia and Asia.

GECC’s principal executive offices are located at 901 Main Avenue, Norwalk, Connecticut 06851-1168, and its telephone number is (203) 840-6300. At December 31, 2011, our employment totaled approximately 52,000.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals. We did not pay dividends on our preferred stock during the periods presented.

	Nine Months Ended September 30, 2012	Fiscal Year Ended
		December 31, 2011**	December 31, 2010**	December 31, 2009**	December 31, 2008**	December 31, 2007**
Ratio of earnings to fixed charges	1.61***	1.52x	1.13x	0.83x	1.26x	1.62x

*

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of earnings before income taxes, noncontrolling interest, discontinued operations and undistributed earnings of equity investees. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is representative of the interest factor of such rentals.

**	The ratio of earnings to fixed charges for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively, do not reflect the February 22, 2012 merger of GECS with and into GECC.

***	The ratio of earnings to fixed charges for the nine months ended September 30, 2012 reflects the February 22, 2012 merger of GECS with and into GECC from that date.

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we use for financing our operations. We can conduct additional financings at any time.

PLAN OF DISTRIBUTION

We may sell our securities on a continuous or delayed basis directly to purchasers, through agents, dealers and underwriters or through a combination of these methods.

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•

If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities to the underwriters who offer at a specified price.

•

We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriters will use our prospectus supplement to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

Unless otherwise provided in the prospectus supplement accompanying this prospectus, neither support obligations nor interests therein will be offered or sold separately from the underlying securities to which they relate. The underlying securities will be offered and sold under a separate offering document.

FINRA Regulations

GE Capital Markets Group, Inc. is an affiliate of GECC and may participate as a selling agent in the distribution of securities issued pursuant to this prospectus. Rule 5121 of the Financial

Industry Regulatory Authority, Inc. (“FINRA”) imposes certain requirements when a FINRA Member such as GE Capital Markets, Inc. distributes an affiliated company’s securities. As a result, we will conduct any offering in which GE Capital Markets, Inc. acts as a selling agent in compliance with the applicable requirements of Rule 5121. The maximum compensation we will pay to the selling agents or underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

SECURITIES OFFERED

Using this prospectus, we may offer unsecured debt securities, secured senior debt securities, preferred stock, delayed delivery contracts for the purchase or sale of certain specified securities and trust preferred and capital securities. In addition, we may issue unsecured guarantees and direct-pay letters of credit, including interests therein. We are registering these securities with the SEC using a “shelf” registration statement. This “shelf” registration statement allows us to offer any combination of these securities. Each time we offer securities, we must provide a prospectus supplement that describes the specific terms of the securities. The prospectus supplement may also provide new information or update the information in the prospectus. Such information may also be contained in a written communication from us or the agents.

As a well-known seasoned issuer under the rules of the SEC, we are permitted to and may add other securities to the registration statement and prospectus by subsequent amendment. Also we are able to add our subsidiaries and securities to be issued by them if we guarantee the securities.

Among the securities we may add to the registration statement and prospectus by subsequent amendment are preferred or capital securities issued by trusts we may organize (see “Description of Trust Preferred or Capital Securities” below).

DESCRIPTION OF DEBT SECURITIES

General

The description below of the general terms of the debt securities issued under this prospectus will be supplemented by the more specific terms in the applicable prospectus supplement. Specific terms of the debt securities may also be contained in a written communication from us or the agents.

Unless otherwise provided in a prospectus supplement to this prospectus:

•

the unsecured senior debt securities (the “unsecured senior debt securities”) will be issued pursuant to the Third Amended and Restated Indenture, between us and The Bank of New York Mellon, dated as of February 27, 1997, as supplemented by a Supplemental Indenture dated as of May 3, 1999, a Second Supplemental Indenture dated as of July 2, 2001, a Third Supplemental Indenture dated as of November 22, 2002, a Fourth Supplemental Indenture dated as of August 24, 2007, a Fifth Supplemental Indenture dated as of December 2, 2008 and a Sixth Supplemental Indenture dated as of April 2, 2009, or pursuant to the Third Amended and Restated Indenture, between us and The Bank of New York Mellon, dated as of February 28, 1997, as supplemented by a First Supplemental Indenture dated as of July 2, 2001 (collectively, the “unsecured senior indentures”);

•

the secured senior debt securities (the “secured senior debt securities” and, collectively with the unsecured senior debt securities, the “senior debt securities”) will be issued pursuant to an indenture to be executed upon the initial issuance of secured senior debt securities, between us and The Bank of New York Mellon as trustee (the “open secured senior debt indenture”), or pursuant to an indenture between us, The Bank of New York Mellon as trustee, and Wells Fargo Bank Northwest, N.A. as security trustee (the “closed secured senior debt indenture” and, together with the open secured senior indenture, the “secured indentures” and, the secured indentures together with the unsecured senior indentures, the “senior indentures”);

•	the subordinated debt securities will be issued pursuant to a Subordinated Debt Indenture, between us and The Bank of New York Mellon, dated as of July 1, 2005, as amended and restated by an Amended and Restated Subordinated Debt Indenture, dated as of July 15, 2005 (the “subordinated indenture”); and

•

the junior subordinated debentures will be issued pursuant to an Indenture for Subordinated Debentures, between us and The Bank of New York Mellon, dated as of September 1, 2006 (the “junior subordinated indenture” and, together with the unsecured senior indentures and the subordinated indenture, the “unsecured indentures,” and, together with the senior indentures and the subordinated indenture, the “indentures”).

References to section numbers in this section, unless otherwise indicated, are references to section numbers of the applicable indenture.

Ranking

The unsecured senior debt securities will be (i) unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness and (ii) effectively junior to the liabilities of our subsidiaries.

The secured senior debt securities will be (i) secured, (ii) senior to all of our unsecured and unsubordinated indebtedness to the extent of any security or collateral securing such debt securities and otherwise rank equally with all of our unsecured and unsubordinated indebtedness and (iii) effectively junior to the liabilities of our subsidiaries.

The subordinated debt securities and junior subordinated debentures offered by this prospectus will be (i) general unsecured obligations, (ii) rank subordinated and junior in right of payment, to the extent set forth in the subordinated indenture or the junior subordinated indenture, as applicable, to all Senior Indebtedness (as defined under the applicable indenture) and (iii) effectively junior to the liabilities of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, GECC’s rights and the rights of GECC’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the designation, the aggregate principal amount and the authorized denominations if other than the denominations set forth in the applicable indenture;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	whether the debt securities will be senior or subordinated obligations;

•	if the debt securities are secured senior debt securities, a description of the collateral and the terms and conditions of the security and realization provisions;

•	if the debt securities are subordinated debt securities or junior subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply;

•

if the debt securities are secured senior debt securities issued under the open secured senior debt indenture, whether the secured senior debt securities will or will not have the benefit of guarantees and the GECC subsidiaries that will be the initial guarantors of such secured senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the place or places where the principal of, and premium, if any, and any interest on the debt securities will be payable;

•	any deletions or modifications of or additions to the Events of Default and related remedies described below or the covenants of GECC set forth in the applicable indenture;

•	the currency, currencies or currency units in which we will make payments on the debt securities;

•

the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates, and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom interest shall be payable;

•	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

•	the portion of the principal amount of the debt securities which shall be payable on declaration of acceleration of the maturity thereof, if other than as set forth in the indenture;

•	whether and under what circumstances GECC will pay additional amounts on the debt securities held by non-U.S. persons with respect to any taxes withheld;

•	if the debt securities are to be issuable in certificated form, the form and terms of such certificates;

•	the exchanges, if any, on which the debt securities may be listed;

•	the trustee under the indentures pursuant to which the debt securities are to be issued; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

In addition to the description of the debt securities in the prospectus supplement, you should refer to the detailed provisions of the indenture applicable to the debt securities, copies of which are filed as exhibits to the registration statement.

Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The related prospectus supplement will contain information on Federal income tax consequences and other special considerations applicable to discounted debt securities.

Payment and Transfer

Unless we otherwise state in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the trustee or another agent of GECC. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to such holder at the address specified in the register and will otherwise treat such registered holder as the owner of the debt security for all purposes.

Unless we describe other procedures in a prospectus supplement, a registered holder will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. The registered holder may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series in different denominations having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations. Neither GECC nor the trustee will impose any service charge for any such transfer or exchange of a debt security, however, a registered holder may be required to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Global Notes, Delivery and Form

We may issue some or all of the debt securities in the form of one or more Global Notes representing an entire issuance in book-entry form. Under the applicable book entry system, each Global Note will be registered to a depositary (a “Depositary”) or with a nominee for a Depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a Global Note may not be transferred, except as a whole by the Depositary for such Global Note to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. For purposes of this Prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

The specific terms of the depositary arrangement with respect to any debt securities to be represented by a Global Note will be described in the prospectus supplement.

Limitation on Mergers and Sales of Assets

The indentures generally permit a consolidation or merger between us and another entity. They also permits the sale or transfer by us of all or substantially all of our assets. These transactions are permitted if:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States of America or a State thereof and expressly assumes all of our obligations under the applicable indenture including the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the debt securities outstanding under such indenture; and

•

immediately after the transaction, we or any successor company are not in default in the performance of any covenant or condition under the applicable indenture, or in the case of the secured senior debt securities, under the closed secured senior debt indenture and the mortgage to be entered into between certain subsidiaries of GECC and the security trustee upon GECC’s entry into the closed secured senior debt indenture.

Upon any consolidation, merger, or transfer of this kind, the resulting or acquiring entity will be substituted for us in the applicable indenture with the same effect as if it had been an original party to such indenture. As a result, the successor entity may exercise our rights and powers under such indenture, and we will be released from further liabilities and obligations under such indenture and the related debt securities.

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement. The indentures do not contain any provisions that:

•	limit our ability to incur indebtedness, or

•	provide protection in the event GE, as sole indirect stockholder of GECC, causes GECC to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

However, GECC does not currently intend to have more than $2.5 billion in aggregate principal amount of secured senior debt securities outstanding under the secured indentures.

Events of Default

Unsecured Senior Debt Securities

Each unsecured senior indenture defines an “Event of Default” with respect to any series of unsecured senior debt securities as any of the following, unless otherwise specified in the supplemental indenture or resolutions specifying the terms of the applicable series:

•	default in any payment of principal or premium, if any, on any unsecured senior debt security of such series;

•	default for 30 days in payment of interest on any unsecured senior debt security of such series;

•	default in the making or satisfaction of any sinking fund payment or analogous obligation on the unsecured senior debt securities of such series;

•

default for 60 days after written notice to GECC from the trustee or from the holders of 25% in principal amount of all outstanding unsecured senior debt securities of the applicable series, in performance of any other covenant or agreement in respect of the unsecured senior debt securities of such series contained in such indenture, except defaults specifically dealt with elsewhere in Section 6.01;

•

default, as defined, with respect to any other series of unsecured senior debt securities outstanding under the relevant indenture or with respect to any other indenture or instrument evidencing or under which GECC has outstanding any indebtedness for borrowed money, as a result of which such other series or such other indebtedness of GECC shall have been accelerated and such acceleration shall not have been rescinded or annulled within 10 days after written notice thereof (provided however, that the resulting Event of Default with respect to such series of unsecured senior debt securities, or under such other indenture or instrument, as the case may be, shall be remedied, cured or waived by the remedying, curing or waiving of such other default under such other series or such other indebtedness);

•	certain events involving bankruptcy, insolvency or reorganization; or

•	any other event of default provided in the instrument establishing such series or tranche of unsecured senior debt securities. (Section 6.01).

Each unsecured senior indenture requires us to deliver to the trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.05). An Event of Default under one series of unsecured senior debt securities does not necessarily constitute an Event of Default under any other series of unsecured senior debt securities. Each unsecured senior indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the trustee considers it in the interest of such noteholders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the unsecured senior debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series. (Section 6.08).

Each unsecured senior indenture provides that if any Event of Default occurs and is continuing with respect to any series of unsecured senior debt securities issued under such unsecured senior indenture, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding unsecured senior debt securities of such series may declare the principal, or in the case of discounted debt securities, a portion of the principal amount, of all such unsecured senior debt securities to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such unsecured senior debt securities then outstanding. The holders of a majority in aggregate principal amount of such unsecured senior debt securities then outstanding may also waive on behalf of all holders past defaults with respect to a particular series of unsecured senior debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the unsecured senior debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the unsecured senior debt securities of such series. (Sections 6.01 and 6.07).

In each unsecured senior indenture, we agree that in case of an Event of Default pursuant to the first, second or third bullet points above, then, upon demand of the trustee, we will pay to the trustee, for the benefit of the holder of any unsecured senior debt security in respect of which the Event of Default has occurred (or holders of any series of unsecured senior debt securities in the case of the third bullet point above) the whole amount that then shall have become due and payable on any such unsecured senior debt security (or unsecured senior debt securities of any such series in the case of the third bullet point above) for principal, premium, if any, and interest, if any, with interest upon the overdue principal and premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of interest, if any, at the Overdue Rate (as defined in the applicable unsecured senior indenture) applicable to any such unsecured senior debt security (or unsecured senior debt securities of any such series in the case of the third bullet point above). In addition, we will pay to the trustee any further amount as shall be sufficient to cover costs and expenses of collection and any further amounts payable to the trustee. (Section 6.02). The trustee or a holder may bring suit for the collection of amounts set forth in this paragraph.

Other than the duties of a trustee during a default, the trustee is not obligated to exercise any of its rights or powers under the unsecured senior indentures at the request, order or direction of any holders of unsecured senior debt securities of any series issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, each unsecured senior indenture provides that the holders of a majority in aggregate principal amount of the unsecured senior debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee with respect to the unsecured senior debt securities of such series. However, the trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability. (Section 6.07).

Secured Senior Debt Securities

Each secured senior debt indenture defines an “Event of Default” with respect to any series of secured senior debt securities issued thereunder as any of the following, unless otherwise specified in the supplemental indenture or resolutions specifying the terms of the applicable series:

•

default in any payment of principal or premium, if any, on secured senior debt securities of any series (including, in the case of the closed secured senior debt indenture, the failure to mandatorily redeem such secured senior debt securities to the extent required by, and in accordance with, the terms of the closed secured senior debt indenture);

•	default for 30 days in payment of interest on any secured senior debt security of such series;

•

default, for 60 days after written notice to GECC from the trustee or from the holders of 25% in principal amount of all outstanding secured senior debt securities of the applicable series, in performance of any other covenant or agreement in respect of the secured senior debt securities contained in the applicable secured senior debt indenture, other than such covenants or agreements as are specifically excluded for a particular series of secured senior debt securities;

•

default, as defined, with respect to any indenture or instrument evidencing or under which GECC has outstanding any indebtedness for borrowed money, as a result of which such other indebtedness of GECC shall have been accelerated and such acceleration shall not have been rescinded or annulled within 10 days after written notice thereof (provided however, that the resulting Event of Default with respect to such indebtedness for borrowed money may be remedied, cured or waived by the remedying, curing or waiving of such other default under such other indebtedness for borrowed money) (a “cross acceleration”) and, in each case, where the principal amount of any such indebtedness for borrowed money, together with the principal amount of any other such indebtedness for borrowed money under which there has been a cross acceleration, aggregates to more than the greater of $100.0 million and 10% of all such indebtedness for borrowed money of GECC and its consolidated subsidiaries then outstanding; or

•	certain events involving bankruptcy, insolvency or reorganization;

Other than the duties of the trustee during a default, the trustee is not obligated to exercise any of its rights or powers under the secured senior debt indenture at the request, order or direction of any holders of secured senior debt securities issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, the secured senior debt indenture provides that the holders of a majority in aggregate principal amount of the secured senior debt securities issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee with respect to the secured senior debt securities. However, the trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability. (Section 6.07).

Subordinated Debt Securities

The subordinated indenture defines an “Event of Default” with respect to any series of subordinated debt securities as any of the following:

•	default in any payment of principal or premium, if any, on any subordinated debt securities of such series;

•	default for 30 days in payment of any interest, if any, on any subordinated debt securities of such series;

•	default in the making or satisfaction of any sinking fund payment or analogous obligation on the subordinated debt securities of such series;

•	certain events involving bankruptcy, insolvency or reorganization; or

•	any other event of default provided in the applicable board resolutions or the instrument establishing such series of subordinated debt securities. (Section 6.01).

The subordinated indenture requires us to deliver to the trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.05). An Event of Default under one series of subordinated debt securities does not necessarily constitute an Event of Default under any other series of subordinated debt securities. The subordinated indenture provides that the trustee may withhold notice to the holders of any series of subordinated debt securities issued thereunder of any default if the trustee considers it in the interest of such noteholders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the subordinated debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series. (Section 6.08)

The subordinated indenture provides that if an Event of Default arising from certain events involving bankruptcy, insolvency or reorganization occurs and is continuing with respect to a series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of such series may declare the principal, or in the case of discounted subordinated debt securities, a portion of the principal amount, of all such subordinated debt securities to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such subordinated debt securities then outstanding. The holders of a majority in aggregate principal amount of such subordinated debt securities then outstanding may also waive on behalf of all holders past defaults with respect to a particular series of subordinated debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the subordinated debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the subordinated debt securities of such series. (Sections 6.01 and 6.07)

In the subordinated indenture, we agree that in case of an Event of Default pursuant to the first, second or third bullet points above, then, upon demand of the trustee, we will pay to the trustee, for the benefit of the holder of any subordinated debt security in respect of which the Event of Default has occurred (or holders of any series of subordinated debt securities in the case of the third bullet point above) the whole amount that then shall have become due and payable on any such subordinated debt security (or subordinated debt securities of any such series in the case of the third bullet point above) for principal, premium, if any, and interest, if any, with interest upon the overdue principal and premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of interest, if any, at the Overdue

Rate (as defined in the subordinated indenture) applicable to any such subordinated debt security (or subordinated debt securities of any such series in the case of the third bullet point above). In addition, we will pay to the trustee any further amount as shall be sufficient to cover costs and expenses of collection and any further amounts payable to the trustee. (Section 6.02). The trustee or a holder may bring suit for the collection of amounts set forth in this paragraph. The foregoing rights in respect of payment defaults do not, however, permit the acceleration of amounts scheduled to become due and payable, which remedy is limited as noted above to certain events involving bankruptcy, insolvency or reorganization.

Other than the duties of a trustee during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any holders of subordinated debt securities of any series issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, the subordinated indenture provides that the holders of a majority in aggregate principal amount of the subordinated debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee with respect to the subordinated debt securities of such series. However, the trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability. (Section 6.07)

Junior Subordinated Debentures

The junior subordinated indenture defines an “Event of Default with respect to any series of junior subordinated debentures:

•	default in the payment of principal upon any junior subordinated debenture of such series;

•

default for 30 days in the payment of any interest, including any additional interest, upon any junior subordinated debenture of such series, subject to deferral during any extension period and other than any interest that is due and payable solely by reason of a redemption of the junior subordinated debentures of such series;

•	certain events involving the bankruptcy, insolvency, or reorganization of GECC; or

•	any other event of default provided in the applicable board resolutions or the instrument establishing such series of junior subordinated securities. (Section 6.01)

The junior subordinated indenture requires us to deliver to the trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.05). An Event of Default under one series of subordinated debt securities does not necessarily constitute an Event of Default under any other series of subordinated debt securities. The subordinated indenture provides that the trustee may withhold notice to the holders of any series of junior subordinated debentures issued thereunder of any default if the trustee considers it in the interest of such noteholders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the junior subordinated debentures of such series or in the making of any installment or analogous obligation with respect to such series. (Section 6.08)

The junior subordinated indenture provides that if an Event of Default occurs and is continuing with respect to any series of the junior subordinated debentures, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding junior subordinated debentures of such series may declare the principal of, and all accrued but unpaid interest, including additional interest, on the junior subordinated debentures to be due and payable immediately. Under certain circumstances, such declaration may be annulled by the holders of a majority in principal amount of such junior subordinated debentures then outstanding. The holders of a majority in aggregate principal amount of such junior subordinated debentures then outstanding may also waive on behalf of all holders past defaults with respect such junior subordinated debentures except, a default in payment of principal, premium, if any, or interest, including additional interest, if any, on such junior subordinated debentures, or the payment of any installment or analogous obligation on the junior subordinated debentures. (Sections 6.01 and 6.07)

Other than the duties of a trustee during a default, the trustee is not obligated to exercise any of its rights or powers under the junior subordinated indenture at the request, order or direction of any holders of junior subordinated debentures of any series issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, the junior subordinated indenture provides that the holders of a majority in aggregate principal amount of the junior subordinated debentures of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee with respect to the junior subordinated debentures of such series. However, the trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability. (Section 6.07)

Modification of the Indentures

Unsecured Indentures

In general, our rights and obligations and the rights of the holders under the above-referenced unsecured indentures may be modified if the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, each unsecured indenture provides that, unless each affected holder agrees, we cannot:

(a)	make any adverse change to any payment term of a debt security such as:

•	extending the maturity date;

•	extending the date on which we have to pay interest or make a sinking fund payment;

•	reducing the interest rate or the amount of a sinking fund payment;

•	reducing the amount of principal we have to repay;

•	changing the currency in which we have to make any payment of principal, premium or interest;

•	modifying any redemption or repurchase right to the detriment of the holder; and

•	impairing any right of a holder to bring suit for payment;

(b)	reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the unsecured indentures or to waive any covenant or default; and

(c)

make any change to the sections of the usecured indentures relating to waivers of past default or amendment to the unsecured indentures with the consent of the holders, except to increase the percentage of the aggregate principal amount of debt securities needed to waive past defaults or modify the unsecured indentures or to add additional non- modifiable and non-waivable provisions.

However, if we and the trustee agree, we can amend the unsecured indentures without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

Secured Indentures

Our rights and obligations and the rights of holders with respect to the modification of the closed secured senior indenture will be set forth in a prospectus supplement. Our rights and obligations and the rights of the holders under the above-referenced open secured senior debt indenture may be modified if the holders of not less than a majority in aggregate principal amount of the secured senior debt securities of each series affected by the modification (voting as a separate class) consent to it, unless otherwise specified in the terms establishing such series. However, the open secured senior debt indenture provides that, unless each affected holder agrees, we cannot:

(a)	make any adverse change to any payment term of the secured senior debt securities such as:

•	extending the maturity date;

•	extending the date on which we have to pay interest;

•	reducing the interest rate;

•	reducing the amount of principal we have to repay;

•	changing the currency in which we have to make any payment of principal, premium or interest;

•	modifying any redemption or repurchase right to the detriment of the holder; and

•	impairing any right of a holder to bring suit for payment;

(b)

reduce the percentage of the aggregate principal amount of outstanding secured senior debt securities needed to make any amendment to the open secured senior debt indenture or to waive any covenant or default; and

(c)

make any change to the sections of the open secured senior debt indenture relating to waivers of past default or amendment to the open secured senior debt indenture with the consent of the holders, except to increase the percentage of the aggregate principal amount of secured senior debt securities needed to waive past defaults or modify the secured senior debt indenture or to add additional non- modifiable and non-waivable provisions.

However, if we and the trustee agree, we can amend the open secured senior debt indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder of secured senior debt securities.

Subordination of the Subordinated Debt Securities

The subordination provisions applicable to a particular series or tranche of subordinated debt securities may differ from the following and, if so, such difference will be set forth in the applicable prospectus supplement.

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all our senior indebtedness. (Section 14.01 of the subordinated indenture).

The subordinated indenture defines “senior indebtedness” to mean:

•	the principal of, premium, if any, and interest on all indebtedness for money borrowed other than the subordinated debt securities;

•

obligations arising from any guaranty, letter of credit or similar credit enhancement (including, without limitation, obligations arising from off balance sheet guarantees and direct credit substitutes);

•	obligations associated with derivative products such as interest rate and foreign exchange rate swaps, forward sales of interests in commodities, and similar arrangements; and

•	obligations for purchased money;

in each case, regardless of whether such indebtedness or obligations are outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, and any deferrals, renewals or extensions thereof.

However, the term “senior indebtedness” will not include:

•

any accounts payable or other liability to trade creditors (other than those obligations referenced in the second and third bullet points under the definition of “senior indebtedness” above) arising in the ordinary course of business, including instruments evidencing those liabilities;

•	any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours; or

•	any obligations with respect to any capital stock.

We use the term “indebtedness for money borrowed” to include, without limitation, any obligation of ours for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes, or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture.

Under the subordinated indenture, no payment may be made by us on the subordinated debt securities and no purchase, redemption or retirement by us of any subordinated debt securities may be made in the event:

•	any senior indebtedness is not paid when due and payable, or

•	the maturity of any senior indebtedness is accelerated as a result of a default;

unless, in either case, the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full. (Section 14.03 of the subordinated indenture).

In addition, the right to accelerate the subordinated debt securities upon an Event of Default is limited. Subordinated debt securities of a series can be accelerated, unless the principal of such series of subordinated debt securities shall have already become due and payable, in the event of an Event of Default arising from certain events involving bankruptcy, insolvency or reorganization, and the right to receive payment through an acceleration will not be available for any other Events of Default including, without limitation, failure to pay principal, interest or premium on the subordinated debt securities. (Section 6.01 of the subordinated indenture).

In the event we pay or distribute our assets to creditors upon a total or partial liquidation, total or partial dissolution or bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment and until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness (except that the holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities and do not provide for the payment of principal prior to the maturity of all senior indebtedness). (Section 14.02 of the subordinated indenture).

If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness and pay it over to them as their interests may appear. (Section 14.04 of the subordinated indenture).

After all senior indebtedness is paid in full and until the subordinated debt securities are paid in full, the rights of the holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness. (Section 14.05 of the subordinated indenture).

As a result of the subordination provisions contained in the subordinated indenture, in the event of default or insolvency, our creditors who are holders of senior indebtedness are likely to recover more, ratably, than the holders of subordinated debt securities. It is important to keep this in mind if you decide to hold our subordinated debt securities.

GECC has substantial unsubordinated borrowings, the majority of which would fall within the definition of senior indebtedness. These borrowings are discussed in “Note 6—Borrowings and Bank Deposits” to GECC’s consolidated financial statements contained in GECC’s Quarterly Report on Form 10- Q for the quarter ended September 30, 2012. In addition, GECC’s derivative instruments are discussed in “Note 11—Financial Instruments” and GECC’s guarantees are discussed in “Note 11—Financial Instruments” and “Note 13—Variable Interest Entities” to such consolidated financial statements. These notes are incorporated herein by reference. GECC may from time to time incur significant additional amounts of senior indebtedness in the form of obligations for purchased money.

Subordination of Junior Subordinated Debentures

The subordination provisions applicable to a particular series of junior subordinated debentures may differ from the following and, if so, such difference will be set forth in the applicable prospectus supplement.

The junior subordinated debentures will be unsecured. The junior subordinated debentures will be subordinate in right of payment to all our senior indebtedness.

The junior subordinated indenture defines “senior indebtedness” to mean:

•

the principal of, premium, if any, and interest on, all our indebtedness for money borrowed, excluding the junior subordinated debentures but including, without limitation, the subordinated notes (defined below);

•

obligations of ours arising from any guaranty, letter of credit or similar credit enhancement (including, without limitation, obligations arising from off-balance sheet guarantees and direct credit substitutes), except where such guaranty, letter of credit or enhancement provides for payment on the junior subordinated debentures or obligations of a trust or similar entity that are payable primarily from payments made on the junior subordinated debentures;

•	obligations of ours associated with derivative products such as interest rate and foreign exchange rate swaps, forward sales of interests in commodities, and similar arrangements; and

•	obligations of ours for purchased money,

in each case, whether outstanding on the date of execution of the junior subordinated indenture or thereafter created, assumed or incurred, and any deferrals, renewals or extensions thereof.

However, the term “senior indebtedness” will not include:

•

any accounts payable or other liability to trade creditors (other than those obligations referenced in the second and third bullet points under the definition of “senior indebtedness” above) arising in the ordinary course of business (including instruments evidencing such liabilities);

•	any indebtedness, guarantee or obligation of ours which is on parity in right of payment with or expressly subordinate or junior in right of payment to the junior subordinated debentures, or

•	any obligations with respect to any capital stock (including, without limitation, common and preferred stock).

We use the term “indebtedness for money borrowed” to include, without limitation, any obligation of ours for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

We use the term “subordinated notes” to include all securities issued under (a) the Seventh Amended and Restated Fiscal and Paying Agency Agreement dated as of July 1, 2005 among GECC, GE Capital Canada Funding Company, GE Capital Australia Funding Pty. Ltd., GE Capital European Funding, GE Capital UK Funding, The Bank of New York Mellon (as successor to JP Morgan Chase Bank, N.A.) and as supplemented by the Supplemental Fiscal and Paying Agency Agreement dated September 15, 2005, or (b) the Amended and Restated Subordinated Debt Indenture, dated as of July 15, 2005, between GECC and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee thereunder, in each case as amended from time to time (provided that the terms of the subordination of payments on amounts due and payable from available funds in such documentation is not altered in any material respect), and other subordinated securities on parity in right of payment with such subordinated notes.

There is no limitation on our ability to issue additional senior indebtedness or subordinated indebtedness that is senior to the junior subordinated debentures. The senior debt securities and the subordinated debt securities constitute senior indebtedness under the junior subordinated indenture.

Under the junior subordinated indenture, no payment may be made by us on the junior subordinated debentures and no purchase, redemption or retirement by us of any junior subordinated debentures may be made in the event:

•	any senior indebtedness has not been paid when due; or

•	the maturity of any senior indebtedness is accelerated as a result of a default;

unless, in either case, the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full. (Section 14.03 of the junior subordinated indenture).

In the event we pay or distribute our assets to creditors upon a total or partial liquidation, total or partial dissolution or bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of junior subordinated debentures are entitled to receive any payment and until the senior indebtedness is paid in full, any payment or distribution to which holders of junior subordinated debentures would be entitled but for the subordination provisions of the junior subordinated indenture will be made to holders of the senior indebtedness (except that the holders of junior subordinated debentures may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the junior subordinated debentures and do not provide for the payment of principal prior to the maturity of all senior indebtedness). (Section 14.02 of the junior subordinated indenture). Because of the subordination provisions, if we become insolvent, holders of senior indebtedness may receive more, and holders of the junior subordinated debentures having a claim thereunder may receive less, than our other creditors. This type of subordination will not prevent an Event of Default from occurring under the junior subordinated indenture.

If a distribution is made to holders of junior subordinated debentures that, due to the subordination provisions, should not have been made to them, those holders of junior subordinated debentures are required to hold it in trust for the holders of senior indebtedness and pay it over to them as their interests may appear. (Section 14.04 of the junior subordinated indenture).

After all senior indebtedness is paid in full and until the junior subordinated debentures are paid in full, the rights of the holders of the junior subordinated debentures will be subrogated to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness. (Section 14.05 of the junior subordinated indenture)

As a result of the subordination provisions contained in the junior subordinated indenture, in the event of default or insolvency, our creditors who are holders of senior indebtedness are likely to recover more, ratably, than the holders of junior subordinated debentures. It is important to keep this in mind if you decide to hold our junior subordinated debentures.

GECC has substantial senior and subordinated borrowings, the majority of which would fall within the definition of senior indebtedness. These borrowings are discussed in “Note 6—Borrowings and Bank Deposits” to GECC’s consolidated financial statements contained in GECC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. In addition, GECC’s derivative instruments are discussed in “Note 11—Financial Instruments” and GECC’s guarantees are discussed in “Note 11—Financial Instruments” and “Note 13—Variable Interest Entities” to such consolidated financial statements. These notes are incorporated herein by reference. GECC may from time to time incur significant additional amounts of senior indebtedness in the form of obligations for purchased money.

Option to Defer Interest Payments on the Junior Subordinated Debentures

If so specified in the terms of a particular series of junior subordinated debentures, we would have the right, at any time and from time to time, to defer all payment of interest on outstanding junior subordinated debentures for such period as may be specified in accordance with the terms of such junior subordinated debentures (any such period, an “extension period”).

Restrictions on Certain Payments under the Junior Subordinated Indenture

If we have, or are deemed to have, exercised our option to defer payments of interest on the junior subordinated debentures, as described above under the heading “—Option to Defer Interest Payments on the Junior Subordinated Debentures,” or junior subordinated debentures remain outstanding and there has occurred and is continuing an Event of Default under the junior subordinated indenture, then we will not, and will not permit any subsidiary of ours to:

•	declare or pay dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any payment on or repurchase or redeem any other subordinated indebtedness of ours that ranks pan i passu with or junior in interest to the junior subordinated debentures; or

•

make any guaranty payments with respect to any subordinated guarantee of ours of the indebtedness of any subsidiary of ours if such guaranty ranks pan i passu with or junior in interest to the junior subordinated debentures.

However, during any period, including any extension period, we shall be permitted to:

•	declare or pay dividends or distributions in our common stock;

•	declare a dividend in connection with the implementation of a stockholders’ rights plan or issue stock under any such plan in the future or redeem or purchase any such rights pursuant thereto; and

•	purchase our common stock related to the issuance of our common stock or rights under any of our benefit plans for our directors, officers or employees.

In addition, where junior subordinated debentures of different series issued under the junior subordinated indenture are subject to extension periods terminating at different times or in other circumstances where the payment of deferred interest cannot be made simultaneously on all junior subordinated debentures subject to an extension period, we will be permitted to make payments of interest due on particular junior subordinated debentures at the end of the extension period with respect thereto, but only if the amounts (not yet due and payable) that will be required to be paid at the close of an extension period with respect to any other series of junior subordinated debentures have been deposited with the trustee and held for application when such amounts become due and payable.

In connection with the issuance of the junior subordinated debentures, GE has covenanted that, if we declare, pay or makes any dividend, distribution or other payment to GE or any of its subsidiaries during an extension period or when an Event of Default has occurred and is continuing, in either case in violation of the restrictions described above, for so long as such restrictions are in effect and are applicable to outstanding junior subordinated debentures issued under the junior subordinated indenture, GE shall promptly return, or cause the return, to us of all such dividends, distributions, and other payments. (Section 4.06 of the junior subordinated indenture).

Governing Law

The indentures and the debt securities are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

We, GE and other affiliates of GE maintain various commercial and investment banking relationships with The Bank of New York Mellon and its affiliates in their ordinary course of business.

The Bank of New York Mellon acts as trustee under (i) the Third Amended and Restated Indenture with us dated as of February 27, 1997, as supplemented by a Supplemental Indenture with us dated as of May 3, 1999, a Second Supplemental Indenture with us dated as of July 2, 2001, a Third Supplemental Indenture with us dated November 22, 2002, a Fourth Supplemental Indenture dated as of August 24, 2007, a Fifth Supplemental Indenture dated as of December 2, 2008 and a Sixth Supplemental Indenture dated as of April 2, 2009 (ii) a Third Amended and Restated Indenture with us dated as of February 28, 1997, as supplemented by a First Supplemental Indenture with us dated as of July 2, 2001, (iii) a Subordinated Debt Indenture with us dated as of July 1, 2005, as amended and restated by an Amended and Restated Subordinated Debt Indenture with us dated as of July 15, 2005, (iv) an Indenture with us dated as of June 3, 1994, as amended and supplemented, and (v) an Indenture with us dated as of September 1, 2006, as supplemented. Upon the issuance of secured senior debt securities, we expect that The Bank of New York Mellon will act as trustee under either or both of (a) an indenture to be executed between us and The Bank of New York Mellon as trustee and (b) an indenture to be executed among us, The Bank of New York Mellon, as trustee, and Wells Fargo Bank Northwest, N.A. as security trustee. The Bank of New York Mellon also acts as trustee under certain other indentures with us. A number of our series of senior and subordinated unsecured notes are presently outstanding under each of the indentures referred to in clauses (i) through (v) above. Debt securities may be issued under any of the indentures referred to in clauses (i), (ii), (iii), (v), (a) and (b) above. The Bank of New York Mellon also acts as trustee under an indenture and subordinated indenture with GE.

DESCRIPTION OF THE PREFERRED STOCK

General

Our Board of Directors has authorized the issuance of preferred stock. The terms of the preferred stock will be stated and expressed in a resolution or resolutions to be adopted by our Board of Directors (or any duly authorized committee of the Board of Directors) consistent with our restated certificate of incorporation. The preferred stock, when issued and sold, will be fully paid and non-assessable and will have no pre-emptive rights.

As of the date of this prospectus, our capital stock as authorized by our sole common stockholder consists of:

•	4,166,000 shares of Common Stock, par value $14.00 per share, and

•	750,000 shares of Preferred Stock, par value $.01 per share.

As of the date of this Prospectus, we have 1,000 shares of Common Stock outstanding and 40,000 shares of Preferred Stock outstanding.

We will describe the particular terms of any series of preferred stock (including preferred stock issued in the form of depositary shares representing interests therein) being offered by use of this prospectus in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares of the series;

•	the amount of liquidation preference, if any;

•	the dividend rights;

•	the dividend rate or rates (or method of determining the dividend rate);

•	the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holders entitled to such dividends;

•	any redemption or sinking fund provisions;

•	any voting or liquidation rights;

•	any conversion or exchange provisions, the conversion or exchange price and any adjustments thereof; and

•	the date or dates on which such shares shall be convertible or exchangeable.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those terms in the prospectus supplement relating to that series of preferred stock. In addition to this summary, you should refer to our restated certificate of incorporation for the complete terms of preferred stock being offered.

We will specify the transfer agent, registrar, dividend disbursing agent and redemption agent for each series of preferred stock in the prospectus supplement relating to that series.

Dividend Rights

If you purchase preferred stock being offered by this prospectus, you will be entitled to receive, when, and as declared by our board of directors, cash or other dividends at the rates, or as determined by the method described in, and on the dates set forth in, the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period. Dividends on the shares of preferred stock will accrue from the date on which we initially issue such series of preferred stock or as otherwise set forth in the prospectus supplement relating to such series. The prospectus supplement relating to a series of preferred stock will describe any adjustments to be made, if any, to the dividend rate in the event of certain amendments to the Internal Revenue Code of 1986, as amended, with respect to the dividends-received deduction.

The dividend payment dates and the dividend periods with respect to our preferred stock will be described in the prospectus supplement relating to such series of our preferred stock.

We may not declare any dividends on any shares of common stock, or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of common stock or make any distribution in respect thereof, whether in cash or property or in obligations or our stock, other than common stock unless:

•	full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of preferred stock and other classes and series of our preferred stock; and

•	we are not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of our preferred stock.

In the event we have outstanding shares of more than one series of our preferred stock ranking equally as to dividends and dividends on one or more of such series of preferred stock are in arrears, we are required to make dividend payments ratably on all outstanding shares of such preferred stock in proportion to the respective amounts of dividends in arrears on all such preferred stock to the date of such dividend payment. You will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on shares of the preferred stock you own. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

Liquidation Rights

In the event of our liquidation, either voluntary or involuntary, dissolution or winding-up, we will be required to pay the liquidation preference specified in the prospectus supplement relating to those shares of preferred stock, plus accrued and unpaid dividends, before we make any payments to holders of our common stock or any other class of our stock ranking junior to that preferred stock. If we do not have sufficient assets to pay the liquidation preference, plus accrued and unpaid dividends, on all classes of preferred stock that rank equally upon liquidation, we will pay holders of the preferred stock proportionately based on the full amount to which they are entitled. Other than their claims to the liquidation preference and accrued and unpaid dividends, holders of preferred stock will have no claim to any of our other remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs, if that transaction does not impair the voting power, preferences or special rights of the holders of shares of preferred stock.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters which arise at any meeting of shareholders. Holders of preferred stock being offered by this prospectus will not be entitled to vote, except as set forth below, in a prospectus supplement or as otherwise required by law.

With respect to our Preferred Stock, in the event that six quarterly dividends (whether or not consecutive) payable on any series of our preferred stock shall be in arrears, the holders of each series of our Preferred Stock, voting separately as a class with all other holders of Preferred Stock with equal voting rights, shall be entitled at our next annual meeting of stockholders (and at each subsequent annual meeting of stockholders), to vote for the election of two of our directors, with the remaining directors to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. Until the arrears in payments of all dividends which permitted the election of such directors shall cease to exist, any director who has been so elected may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the preferred stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. The holders of shares of our Preferred Stock shall no longer be entitled to vote for directors once the past due dividends have all been paid unless dividends later become in arrears again. Once the past due dividends have all been paid, then the directors elected by the preferred stockholders will no longer be directors.

We may not take certain actions without the consent of at least 66 2/3% of the shares of our Preferred Stock, voting together as a single class without regard to series. We need such 66 2/3% consent to:

•

create any class or series of stock with preference as to dividends or distributions of assets over any outstanding series of our Preferred Stock (other than a series which has no right to object to such creation); or

•

alter or change the provisions of our restated certificate of incorporation so as to adversely affect the voting power, preferences or special rights of the holders of shares of our Preferred Stock; provided, however, that if such creation or such alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, series of our Preferred Stock at the time outstanding, consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class, shall be required in lieu of the consent of all holders of two-thirds of our Preferred Stock at the time outstanding.

The prospectus supplement relating to a series of preferred stock will further describe the voting rights, if any, including the number of or proportional votes per share.

Redemption

The applicable prospectus supplement will indicate whether the series of preferred stock being offered is subject to redemption, in whole or in part, whether at our option or mandatorily or otherwise and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock being offered, including the redemption dates and the redemption prices for that series will be set forth in the prospectus supplement.

If we fail to pay dividends on any series of preferred stock we may not redeem that series in part and we may not purchase or otherwise acquire any shares of such series other than by a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

Conversion Rights

No series of preferred stock will be convertible into our common stock.

DESCRIPTION OF DELAYED DELIVERY CONTRACTS

We may issue delayed delivery contracts for the purchase or sale of our debt securities or equity securities or securities of third parties including any of our affiliates, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

We may issue delayed delivery contracts obligating holders to purchase from us, and obligating us to sell to holders, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. Alternatively, we may issue delayed delivery contracts obligating us to purchase from holders, and obligating holders to sell to us, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. We may satisfy our obligations, if any, with respect to any delayed delivery contract by delivering the subject securities or by delivering the cash value of such delayed delivery contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a delayed delivery contract.

The delayed delivery contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The delayed delivery contracts may require holders thereof to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement.

Alternatively, delayed delivery contracts may require holders to satisfy their obligations thereunder when the delayed delivery contracts are issued as described in the applicable prospectus supplement.

DESCRIPTION OF TRUST PREFERRED OR CAPITAL SECURITIES

One or more trust entities which we would create for that purpose may issue from time to time their “preferred” or “capital” securities. We would own the common interests in the trusts and our employees would administer them. The proceeds of the sale of a trust’s securities would be used to purchase debt securities we would issue to the trust. These securities would likely be subordinated debt securities. Interest and other payments by us under the subordinated debt securities would be the trust’s sole source of revenue. We would also guarantee payments on the trust’s securities to the extent it had funds on hand available for the purposes at that time. If we determine that trust securities will be issued, this registration statement will be amended to add the trust or trusts as registrants, to provide additional information with respect to the trust securities, the debt securities to be issued to the trust and the guarantees. The trust agreement and guarantee forms would also be filed as exhibits.

DESCRIPTION OF SUPPORT OBLIGATIONS AND INTERESTS THEREIN

General

Support obligations issued under this prospectus may include guarantees and letters of credit that are issued in connection with, and as a means of underlying credit support for, any part of a fixed or contingent payment obligation of primary securities issued by third parties. The issuers of the primary securities may or may not be affiliated with us. A holder of a primary security will also hold uncertificated interests in the related support obligation, representing the credit enhancement of the holder’s primary security afforded by the related support obligation.

The terms and conditions of any support obligations and related interests will be determined by the terms and conditions of the related underlying securities, and may vary from the general descriptions set forth below. A complete description of the terms and conditions of any support obligations and related interests issued pursuant to this prospectus will be set forth in the accompanying prospectus supplement. Any support obligations will be issued pursuant to an Indenture, between us and the Bank of New York Mellon, dated as of June 3, 1994, as supplemented by a First Supplemental Indenture dated as of February 1, 1997 and a Second Supplemental Indenture dated as of July 2, 2001.

Unless otherwise specified in the applicable prospectus supplement, any support obligations and related interests will be unsecured and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The terms of a particular support obligation may provide that a different support obligation may be substituted therefor, upon terms and conditions described in the applicable prospectus supplement, provided that such substitution is carried out in conformity with the Securities Act of 1933 and the rules and regulations thereunder. Unless otherwise specified in the accompanying prospectus supplement, each support obligation will be governed by the laws of the State of New York. No document or instrument will (i) limit the amount of support obligations or interests that may be issued, or (ii) contain any provisions that limit our ability to incur indebtedness or that afford holders of support obligations or interests protection in the event GE, as our ultimate stockholder, causes us to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Guarantees

Guarantees that we issue from time to time under this prospectus for the benefit of holders of specified underlying securities will generally include the following terms and conditions, plus any different or additional terms specified in the accompanying prospectus supplement.

The guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GECC, the issuer of the applicable underlying security or otherwise.

Letters of Credit

The direct-pay letters of credit we issue from time to time under this prospectus relating to specified underlying securities shall include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

Any letter of credit will be our direct-pay obligation issued for the account of the holders of the applicable underlying securities or, in certain cases, an agent acting on behalf of the issuer of the applicable underlying securities or a trustee acting on behalf of the holders. The letter of credit will be issued in an amount that corresponds to principal and, if applicable, interest and other payments payable with respect to the applicable underlying securities. Drawings under the letter of credit will reduce the amount available under the letter of credit, but drawings of a recurring nature (such as interest) will automatically be reinstated following the date of repayment provided that the letter of credit has not otherwise expired.

The letter of credit will expire at a date and time specified in the accompanying prospectus supplement, and will also expire upon the earlier occurrence of certain events, as described in the accompanying prospectus supplement.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. As a result of our business, we and our current and future affiliates may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available, including, without limitation, the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption ‘). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Fred A. Robustelli, Associate General Counsel—Treasury and Assistant Secretary, will provide an opinion regarding the validity of the securities for us. Mr. Robustelli beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE’s common stock.

EXPERTS

The consolidated financial statements and schedule of GECC as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated herein by reference from the Form 8-K filed by GECC on May 4, 2012 have been so incorporated by reference herein in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2011 consolidated financial statements contains an explanatory paragraph stating that, as discussed in Note 1 to the consolidated financial statements, GECC, in 2010, changed its method of accounting for consolidation of variable interest entities and, in 2009, changed its method of accounting for impairment of debt securities, business combinations and noncontrolling interests.

General Electric Capital Corporation

$   Floating Rate Senior Secured Notes Due 2015
$  % Senior Secured Notes Due 2015
$  % Senior Secured Notes Due 2019

Sole Structuring Agent
Goldman, Sachs & Co.

Joint Book-Running Managers

Goldman, Sachs & Co.	Citigroup

Prospectus Supplement

 , 2012